As filed with the U.S. Securities and Exchange Commission on July 27, 2026

Registration No. 333-292902

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

Amendment No. 1
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________________

GA SAI TONG ENTERPRISE LIMITED
(Exact Name of Registrant as Specified in its Charter)

_________________________

Cayman Islands	5812	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Fifth Floor of Kam Lung Commercial Centre
No. 2 Hart Avenue, Kowloon, Hong Kong
+852-2981 1688
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________

Copies to:

Lawrence S. Venick, Esq. 10100 Santa Monica Boulevard, Suite 2200 Los Angeles, CA 90067 Telephone: +1 310 728-5129	Benjamin Tan, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 26th Floor, New York, NY 10036 Telephone: 212-930-9700

_________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED JULY 27, 2026

GA SAI TONG ENTERPRISE LIMITED

6,250,000 ORDINARY SHARES

This is an initial public offering (“Offering”) of Ordinary Shares, par value US$0.0001 per share (“Ordinary Shares”) of Ga Sai Tong Enterprise Limited (“GST Cayman”), a Cayman Islands exempted company with limited liability. We are offering 6,250,000 Ordinary Shares of GST Cayman, on a firm commitment basis. No public market currently exists for our Ordinary Shares. The initial public offering price is expected to be between $4.00 and $6.00 per Ordinary Share. We have applied to list our Ordinary Shares on the NYSE American under the symbol “GST” on NYSE American LLC. At this time, NYSE American has not yet approved our application to list our Ordinary Shares. The closing of this Offering is conditioned upon NYSE American’s final approval of our listing application. However, there is no assurance that this Offering will be closed and our Ordinary Shares will be trading on the NYSE American. If the NYSE American does not approve our listing application this initial public offering will be terminated.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and a “foreign private issuer” and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” and “Risk Factors” on pages 10 and 16, respectively.

Upon completion of this offering, our issued and outstanding shares will consist of 16,250,000 Ordinary Shares, assuming the underwriters do not exercise their over-allotment option to purchase additional Shares, or 17,187,500 Ordinary Shares, assuming the over-allotment option is exercised in full. Upon completion of this offering, our Controlling Shareholders will be the beneficial owners of an aggregate of 5,000,000 Ordinary Shares and 5,000,000 Ordinary Shares, respectively, which will represent 30.77% and 30.77%, respectively, of the then total issued and outstanding Ordinary Shares assuming that the underwriters do not exercise their over-allotment option, 29.09% and 29.09%, respectively, of the total voting power, assuming that the over-allotment option is exercised in full. As a result, we will be a “controlled company” as defined under the NYSE American Company Guide and, therefore, eligible for certain exemptions from the corporate governance requirements of the NYSE American Company Guide. Further, if we cease to be a foreign private issuer, we intend to rely on these exemptions. Furthermore, the Controlling Shareholders will be able to exert significant control over our management and affairs, including approval of significant corporate transactions. For additional information, see “Risk Factors — Risks Related to Our Shares — Our Controlling Shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders” on page 34 for further details.

We are not a Hong Kong operating company, but an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our operating companies in Hong Kong, Akai Honoo Capital Limited (“Akai Honoo Capital”), French Fries Creativework (“French Fries Creativework”), Wonderful Concept Investment Limited (“Wonderful Concept”), Aurea Studio Limited (“Aurea Studio”) and Nexa Design Limited (“Nexa Design”) (together, “Hong Kong Operating Subsidiaries”). This is an offering of the Ordinary Shares of Ga Sai Tong Enterprise Limited, the holding company in the Cayman Islands, instead of the shares of Akai Honoo Capital, French Fries Creativework, Wonder Concept, Aurea Studio and Nexa Design. References to the “Company”, “we”, “us”, and “our” in this prospectus are to GST Cayman, the Cayman Islands entity that will issue the Ordinary Shares being offered. References to Akai Honoo Capital, French Fries Creativework and Wonder Concept in this prospectus are to the Hong Kong Operating Subsidiaries operating the business and generating all of the revenue and profit stated in the consolidated financial statements of the Company. Investors in our Ordinary Shares should be aware that they may never hold equity interests in the Hong Kong Operating Subsidiaries directly. Investors are purchasing equity solely in GST Cayman, our Cayman Islands holding company, which owns equity interests in the Hong Kong Operating Subsidiaries. Because of our corporate structure, we, as well as our investors are subject to unique risks due to uncertainty of the interpretation and the application of PRC laws and regulations. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. We may also be subject to sanctions imposed by PRC regulatory agencies, including the China Securities Regulatory Commission (“CSRC”), if we fail to comply with their rules and regulations. PRC regulatory authorities could disallow our operating structure in the future, and this would likely result in a material change in our operations in Hong Kong and/or the value of our securities, which could cause the value of such securities to significantly decline or become worthless. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of risks facing the Company and the Offering as a result of this structure.

There are legal and operational risks associated with being based in and having the majority of our operations in Hong Kong. The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene or influence our operations at any time. Such government actions could result in a material change in our operations and/or the value of the securities we are registering for sale; could significantly limit or completely hinder our ability to continue our operations; could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors; and may cause the value of our securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of the securities we are registering for sale” on page 26 for further details.

The PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity (“VIE”) structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We do not believe, and our PRC Counsel, China Commercial Law Firm, agrees, that we are directly subject to these regulatory actions or statements, as (i) we do not operate in mainland China; (ii) pursuant to the Basic Law of Hong Kong (“Basic Law”), being a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong); (iii) we do not have a VIE structure; and (iv) our business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on our daily business operations or our ability to accept foreign investments and list on a U.S. exchange. Any change in foreign investment regulations, and other policies in China or related enforcement actions by the PRC government could result in a material change in our operations and/or the value of the securities we are registering for sale and could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors or cause the value of our securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Uncertainties with respect to the PRC legal system, including risks and uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in the PRC with little advance notice could result in a material change in our operations and/or the value of the securities we are registering for sale” and “Risk Factors — Risks Related to Doing Business in Hong Kong — The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of the securities we are registering for sale.” on pages 26 and 27, respectively, for further details.

Our Ordinary Shares may be prohibited from being trading on a national securities exchange or in the over-the-counter market in the United States if the Public Company Accounting Oversight Board (“PCAOB”) is unable to inspect our auditors for two consecutive years. The Holding Foreign Companies Accountable Act (the “HFCA Act”) was enacted on December 18, 2020. Pursuant to the HFCA Act, if the U.S. Securities and Exchange Commission (“SEC”) determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB, for three consecutive years beginning in 2021, the SEC may prohibit our Ordinary Shares from being traded on a national securities exchange or in the over-the-counter market in the United States. On December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act (the “AHFCA Act”) was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on a national securities exchange or in the over-the-counter market in the United States if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by the former President of the U.S., Mr. Joe Biden, which contained, among other things, an identical provision to the AHFCA Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on a national securities exchange or in the over-the-counter market in the United States if its auditor is not subject to PCAOB inspections for two consecutive years instead of three years. On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made its determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfils its responsibilities under the HFCA Act. The report further listed in its Appendix A and Appendix B, Registered Public Accounting Firms Subject to the mainland China Determination and Registered Public Accounting Firms Subject to the Hong Kong Determination, respectively. Our auditor, SRCO, C.P.A., Professional Corporation, located at Amherst, New York, registered with the PCAOB, and has been inspected by the PCAOB on a regular basis, with the last inspection in 2023. Our auditor is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. In addition, our auditors did not appear as part of the PCAOB’s report of determinations under the lists in Appendix A or Appendix B of the report issued by the PCAOB on December 16, 2021. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong and taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and has resumed regular inspections since March 2023. The PCAOB is continuingly pursuing ongoing investigations and may initiate new investigations as needed The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed. As a result, the time period before the Company’s securities may be prohibited from trading or delisted has been decreased accordingly. Notwithstanding the foregoing, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause our securities to be delisted from the stock exchange. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. See “Risk Factors — Recent joint statements by the SEC and PCAOB and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.”

We conduct all of our operations in Hong Kong through our Hong Kong Operating Subsidiaries. Our Hong Kong Operating Subsidiaries are our only operating subsidiaries located in Hong Kong. However, cash may be transmitted from our Hong Kong Operating Subsidiaries to GST Cayman and between our Hong Kong Operating Subsidiaries. For more details, refer to section captioned “Transfers of Cash To and From Our Subsidiaries.” There is no limitation on the ability to transfer cash between us, our subsidiaries, and investors. We have no cash management policies that dictate how funds are transferred between us, our subsidiaries, and investors. As of the date of this prospectus, our subsidiaries have not experienced any difficulties or limitations on their ability to transfer cash between each other; they do not maintain cash management policies or procedures dictating the amount of such funding or how funds are transferred. There can be no assurance that the PRC government will not intervene or impose restrictions to prevent the cash maintained in Hong Kong from being transferred out or restrict the deployment of the cash into our business or for the payment of dividends. See “Risk Factors — We are a holding company and our ability to pay dividends is primarily dependent upon the earnings of, and distributions by, our Hong Kong Operating Subsidiaries” on page 23, “Dividend Policy”, “Summary Consolidated Financial Data”, and “Consolidated Statements of Change in Shareholders’ Equity in the Report of Independent Registered Public Accounting Firm for further details.”

Cash may be transferred through our organization in the following manner: (i) funds are transferred to Hong Kong Operating Subsidiaries, from GST Cayman in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by Hong Kong Operating Subsidiaries to GST Cayman.

During the years ended December 31, 2025 and 2024, we and our Hong Kong Operating Subsidiaries have not declared nor distributed any dividend. On March 18, 2025, the Hong Kong Operating Subsidiaries declared and distributed a dividend of HK$10.7 million (approximately US$1.4 million) to their then shareholders. Save as the aforementioned, we and our Hong Kong Operating Subsidiaries have not declared nor distributed any dividend after December 31, 2024 and up to the date of this prospectus. Save as the aforementioned, during the years ended December 31, 2025 and 2024 and up to the date of this prospectus, no transfers or distributions have been made between us and our Hong Kong Operating Subsidiaries or to investors. We intend to retain all available funds and future earnings, if any, for operation and business development, however, we may pay dividends on our Ordinary Shares in the foreseeable future. As we are a holding company, our ability to make dividend payments, if any, would be contingent upon our receipt of funds from our Hong Kong Operating Subsidiaries through an intermediate holding company.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 16 of this prospectus to read about factors you should consider before buying our Ordinary Shares.

	Per Ordinary Share	Total
Initial public offering price	$	$
Underwriters’ discounts (7.5% underwriting discount)(1)	$	$
Proceeds to us (before expenses)	$	$

____________

(1)      Represents underwriting discounts equal to 7.5% of each Ordinary Share’s public offering price.

(2)      In addition to the underwriting discounts listed above, we have agreed to pay, upon closing of this Offering, (i) a 1.0% of gross proceeds as non-accountable expense allowance, and (ii) up to $250,000 in certain underwriters’ legal counsel fees and out-of-pocket expenses. See “Underwriting” for additional information regarding total underwriter compensation.

We expect our total cash expenses for this Offering (including cash expenses payable to the underwriters for their out-of-pocket expenses) to be approximately US$1,026,064, exclusive of the above discounts and commissions. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

We have also agreed to issue, upon closing of this Offering (the “Closing”), warrants to Craft Capital Management LLC, as representative of the several underwriters (the “Representative”), exercisable after Closing until the date that is five years after the commencement of sales in this Offering, entitling the Representative to purchase 7.0% of the total number of Ordinary Shares sold in this Offering (including any Ordinary Shares sold as a result of the exercise of the underwriters’ over-allotment option) at a per share price equal to 125% of the public offering price (the “Underwriters’ Warrants”). The registration statement of which this prospectus is a part also covers the Underwriters’ Warrants and the Ordinary Shares issuable upon the exercise thereof. See “Underwriting” for additional information regarding total underwriter compensation.

This Offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the Ordinary Shares if any such shares are taken. If we complete this Offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the Ordinary Shares to purchasers against payment on [    ], 2026.

The date of this prospectus is [    ], 2026.

Through and including [    ], 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

You should rely only on the information contained in this prospectus and any related free-writing prospectus that we authorize to be distributed to you. We have not authorized any person, including any underwriter, to provide you with information different from that contained in this prospectus or any related free-writing prospectus that we authorize to be distributed to you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, our Ordinary Shares in any state or jurisdiction where such offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares offered hereby. Our business, financial condition, results of operations, and prospects may have changed since that date. We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our Ordinary Shares means that information contained in this prospectus is correct after the date of this prospectus.

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You may lose all of your investment in our Ordinary Shares. If you are uncertain as to our business and operations or you are not prepared to lose all of your investment in our Ordinary Shares, we strongly urge you not to purchase any of our Ordinary Shares. We recommend that you consult legal, financial, tax, and other professional advisors or experts for further guidance before participating in the offering of our Ordinary Shares as further detailed in this prospectus.

We do not recommend that you purchase our Ordinary Shares unless you have prior experience with investments in capital markets, possess basic knowledge of the restaurant industry, and have received independent professional advice.

Market and Industry Data

This prospectus includes statistics, other data and descriptive information relating to markets, market sizes, and other industry data pertaining to our business that we have obtained from industry publications and surveys, government publications and other information available to us. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third party sources nor have we ascertained the underlying economic assumptions relied upon therein. Market data and statistics are inherently predictive and speculative and are not necessarily reflective of actual market conditions. Such statistics are based on market research, which itself is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products and transactions should be included in the relevant market. In addition, the value of comparisons of statistics for different markets is limited by many factors, including that (i) the markets are defined differently, (ii) the underlying information was gathered by different methods, and (iii) different assumptions were applied in compiling the data. Accordingly, the market statistics included in this prospectus should be viewed with caution. We believe that information from these industry publications included in this prospectus is reliable.

Trademarks, Service Marks, and Trade Names

Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus are without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks, and trade names of others, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•        “$” OR “US$” or “U.S. dollars” refers to the legal currency of the United States;

•        “China” or the “PRC” refers to the People’s Republic of China, including the special administrative regions of Hong Kong, Macau and Taiwan. For reference to specific laws and regulations adopted by the PRC, the definition of “China” or the “PRC” refers to the People’s Republic of China, excluding Hong Kong, Macau and Taiwan;

•        “Companies Act” refers to the Companies Act (as revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time;

•        “Controlling Shareholders” refer to the ultimate beneficial owner of the Company, Ga Sai Tong Limited, which is owned by Mr. Wai Kit Ng, and Ga Sai Tong Capital Limited, which is owned by the sibling of Mr. Wai Kit Ng. See “Management” and “Principal Shareholders” for more information;

•        “Cundi” refers to Cundi Solution Limited, an independent market research agency, which is an independent third party;

•        “HKD,” “HK$” or “HK Dollar(s)” refers the legal currency of Hong Kong;

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•        “Hong Kong laws” refers to all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law in Hong Kong;

•        “Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

•        “mainland China” refers to the People’s Republic of China (excluding Hong Kong, Macau and Taiwan);

•        “Memorandum and Articles” refers to our amended and restated memorandum of association and articles of association adopted on July 16, 2026;

•        “Ordinary Shares” are to the ordinary shares, par value of US$0.0001 per share, of Ga Sai Tong Enterprise Limited;

•        “PRC Counsel” refers to China Commercial Law Firm;

•        “PRC government” or “PRC authorities”, or variations of such words or similar expressions, refer to the central, provincial, and local governments of all levels in mainland China, including regulatory and administrative authorities, agencies and commissions, or any court, tribunal or any other judicial or arbitral body in mainland China;

•        “PRC laws” or “PRC regulations,” or variations of such words or similar expressions, refers to all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law in mainland China;

•        “shares”, “Shares”, or “Ordinary Shares” refer to the Ordinary Shares of GST Cayman;

•        “U.S.” means the United States of America; and

•        “we”, “us”, or the “Group” in this prospectus refers to GST Cayman and its subsidiaries, unless the context otherwise indicates.

GST Cayman is a holding company with operations conducted in Hong Kong through its Hong Kong Operating Subsidiaries. Our Hong Kong Operating Subsidiaries’ reporting currency is HK$. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars in this prospectus were calculated at US$1= HK$7.7956 for the fiscal year ended December 31, 2025 or US$1= HK$7.7833 as at December 31, 2025 and US$1=HK$7.8030 for the fiscal year ended December 31, 2024 or US$1= HK$7.7734 as at December 31, 2024. No representation is made that the HK$ amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before making your investment decision. Before investing in our Ordinary Shares, you should carefully read this entire prospectus, including our financial statements and the related notes thereto and the information set forth under “Risk Factors,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

Overview

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands on January 15, 2025, as a holding company. We conduct our operation through our wholly-owned Hong Kong Operating Subsidiaries, namely Akai Honoo Capital, French Fries Creativeworks, Wonder Concept, Aurea Studio and Nexa Design. We are an established restaurant group in Hong Kong serving a variety of cuisines such as Japanese yakitori, French-Japanese fusion and authentic Japanese sashimi/sushi cuisines. As of the date of this prospectus, we operate three restaurants, namely Akai Honoo, Ankoma and Kuno, located at commercial premises in Tsim Sha Tsui and Causeway Bay of Hong Kong.

Our portfolio of restaurants caters to guests from different backgrounds and with different preferences. Our offerings range from day-to-day catering to fine-dining experience. The following images set out our different brands and cuisine style of each restaurant in our portfolio:

Akai Honoo Japanese yakitori	Ankoma French-Japanese fusion

Kuno Japanese

We strive to offer our guests an unforgettable dining experience based on creativity, authenticity, elegance and innovation. Our restaurants are highly recognized in Hong Kong. Ankoma was featured in the Michelin Guide Hong Kong in 2025, applauded for its butter-aged lobster and three-yellow roast chicken. Ankoma was also listed in “The 50 best restaurants in Hong Kong” on Time Out (Hong Kong) in December 2024, praising its sensational French-Japanese cuisine. Akai Honoo, Ankoma and Kuno are highly-rated on Openrice, a widely-used food and restaurant guide website in Hong Kong, with an average rating of 4.5/5.0 as of December 31, 2025.

We, through our Hong Kong Operating Subsidiaries, have achieved progressive growth in our business. For each of the fiscal years ended December 31, 2025 and 2024, our total revenue was approximately US$2.8 million and US$2.3 million, respectively. Each of the fiscal years ended December 31, 2025 and 2024, our net income was approximately US$0.6 million and US$0.8 million, respectively.

According to the Cundi Report, the total revenue of Hong Kong’s restaurant industry in the fourth quarter of 2024 was estimated at HK$276 billion, reflecting a 0.4% year-on-year increase. For the full year, the restaurant market size reached approximately HK$1,094 billion, marking a marginal increase compared to the previous year. The fine-dining segment in Hong Kong represents a significant portion of the restaurant industry, driven by both local affluent customers and the city’s status as an international tourist hub. The market is expected to grow at a rate slightly higher than the overall restaurant industry in the coming years. Looking ahead, the restaurant market is projected to grow over the next five years. This growth will be driven by the recovery in tourism, urbanization and increasing disposable income, technological integration, health and sustainability trends and experiential dining.

Competitive Strengths

We believe that the following strengths have contributed to our success and differentiate us from our peers:

•        Our portfolio of restaurants is highly recognized in Hong Kong;

•        We are committed to quality ingredients and innovative menu; and

•        We have an experienced and professional management team.

Our Strategy

Our principal growth strategies include further strengthening our market position and increasing our market share in the Hong Kong restaurant industry. We intend on achieving this growth by actively seeking new opportunities on expansion. To achieve these goals, we plan on implementing the following strategies:

•        Further expand our portfolio of restaurants;

•        Recruit and cultivate future talents; and

•        Upgrade the facilities of our existing restaurants.

Challenges, Competition and Obstacles

According to the Cundi Report, we face the following challenges, competition and obstacles:

•        High Capital Investment: The costs associated with opening and maintaining a restaurant, particularly in prime locations, are considerable.

•        Regulatory Requirements: Hong Kong has strict food safety and health regulations, including hygiene standards, food labeling, and environmental health laws that businesses must comply with.

•        Strong Competition: Hong Kong’s restaurant market is saturated, with thousands of establishments across various categories.

•        Labor Shortages and Skills Gap: The restaurant industry in Hong Kong, especially in fine-dining, faces challenges related to the recruitment and retention of skilled labor, including chefs and restaurant management staff.

•        Supply Chain and Import Reliance: Many high-end restaurants in Hong Kong rely on imported goods and specialized ingredients. Fluctuations in the supply chain or disruptions caused by global economic conditions (e.g., shipping delays, increased tariffs) can affect operational stability.

•        Changing Consumer Behavior: The shift in consumer preferences, influenced by economic cycles and changing lifestyles, can impact restaurant success.

Corporate Structure

We are not a Hong Kong or a mainland China operating company, but an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our Hong Kong Operating Subsidiaries. This is an offering of the Ordinary Shares of GST Cayman, the holding company in the Cayman Islands, instead of the shares of the Hong Kong Operating Subsidiaries.

Because we are incorporated under the laws of the Cayman Islands, you may encounter difficulty protecting your interests as a shareholder, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Enforceability of Civil Liabilities” for more information.

The chart below illustrates our corporate structure and identifies our subsidiaries prior to and after our Group’s initial public offering:

Wai Kit NG
Wai Lam NG
100%
100%
Ga Sai Tong Limited
British Virgin Islands
Ga Sai Tong Capital Limited
British Virgin Islands
Public Shareholding
Pre-Offering: 50.00%
Post-Offering: 30.77%
Pre-Offering: 50.00%
Post-Offering: 30.77%
Pre-Offering: 0.00%
Post-Offering: 38.46%
Ga Sai Tong Enterprise Limited
Cayman Islands
100%
100%
100%
100%
100%
Akai Honoo Capital Limited
Hong Kong
French Fries Creativeworks Limited
Wonderful Concept Investment Limited
Hong Kong
Aurea Studio Limited
Hong Kong
Nexa Design Limited
Hong Kong

For more details, see “Our Corporate History and Structure” section.

Transfers of Cash To and From Our Subsidiaries

We conduct all of our operations in Hong Kong through our Hong Kong Operating Subsidiaries. Hong Kong Operating Subsidiaries are our only operating subsidiaries located in Hong Kong. During the years ended December 31, 2025 and 2024, we and our Operating Subsidiaries have not declared nor distributed any dividend. On March 18, 2025, the Hong Kong Operating Subsidiaries declared and distributed a dividend of HK$10.7 million (approximately US$1.4 million) to their then shareholders. Save as the aforementioned, we and our Hong Kong Operating Subsidiaries have not declared nor distributed any dividend after December 31, 2024 and up to the date of this prospectus. Save as the aforementioned, during the years ended December 31, 2025 and 2024 and up to the date of this prospectus, no transfers or distributions have been made between us and our Hong Kong Operating Subsidiaries or to investors. Cash may be transferred through our organization in the following manner: (i) funds are transferred to our Hong Kong Operating Subsidiaries from GST Cayman in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by our Hong Kong Operating Subsidiaries to GST Cayman. We intend to retain all available funds and future earnings, if any, for operation and business development, however, we may pay dividends on our Ordinary Shares in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. Further, cash may be transmitted from our Hong Kong Operating Subsidiaries to GST Cayman and between our Hong Kong Operating Subsidiaries. For more details, see section captioned “Related Party Transactions” in this prospectus.

We are not prohibited under the laws of the Cayman Islands to provide funding to our operating subsidiaries through loans and/or capital contributions without restriction on the amount of the funds loaned or contributed.

Cayman Islands.    Subject to Cayman law, the Companies Act and our Memorandum and Articles, our board of directors may from time to time declare dividends in any currency to be paid to our members. Subject to a solvency test, as prescribed in the Companies Act, and the provisions, if any, of the memorandum and articles of association of an exempted company incorporated in the Cayman Islands, an exempted company incorporated in the Cayman Islands may pay dividends and distributions out of its share premium account. In addition, based upon English case law that is likely to be persuasive in the Cayman Islands, dividends may be paid out of profits.

Hong Kong.    Under Hong Kong law, dividends may only be paid out of distributable profits (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves. Dividends cannot be paid out of share capital. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollars into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on foreign exchange to transfer cash between the Company and its Hong Kong Operating Subsidiaries, across borders and to U.S. investors, nor are there any restrictions or limitations on distributing earnings from our business and Hong Kong Operating Subsidiaries to the Company and U.S. investors. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

As we are a holding company, our ability to make dividend payments, if any, would be contingent upon our receipt of funds from our Hong Kong Operating Subsidiaries through our intermediate holding company. There is no limitation on the ability to transfer cash between us, our subsidiaries, and investors. We have no cash management policies that dictate how funds are transferred between us, our subsidiaries, and investors. As of the date of this prospectus, our Hong Kong Operating Subsidiaries have not experienced any difficulties or limitations on their ability to transfer cash between each other; they do not maintain cash management policies or procedures dictating the amount of such funding or how funds are transferred.

For more information, see “Dividend Policy,” “Risk Factors”, “Summary Financial Data” and “Consolidated Statements of Changes in Shareholders’ Equity” in the unaudited financial statements for the audited financial statements for the years ended December 31, 2025 and 2024 contained in this prospectus.

Permission Required from Hong Kong Authorities

Hong Kong is a special administration region of China, having its own governmental and legal system that is independent from mainland China, and as a result, has its own distinct rules and regulation. The Hong Kong Operating Subsidiaries are our operating subsidiaries in Hong Kong. According to the legal opinion issued by our Hong Kong counsel, David Fong & Co., Solicitors, we, including our Hong Kong Operating Subsidiaries have received all requisite permissions or approvals from the Hong Kong authorities to operate our business, including but not limited to obtaining a relevant certificates of incorporation, business licenses, general restaurant licenses and liquor licenses, and that we, including our Hong Kong Operating Subsidiaries are not required to obtain any permission or approval from the Hong Kong authorities to offer the Ordinary Shares of GST Cayman to foreign investors. Further, uncertainties still exist due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future. Should there be any change in applicable laws, regulations, or interpretations, and we or any of our subsidiaries are required to obtain such permissions or approvals in the future, we will strive to comply with the then applicable laws, regulations, or interpretations. In the event that we, including our Hong Kong Operating Subsidiaries (i) do not receive or fail to maintain such permissions or approvals in the future, (ii) inadvertently conclude that relevant permissions or approvals were not required, or (iii) are required to obtain such permissions or approvals in the future following applicable laws, regulations, or interpretation changes, any action taken by the Hong Kong government could significantly limit or completely hinder our operations and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

Permission Required from Mainland China Authorities

The PRC government has recently indicated that it may exert more control or influence over offerings of securities conducted overseas. Pursuant to the advice from David Fong & Co., Solicitors, pursuant to the Basic Law of Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong). The management understands that as of the date of this prospectus, we are not subject to cybersecurity review with the

Cyberspace Administration of China (“CAC”) to conduct business operations in China, given that: (i) we do not operate any network platform or provide any network service for individual users, (ii) all the customers and suppliers of our Hong Kong Operating Subsidiaries are enterprises, (iii) we do not possess a large amount of personal information in our business operations, (iv) we are not recognized as “operators of critical information infrastructure” by any authentic authority, (v) we have not been involved in any investigations initiated by the CAC, nor have we received any inquiry, notice, warning, or sanction in such respect. Nevertheless, the Measures for Cybersecurity Review (2021 version) was recently adopted and the Network Internet Data Protection Draft Regulations is in the process of being formulated and the interpretation and application of these regulations remain unclear. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC, or other PRC governmental authorities required for the conduct of our business operations and overseas listings, including this Offering.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. The Trial Measures, together with the Guidance Rules and Notice, reiterate the basic supervision principles by providing substantially requirements for filings of overseas offering and listing by domestic companies. Under the Trial Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. Based on the understanding of the relevant PRC laws and regulations of our PRC Counsel, China Commercial Law Firm, as of the date of this prospectus, our Offering will not be identified as an indirect overseas issuance. The Trial Measures provides that only if the issuer meets both of the following criteria at the same time, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China.

In light of the foregoing and based on the opinion of our PRC Counsel, we believe that the listing of our Ordinary Shares on The NYSE American (“NYSE American”) does not constitute an “indirect overseas offering and listing by PRC domestic companies” and that we are not required to complete the filing procedures as stipulated by the Trial Measures because (i) the Company’s operating revenue, total profit, total assets and net assets were derived and located outside mainland China for the years ended December 31, 2025 and 2024, (ii) the main parts of the Company’s business activities are neither carried out in mainland China, nor is its main place of business located in mainland China, and (iii) none of the members of the senior management team in charge of our business operation and management are Chinese citizens or domiciled in mainland China.

Notwithstanding the foregoing, if we or our Hong Kong Operating Subsidiaries (i) do not receive or maintain such relevant permissions or approvals, (ii) inadvertently conclude that such relevant permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this Offering into China or take other actions that could have a material adverse effect on our business as well as the trading price of our Ordinary Shares. We could be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of our Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Further, the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, require an overseas special purpose vehicle formed for offering purposes through acquisitions of PRC domestic companies and controlled by PRC persons or entities with shares of the offshore special purchase vehicles to obtain the approval of the CSRC prior to the offering and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on the opinion of our PRC Counsel, the Management understands that we will not be required to submit an application to the CSRC for the approval of this Offering and trading of our Ordinary Shares because (i) our Hong Kong Operating Subsidiaries were not established through a merger or requisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules, (ii) our Hong Kong Operating Subsidiaries are non-mainland China entities, and they have not been controlled by a non-PRC persons since its incorporation, (iii) pursuant to the Basic Law of Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong), and (iv) the CSRC currently has not issued any definitive rule or interpretation concerning whether an offering like ours under this document is subject to this regulation. However, uncertainties still exist as to how the M&A Rules will be interpreted or implemented, and the opinion of our mainland China counsel is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. If CSRC approval is required, it is uncertain whether we can or how long it will take us to obtain the approval and, even if we obtain such CSRC approval, such CSRC approval could be rescinded. We cannot assure you that relevant PRC government authorities, including the CSRC, would reach the same conclusion as our mainland China counsel.

Summary of Risk Factors

Investing in our Ordinary Shares involves risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our Ordinary Shares. If any of these risks actually occur, our business, financial condition, or results of operations could be materially and adversely affected. In such case, the trading price of our Ordinary Shares would likely decline, their liquidity could drop significantly and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

Risks Related to Our Business

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may materially and adversely affect our business, financial condition, results of operations, cash flows and prospects. These risks include, but are not limited to, the following:

•        Our financial results depend significantly on the success of our existing restaurants and new restaurants.

•        We may not be able to successfully manage and market our restaurants and any damage to our brands could materially and adversely affect our business and results of operations.

•        Instances of food contamination and any failure to maintain effective quality control procedures of our restaurants could harm our reputation and adversely affect our business.

•        Our business could be adversely affected by difficulties in retaining our staff and rising labor costs.

•        Our operations are susceptible to increases in purchase costs for food and beverage ingredients, which could adversely affect our profitability and results of operations.

•        If our suppliers fail to deliver at competitive prices or in a timely manner, we may experience supply shortages and increased costs.

•        We require various approvals, licenses and permits to operate our restaurant business and any failure to obtain or renew any of these approvals, licenses and permits could materially and adversely affect our business and results of operation.

•        Our results of operation may be materially and adversely affected by a downturn in Hong Kong, mainland China or the global economy.

Risks Related to Doing Business in Hong Kong

A substantial part of our business is conducted in Hong Kong, where we may face significant regulatory, liquidity, and enforcement risks and uncertainties relating to mainland China in general. See “Risk Factors — Risks Related to Doing Business in Hong Kong” beginning on page 23 for a more detailed discussion of the risks involved. The material Mainland China risks include but are not limited to, the following:

•        You may experience difficulties in effecting service of process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on foreign laws. See “Risk Factors — You may experience difficulties in effecting service of process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on foreign laws.” on page 23.

•        Recent joint statements by the SEC and PCAOB and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Recent joint statements by the SEC and PCAOB and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.” on page 24.

•        Uncertainties with respect to the PRC legal system, including risks and uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in the PRC with little advance notice could result in a material change in our operations and/or the value of the securities we are registering for sale. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Uncertainties with respect to the PRC legal system, including risks and uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in the PRC with little advance notice could result in a material change in our operations and/or the value of the securities we are registering for sale.” on page 25.

•        The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of the securities we are registering for sale. The PRC government may choose to exercise such significant oversight and discretion, and the regulations to which we are subject may change rapidly and with little notice to our shareholders or us, which could significantly limit or completely hinder your ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of the securities we are registering for sale” on page 26.

•        In light of recent events indicating greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business and the Offering. See “Risk Factors — Risks Related to Doing Business in Hong Kong — In light of recent events indicating greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business and the Offering.” on page 27.

Risks Related to Our Ordinary Shares

In addition to the risks described above, we are subject to general risks and uncertainties relating to our Ordinary Shares and this Offering, including but not limited to the following:

•        There has been no public market for our Ordinary Shares prior to this Offering; if an active trading market does not develop you may not be able to resell our Ordinary Shares at any reasonable price.

•        Our status as a “foreign private issuer” under the rules promulgated by the Securities and Exchange Commission under the U.S. federal securities laws (the “SEC rules”), will exempt us from the U.S. proxy rules and the more detailed and frequent Securities Exchange Act of 1934 (the “Exchange Act”) reporting obligations applicable to a U.S. domestic public company.

•        Our status as a foreign private issuer under the NYSE American (the “NYSE American Company Guide”), will allow us to adopt certain home country practices in relation to corporate governance matters which may differ significantly from NYSE American corporate governance listing standards applicable to a U.S. domestic NYSE American listed company.

•        Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Recent Regulatory Development in China

We are aware that, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

Cybersecurity Laws

On December 28, 2021, the CAC, the NDRC and several other administrations jointly adopted and published the New Measures, which came into effect on February 15, 2022. According to the New Measures, if an “operator of critical information infrastructure” or “network platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. The New Measures further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad.

Given the nature of our business, we believe this risk is insignificant. Our Hong Kong Operating Subsidiaries may collect and store certain data (including certain personal information) from our clients for “Know Your Customers” purpose, who may be PRC individuals. We do not currently expect the New Measures to have an impact on our business, operations or this Offering as we do not believe that our Hong Kong Operating Subsidiaries are deemed to be an “operator of critical information infrastructure,” “data processor,” or “network platform operator” controlling personal information of no less than one million users, that are required to file for cybersecurity review before listing in the U.S., because (i) as of date of this prospectus, our Hong Kong Operating Subsidiaries have collected and stored personal information of far less than one million users; (ii) pursuant to the Basic Law of Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong). and (iii) as of the date of this prospectus, our Hong Kong Operating Subsidiaries have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. Therefore, based on the opinion of our PRC Counsel, we are not covered by the permission and requirements from the CSRC nor CAC, and our Hong Kong Operating Subsidiaries are not required to receive any permissions from PRC authorities to operate its current business in Hong Kong or issue shares to foreign investors.

Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated. If the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this Offering and any follow-on Offering, we cannot assure you that we will be able to list our Ordinary Shares on U.S. exchanges, or continue to offer securities to investors, which would materially affect the interest of the investors and cause significantly depreciation of our price of Ordinary Shares. See “Risk Factors — We may be required to obtain approval from PRC authorities to list on overseas stock exchanges in the future” on page 29.

Laws on Offshore Securities Offering

On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As a follow-up, on February 17, 2023, the CSRC issued the Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated the Guidance Rules and Notice. According to the Trial Measures, together with the Guidance Rules and Notice, a domestic company in the PRC that seeks to offer and list securities on overseas markets shall fulfill the filing procedures with the CSRC as per requirement of the Trial Measures within 3 working days after the relevant application is submitted overseas. The Trial Measures also provides that only if the issuer meets both of the following criteria at the same time, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Under the Trial Measures, a domestic company is prohibited from overseas offering and listing if any of the following circumstances is involved: (i) where such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) where the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (iii) where the domestic company intending to make the securities offering and listing, or its controlling shareholders and the actual controller, have committed crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) where the domestic company intending to make the securities offering and listing is suspected of committing crimes or major violations of laws and regulations, and is under investigation according to law, and no conclusion has yet been made thereof; and (v) where there are material ownership disputes over equity held by the domestic company’s controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller.

We do not currently expect the Trial Measures to have an impact on our business, operations or this Offering as we do not believe that our Hong Kong Operating Subsidiaries are subject to the Trial Measures, and our PRC Counsel agrees, because (i) the Company is headquartered in Hong Kong, with their officers and all members of the Board based in Hong Kong or elsewhere who are not mainland China citizens, (ii) the Company does not directly or indirectly own or control any entity of subsidiary in mainland China, nor is it controlled by any mainland Chinese company or individual directly or indirectly; (iii) the Company only operates in Hong Kong, all of their revenues and profits are generated by its Hong Kong Operating Subsidiaries, none of their business activities are conducted in mainland China, and the Company has not generated revenues or profits from mainland China in the most recent accounting year accounts for more than 50% of the corresponding figure in their audited consolidated financial statements for the same period; (iv) the Company does not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in mainland China; and (v) pursuant to the Basic Law of Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong). As these laws and regulations are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage. We cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us. If it is determined in the future that approval from the CSRC or other regulatory authorities or other procedures are required for this Offering, it is uncertain whether we can or how long it will take us to obtain such approval or complete such procedures and any such approval or completion could be rescinded. Any failure to obtain or delay in obtaining such approval or completing such procedures for this Offering, or a rescission of any such approval if obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities for failure to seek CSRC approval or other government authorization for this Offering. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the Offering from this Offering into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of our Ordinary Shares. The CSRC or other PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of the Ordinary Shares Offering hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of the Ordinary Shares.

Implications of the HFCA Act

Our auditor is required by the laws of the United States to undergo regular inspections by the PCAOB. If our securities become listed on a national securities exchange or quoted on the over-the-counter market in the United States, trading in our securities may be prohibited under the HFCA Act, and our securities may be subject to delisting if the PCAOB cannot inspect or completely investigate our auditor for two consecutive years beginning 2021. Our independent registered public accounting firm’s audit documentation related to their audit reports included in this prospectus include audit documentation located in mainland China. On June 22, 2021, the U.S. Senate passed the AHFCA Act and on December 29, 2022, the Consolidated Appropriations Act was signed into law by the former President of the U.S., Mr. Joe Biden, which contained, among other things, an identical provision to the AHFCA Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on a national securities exchange or in the over-the-counter market in the United States if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before your securities may be prohibited from trading or delisted. On December 16, 2021, the PCAOB issued a report to notify the SEC its determinations that it was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, respectively, and identified the registered public accounting firms in mainland China and Hong Kong that were subject to such determinations. The auditor of the Company, SRCO, C.P.A., Professional Corporation, is located at Amherst, New York and is not among the auditor firms listed on the determination list issued by the PCAOB, which noted all of the auditor firms that the PCAOB was not able to inspect. SRCO, C.P.A, Professional Corporation. has been inspected by the PCAOB on a regular basis, with the last inspection in 2023. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Our securities may be delisted or prohibited from trading if the PCAOB determines that it cannot inspect or investigate completely our auditor under the HFCA Act. See “Risk Factors — Recent joint statements by the SEC and PCAOB and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB” on page 24.

Corporate Information

Our principal office is located at Fifth Floor of Kam Lung Commercial Centre, No. 2 Hart Avenue, Kowloon, Hong Kong, and our telephone number is +852-2981 1688. Our registered office in the Cayman Islands is located at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor New York, NY 10168.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As an emerging growth company, we may take advantage of certain reduced disclosure and requirements that are otherwise applicable generally to U.S. public companies that are not emerging growth companies. These provisions include:

•        the option to include in an initial public offering registration statement only two years of audited financial statements and selected financial data and only two years of related disclosure;

•        reduced executive compensation disclosure; and

•        an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) in the assessment of our internal control over financial reporting.

The JOBS Act also permits an emerging growth company, such as us, to delay adopting new or revised accounting standards until such time as those standards are applicable to private companies. We have not elected to “opt out” of this provision, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will have the discretion to adopt the new or revised standard at the time private companies adopt the new or revised standard and our discretion will remain until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We will remain an emerging growth company until the earliest of:

•        the last day of our fiscal year during which we have total annual revenue of at least $1.235 billion;

•        the last day of our fiscal year following the fifth anniversary of the closing of this Offering;

•        the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or

•        the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which, among other things, would occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies.

In addition, upon closing of this Offering, we will report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under the NYSE American Company Guide that allow us to follow Cayman Islands law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•        Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

Foreign private issuers, like emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances apply:

•        the majority of our executive officers or directors are U.S. citizens or residents;

•        more than 50% of our assets are located in the United States; or

•        our business is administered principally in the United States.

THE OFFERING

Ordinary Shares offered by us	6,250,000 Ordinary Shares.
Offer Price	US$4.00 to US$6.00 per Ordinary Share.
Shares outstanding before this Offering	10,000,000 Ordinary Shares are outstanding as of the date of this prospectus.
Shares to be outstanding after this Offering	16,250,000 Ordinary Shares (or 17,187,500 Ordinary Shares if the underwriters exercise their option to purchase additional Ordinary Shares in full).
Option to purchase additional Ordinary Shares	We have granted the underwriters an option to purchase up to 15% additional Ordinary Shares from us within 45 days of the date of this prospectus.
Underwriters’ warrant

We have agreed to issue warrants (the “Underwriters’ Warrants”) to Craft Capital Management LLC or its designees at the closing warrants to purchase that number of shares equal to 7% of the aggregate number of Ordinary Shares sold in this Offering (including over-allotment shares, if applicable). The Underwriters’ Warrant will be exercisable at any time and from time to time, in whole or in part, during the 5-year period commencing from the sales in this Offering, at a price per share equal to 125.0% of the Offering price per Ordinary Share.

Use of proceeds

We estimate that we will receive net proceeds from this Offering of approximately $27.6 million, based on an assumed initial public offering price of $5.00 per Ordinary Share (which is the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus), after deducting the estimated underwriting discounts, the non-accountable expenses allowance, and estimated offering expenses payable by us.

We intend to use the net proceeds from this Offering as follows:

•   approximately 40% for expanding our portfolio of restaurants in Hong Kong and East Asia;

•   approximately 15% for recruiting chefs and cultivate our existing and newly recruited chefs;

•   approximately 15% for upgrading the facilities of our existing restaurants; and

•   approximately 30% for general administration and working capital.

See “Use of Proceeds” for additional information.
Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Ordinary Shares.

Lock-up

The Company, our directors and officers and shareholders holding 5% or more of the issued and outstanding Ordinary Shares or the equivalent in voting power have agreed with the underwriters, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 180 days from the date the Ordinary Shares first trades on the NYSE American.

See sections titled “Shares Eligible for Future Sale” and “Underwriting” for more information.

Listing

We have applied to list our Ordinary Shares on the NYSE American under the symbol “GST” on the NYSE American LLC. At this time, NYSE American has not yet approved our application to list our Ordinary Shares. The closing of this Offering is conditioned upon NYSE American’s final approval of our listing application. However, there is no assurance that this Offering will be closed and our Ordinary Shares will be trading on the NYSE American. If the NYSE American does not approve our listing application, this Offering will be terminated.

Transfer Agent	VStock Transfer, LLC

The number of Ordinary Shares to be outstanding after this Offering is based on 9,000,000 Ordinary Shares outstanding as of the date of this prospectus. These figures do not reflect the Underwriters’ Warrants to purchase our Ordinary Shares that we will issue to the Representative on the closing of this Offering. See “Underwriting.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of operations and comprehensive income for the years ended December 31, 2025 and 2024 and consolidated balance sheets data as of December 31, 2025 and 2024 have been derived from our consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected for any future period. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus.

Selected Consolidated Statements of Operations and Comprehensive Income Data:

	As of December 31,
	2025	2024
	(Audited)	(Audited)
ASSETS
Current assets:
Cash	1,881,224	406,012
Accounts receivable, net	14,412	11,152
Prepayments and other assets	45,939	153,118
Inventories, net	7,074	5,842
Due from a shareholder	—	2,661,348
Total current assets	1,948,649	3,237,472

Non-current assets:
Property, plant and equipment, net	15,494	26,069
Prepayments and other assets	40,706	40,600
Operating lease right-of-use assets, net	203,271	189,254
Deferred offering costs	567,293	—
Deferred tax assets	75,011	76,811
Total non- current assets	901,775	332,734
TOTAL ASSETS	$2,850,424	$3,570,206

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	82,349	56,102
Bank borrowings	1,310,447	1,644,037
Operating lease liabilities, current portion	140,773	126,478
Accrued expenses and other current liabilities	255,595	1,298
Due to a shareholder	50,935	—
Income tax payable	287,659	202,768
Total current liabilities	2,127,758	2,030,683

Non-current liabilities:
Operating lease liabilities, net of current portion	62,498	62,776
Total non-current liabilities	62,498	62,776
TOTAL LIABILITIES	2,190,256	2,093,459

SHAREHOLDERS’ EQUITY
Ordinary shares, 500,000,000 shares authorized, par value US$0.0001 each, 10,000,000 Ordinary Shares issued and outstanding as of December 31, 2025 and 2024	1,000	1,000
Additional paid-in capital	2,852	2,852
Retained earnings	643,594	1,465,225
Accumulated other comprehensive income	12,722	7,670
Total shareholders’ equity	660,168	1,476,747
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,850,424	$3,570,206

	Years Ended December 31,
	2025	2024
	(Audited)	(Audited)
Revenues	$2,803,502	$2,276,017
Cost of revenue	(1,376,411)	(1,226,465)
Gross profit	1,427,091	1,049,552

Operating expenses:
General and administrative expenses	(597,450)	(70,012)
Total operating expenses	(597,450)	(70,012)

Income from operations	829,641	979,540

Other income/(expense)
Interest expense	(69,386)	(103,944)
Other income, net	12,082	1,531
Total other income/(expense), net	(57,304)	(102,413)

Income before income taxes	772,337	877,127
Income tax expense	(213,324)	(83,457)
Net income	$559,013	$793,670
Other comprehensive income
Foreign currency translation adjustment	5,052	6,191
Comprehensive income	$564,065	$799,861
	Years Ended December 31,
	2025	2024
	(Audited)	(Audited)
Net cash provided by operating activities	1,010,951	757,496
Net cash used in investing activities	2,460,935	(114,280)
Net cash used in financing activities	(2,002,354)	(315,328)
Foreign currency translation adjustment	5,680	5,189
Net change in cash	1,475,212	333,077
CASH AT THE BEGINNING OF THE YEAR	406,012	72,935
CASH AT THE END OF THE YEAR	1,881,224	406,012

Supplemental disclosure of cash flow information:
Interest paid	(38,361)	(103,944)
Cash paid for operating lease liabilities	159,539	155,363
Payment of offering costs by a shareholder	(200,413)	—
Right-of-use assets obtained in exchange for new operating lease liabilities	165,168	111,425

RISK FACTORS

Investing in our Ordinary Shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our Ordinary Shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Our Business

Our financial results depend significantly on the success of our existing restaurants and new restaurants.

As of the date of this prospectus, we operate three restaurants, namely Akai Honoo, Ankoma and Kuno, located at commercial premises in Tsim Sha Tsui and Causeway Bay, Hong Kong. Our financial results depend on our ability to increase sales and manage costs in our existing and new restaurants. In particular, the success of our restaurants depends principally on our ability to increase customer traffic. However, our ability to maintain or increase customer traffic depends on a number of factors, of which are beyond our control, including competition in the industry, changes in client preferences, macroeconomic factors and customer budgeting constraints. We also face certain factors that are either wholly or partially within our control, such as our reputation, client’s experience, food ingredients costs, overhead costs and compliance costs. We cannot assure you that we can maintain our growth in revenue in the future and failure to do so may materially and adversely affect our financial condition and results of operations.

The number and timing of opening of new restaurants and their contribution to our growth are subject to a number of risks and uncertainties. Delays or failures in opening new restaurants could materially and adversely affect our financial and operating results. We may not be able to find quality locations and secure leases on commercially reasonable terms and accurately estimate expected consumer demand in new locations. We may also encounter delays when applying for relevant material licenses during the approval process, such as the general restaurant license and liquor license. We may encounter difficulty in obtain adequate financing for development and opening costs. There is also no guarantee that we can secure adequate food ingredients suppliers. Even if we were able to open additional restaurants, these new restaurants may not be profitable or have results comparable to our existing restaurants for a period of time. Such growth strategy and the substantial efforts devoted may cause our operating results to deteriorate. Furthermore, clients may not be familiar with our brands and we may have to build brand awareness of our new restaurant through vigorous advertising and promotional activities, which may result in higher marketing expenses than originally budgeted. We may also encounter difficulty in hiring and motivating qualified employees, such as head chefs who share our business philosophy and culture. There can be no assurance that we will be able to maintain our profitability as we continue to expand our portfolio of restaurants.

We may not be able to successfully manage and market our restaurants and any damage to our brands could materially and adversely affect our business and results of operations.

Our restaurants are individually operated under their own brands. We believe our success depends substantially on our ability to deliver innovative cuisines of consistent high quality. Each of our restaurants is managed by its own head chef. As competition for renowned chefs is intense, there is no assurance that we would be able to retain them on their existing employment/cooperation terms, nor can we guarantee that we would be able to hire a replacement or promote chefs to assume that position from our existing staff. The unavailability of renowned chefs may hinder the business development of our restaurants and may adversely affect our business and results of operation.

As the cuisine of each of our restaurants is different, it may be difficult for us to promote our corporate image as a group. We may have to put in additional resources to boost our unified corporate image. Our management may have to devote their attention to promotion and management of each of our restaurants, which may result in diversion of our managerial and operation resources in order to maintain the popularity and client interests in each of our restaurants. If we fail to manage our restaurants successful, our business and results of operations may be materially and adversely affected.

As we continue to expand restaurants, it may be difficult to maintain quality and consistency of our dishes. We cannot assure you that client confidence and interest in our restaurants will not diminish. Any incident that erodes client trust such as a food safety incident or an adverse media report, could significantly affect our reputation. If clients perceive a reduction in food quality or service standards or are unsatisfied with our menus, it would have a negative impact on our brand value which may materially and adversely affect our business and results of operations.

If we are unable to obtain sufficient funding for our new restaurants, our business and growth prospects may be severely hindered.

In the future, we may require additional cash resources to finance our continued growth or future developments, such as opening new restaurants, renovation or any other investment opportunities that we may from time to time come across. The amount and timing of such additional financing needs will depend on the timing of opening new restaurants, investment and amount of cashflow from our operations. If we do not have sufficient cash resources, we may seek additional financing such as equity or debt financing. The incurrence of indebtedness may affect our liquidity and our financial conditions may be materially and adversely affected. We cannot assure you that in the future we will be able to obtain sufficient financing or on terms acceptable to us, which may affect our business and results of operations.

Our bank borrowings contain repayable on demand clause, which if the lender exercises the right, may materially and adversely affect our liquidity and financial conditions

As of December 31, 2025 and 2024, our bank borrowings amounted to US$1.3 million and US$1.6 million, while our cash amounted to US$1.9 million and USS$0.4 million, respectively. Our bank borrowings contain a repayable on demand clause, which gives the lender an unconditional right to call the loan at any time. If the lender calls the loan and we are unable to secure credit facilities from alternative lenders, our liquidity and financial conditions may be materially and adversely affected. We cannot assure you that in the future we will be able to obtain sufficient financing or on terms acceptable to us, which may affect our business and results of operations.

The lack of attractive locations, increase in rental expenses and failure to renew existing leases of our leased properties may adversely affect our business and operating results.

We consider establishing our restaurants in attractive locations essential to reaching a broader range of target clients. We believe that carefully selecting the locations of our restaurants enables us to establish the image of operating high-end restaurants and capture market share in a highly-competitive restaurant industry. We cannot assure you that we would be able to identify and secure suitable premises for our restaurants on reasonable commercial. There is no assurance that we would be able to renew our existing lease agreements on existing or favorable terms. Unforeseen rental increases may prevent us from renewing our existing lease agreements on terms acceptable to us or we may have to renew such lease with higher rent or less favorable terms, which may increase our operating cost. In such event, our expansion or relocation plans may be delayed or terminated, which may have an adverse effect on our business and results of operations.

Instances of food contamination and any failure to maintain effective quality control procedures of our restaurants could harm our reputation and adversely affect our business.

Our business is susceptible to the risk of food poisoning and food safety is essential to our success. The head chefs of each restaurant monitor all the food processing procedures to ensure food safety and we only source food ingredients from quality reputable ingredient suppliers. However, we cannot guarantee that the measures taken by us in relation to food safety are effective to fully prevent food contamination. For instance, food contamination incidents can be caused by third party food suppliers or for other reasons which are beyond our control. Any food contamination incidents or adverse reports in the media on one or more instances of food contamination in our restaurants could materially harm our reputation, and could negatively affect our restaurant sales, force the suspension of our restaurant’s operation by relevant government authorities and conceivably have a large impact if highly publicized. In such event, our business reputation may be significantly affected, which may have an adverse impact on our business and operating results.

Our business is heavily dependent on the macroeconomic conditions of Hong Kong.

We generate all of our revenue from operations in Hong Kong. As we operate mid-to-high end restaurants, our growth is closely related to the macroeconomic conditions of Hong Kong. Any deterioration in Hong Kong’s economy may lead to contraction of consumer’s expenditure on food, fear of a recession and decrease in consumer confidence. These factors may lead to a reduction in customer traffic and average spending per client at our restaurants, which could materially and adversely affect our business and results of operations.

Our business could be adversely affected by difficulties in retaining our staff and rising labor costs.

We rely on our staff to provide quality cuisine and services to our clients. We heavily rely on the skillset of our head chefs to deliver the highest quality and inspiring dishes to our guests. Our restaurants are also supported by a number of chefs and supporting staff. There is no assurance that we can motivate and retain a sufficient number of employees at a commercially reasonable cost. As competition for qualified individuals in the restaurant industry is intense, there is no assurance that we will not experience difficult in recruiting and training qualified employees. Failure to retain sufficient qualified employees may result in higher employee turnover or delay planned new restaurant openings, which could have a material adverse impact on our business and results of operations.

The salary levels of employees in the restaurant industry in Hong Kong have been increasing in the past few years. We cannot assure you that the salaries of our employees will not increase in the future. We may have to increase the salaries of our staff to compete with our competitors in retaining qualified employees. Due to intense competition in the restaurant industry, we may not be able to increase the prices of our dishes or pass the increased labor costs to our customers, in which case our profit margins would diminish and our financials and results of operations may be adversely affected.

We rely on our key management and professional staff, the loss of whom may affect our operations.

Our Group has an experienced and competent management team that is responsible for directing and managing our daily operations, overseeing our financial condition and performance, and formulating our business strategies. Leveraging on their experience and networks in the industry, we have been successfully expanding our business. However, we cannot assure you that we can retain the services of our key management and find suitable replacements if any of them terminates his or her engagement with us, given the intense competition for experienced and competent personnel in the industry. Other than our key management, we also rely on our professional staff in different business operations to implement our business strategies, provide quality services to clients, maintain relationship with clients and procure new clients. A loss of our professional staff and failure to recruit suitable replacements will materially and adversely affect our business operations.

Our operations are susceptible to increases in purchase costs for food and beverage ingredients, which could adversely affect our profitability and results of operations.

A substantial portion of our costs of service is from food and beverage ingredients. Our profitability depends significantly on our ability to anticipate and react to changes in the purchase cost of food and beverage ingredients and maintain reliable and stable sources. Fluctuation in the costs of food and beverage ingredients caused by supply and demand, or other external conditions beyond our control such as climate and environmental conditions where the weather conditions or natural events or disasters may affect expected harvests, increase in transportation cost, war, global demand, government regulations or exchange rates.

Our suppliers may also be affected by increases in the costs to produce the goods and services supplied to us, rising staff cost and other expenses that they pass through to their customers, which could result in an increase in the costs of the goods and services supplied to us. There is no assurance that our key suppliers will continue to provide us with raw materials at reasonable prices, or that our raw material prices will remain stable in the future, and if we are unable to manage these costs or to increase the prices of our products or services, it may have adverse impact on our future profit margin.

If our suppliers fail to deliver at competitive prices or in a timely manner, we may experience supply shortages and increased costs.

The ability to source quality ingredients at competitive prices in a timely manner is crucial to our business. Our capability to maintain consistent quality and our menu offerings throughout our restaurants depends in part upon our ability to acquire fresh and quality products from reliable sources that meet our specification and in sufficient quantities. However, we do not enter into long-term agreements with our suppliers. The purchase prices with our food ingredients suppliers are typically set at a fixed price by way of purchase orders. Although we have not experienced any material delays or interruptions in securing the supply of food ingredients from our key suppliers, there can be no assurance that we will be able to maintain business relationships with our key suppliers to provide ingredients of sufficient quality.

Any disruption in our food supplies can occur for a variety of reasons, many of which are beyond our control, including unanticipated demand, adverse weather conditions, natural disasters, diseases such as Avian Flu, Mad Cow Disease and African Swine Fever, epidemics such as COVID-19, suppliers ceasing operations or unexpected production shortages. In addition, we cannot assure you that our current supplies may always be able to live up to our quality specifications in the future. In the event that our suppliers fail to deliver supplies of acceptable quality to us in a timely manner or in the event that the conditions of perishable food ingredients deteriorate due to delays, malfunction of storage facilities or inappropriate handling in the course of delivery, we cannot assure you that we will be able to find suitable replacement of suppliers in a short period of time. Such an occurrence could increase our costs of services, causing food supply shortage, as well as deterioration of quality at our restaurants which, in turn, may cause us to remove certain items from the menus of one or more restaurants or suspend operation of one or more restaurants, thus adversely affecting our business and resulting in a material decrease in revenue.

We require various approvals, licenses and permits to operate our restaurant business and any failure to obtain or renew any of these approvals, licenses and permits could materially and adversely affect our business and results of operation.

We are required to comply with all relevant government regulations. In respect of our restaurants in Hong Kong, we are required to obtain: (i) a general restaurant license for operating a restaurant business; and (ii) a liquor license (if applicable) for the sale of liquor on the premises. The general restaurant license is typically granted for a period of one year, subject to continuous compliance with the relevant requirements. A liquor license is usually granted for a period of one year or less, subject to continuous compliance with the relevant requirements. For the years ended December 31, 2025 and 2024, and up to the date of this prospectus, we have obtained all relevant approvals, licenses and permits to operate our restaurant business.

Complying with government regulations may require substantial expenses, and any non-compliance may expose us to liabilities. In case of any non-compliance, we may have to incur significant expense and divert substantial management time to resolving any deficiencies. We may also experience adverse publicity arising from such non-compliance with government regulations that negatively impacts our brand.

We may experience difficulties or failures in obtaining the necessary approvals, licenses and permits for new restaurants. In addition, there can be no assurance that we will be able to obtain and/or renew all of the approvals, licenses and permits required for our existing business operations upon expiration in a timely manner or at all. If we cannot obtain and/or maintain all licenses required by us to operate our business, our ongoing business could be interrupted or limited and we may also be subject to fines and penalties, which could materially and adversely affect our business and results of operation.

Events that disrupt our operations such as fires, floods or other natural or man-made disasters may materially and adversely affect our business and results of operations.

Our operations are vulnerable to interruption by fires, floods, typhoons, power failures and power shortages, hardware and software failures, computer viruses, terrorist attacks, epidemics and other events beyond our control. Our business is also dependent on prompt delivery and transport of food ingredients and beverages we use and serve at our restaurants. Certain events, such as adverse weather conditions, natural disasters, severe traffic accidents and delays and labor strikes could also lead to delayed or lost deliveries of supplies to our restaurants, which may result in loss of revenue. Perishable supplies may deteriorate due to delivery delays, malfunctioning of storage or poor handling during transportation by our suppliers. This may result in our failure to provide quality food and services to our customers, thereby adversely affecting our business and damaging our reputation. Fires, floods, earthquakes and terrorist attacks may lead to evacuations and other disruptions in our operations, which may also prevent us from providing quality food and service to customers for an indefinite period of time, thereby affecting our business and damaging our reputation. Any such event could materially and adversely affect our business and results of operations.

We may not be able to detect, deter and prevent all instances of fraud or other misconduct committed by our staff, clients or other third parties.

As we operate in the restaurant industry, we usually receive and handle certain amounts of cash in our daily operations. We are not aware of any instances of fraud, theft and other misconduct involving staff, clients and other third parties that had any material adverse impact on our business and results of operations. However, we cannot assure you that we have detected all past incidents or there will not be any such instances in the future. We may be unable to prevent, detect or deter all instances of misconduct. Any misconduct committed against our interests, which may include past acts that have gone undetected, could subject us to financial losses, reputational harm and may have a material adverse effect on our business and results of operations.

Our insurance policies may not provide sufficient coverage for all claims against our business operations

We have obtained insurance policies that we believe are necessary under the laws of Hong Kong and customary for businesses of our scale and type and in line with standard commercial practice. However, there are certain types of losses we may incur that we cannot insure against or that we believe are not commercially reasonable to insure, such as loss of reputation. If we were held liable for uninsured losses or amounts and claims for insured losses exceeding the limits of our insurance coverage, our business and results of operations may be materially and adversely affected.

We may face intellectual property infringement claims, which could be time-consuming and costly to defend and may result in the loss of significant rights by us.

Although we have not been subject to any litigation, pending or threatened, alleging infringement of third parties’ intellectual property rights, we cannot assure you that such infringement claims will not be asserted against us in the future. Third parties may own copyrights, trademarks, trade secrets, ticker symbols, internet content, and other intellectual properties that are similar to ours in jurisdictions where we currently have no active operations. If we expand our business to or engage in other commercial activities in those jurisdictions using our own copyrights, trademarks, trade secrets, and internet content, we may not be able to use these intellectual properties or face potential lawsuits from those third parties and incur substantial losses if we fail to defend ourselves in those lawsuits.

Intellectual property litigation is expensive and time-consuming and could divert resources and management attention from the operation of our business. If there is a successful claim of infringement, we may be required to alter our services, cease certain activities, pay substantial royalties and damages to, and obtain one or more licenses from third parties. We may not be able to obtain those licenses on commercially acceptable terms, or at all. Any of those consequences could cause us to lose revenues, impair our client relationships and harm our reputation.

Information technology system failures or breaches of our network security could interrupt our operations and adversely affect our business.

We rely on our computer systems and network infrastructure across our operations to monitor the daily operations of our restaurants and to collect accurate up-to-date operating and financial data for business analysis. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could have a material adverse effect on our business and results of operations.

We also receive and maintain certain personal information about our guests when accepting credit cards for payment. If our network security is compromised and such information is stolen or obtained by unauthorized persons or used inappropriately, we may become subject to litigation or other proceedings brought by cardholders and financial institutions that issue credit cards. Any such proceedings could distract our management from running our business and cause us to incur significant unplanned losses and expenses. Consumer perception of our brand could also be negatively affected by these events, which could further adversely affect our business and results of operations.

We may be subject to litigation, arbitration or other legal proceeding risk.

We may be subject to arbitration claims and lawsuits in the ordinary course of our business. As of the date of this prospectus, we are not a party to, and are not aware of any threat of, any legal proceeding that, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or operations. Actions brought against us may result in settlements, awards, injunctions, fines, penalties and other results adverse to us. A substantial judgment, settlement, fine or penalty could be material to our operating results or cash flows for a particular period, depending on our results for that period, or could cause us significant reputational harm, which could harm our business prospects.

The wars in Ukraine and in the Middle East could materially and adversely affect our business and results of operations.

The outbreak of wars in Ukraine and the Middle East has already affected global economic markets, including a dramatic increase in the price of oil and gas, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s military incursion and the conflict in the Middle East and the resulting sanctions could adversely affect global energy and financial markets and thus could affect the global markets, our customers’ businesses and potentially our business. As at the date of this prospectus, to the best knowledge of the Company, we and our Hong Kong Operating Subsidiaries (i) do not have any direct business or contracts with any Russian, Ukraine, or Middle East entity as a supplier or customer, (ii) do not have any knowledge whether any our clients or suppliers has any direct business or contracts with any Russian entity, (iii) our business lines of service, projects, or operations were not materially impacted by disruptions caused the war in Ukraine and in the Middle East for the years ended December 31, 2025 and 2024, and (iv) have not been financially affected by the wars in Ukraine and the Middle East. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions or further escalation in the war in the Middle East may magnify the impact of other risks described in this section. We cannot predict the progress or outcome of the situation in Ukraine and in the Middle East, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could, in turn, have a material adverse effect on our business, financial condition, results of operations, and prospects.

We do not anticipate any new or heightened risk of potential cyberattacks by state actors or others since Russia’s invasion of Ukraine and the war in the Middle East, and we have not taken any actions to mitigate such potential risks. We will continue to monitor any potential risks that might arise due to the war in Ukraine and in the Middle East which are specific to the Company, including but not limited to risks related to cybersecurity, sanctions, and supply chain, suppliers, or service providers in affected regions as well as risks connected with ongoing or halted operations or investments in affected regions.

Our results of operation may be materially and adversely affected by a downturn in Hong Kong, mainland China or the global economy.

A substantial part of our operations is currently located in Hong Kong, and the majority of our revenue was generated in Hong Kong for the years ended December 31, 2025 and 2024. Nevertheless, our business, prospects, financial condition and results of operations may be influenced to a significant degree by the political, economic and social conditions in Hong Kong and mainland China generally and by the continued economic growth in Hong Kong and mainland China as a whole. While the mainland China economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall mainland China economy, but may have a negative effect on us.

The rapid growth of the mainland China economy has decelerated gradually over the years and may continue. There exists uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and the PRC, before 2020. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. Any prolonged slowdown in the global or the Chinese economy may affect potential customers’ confidence in the financial market as a whole and have a negative impact on our financial condition. Further, recent global economic conditions including inflationary pressures and high interest rate, have affected our profitability in Hong Kong and mainland China. Continued pressure from global economic conditions may affect the Hong Kong and mainland China markets in the future and in turn, may affect our operations. For example, the continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs. We cannot assure that there will not be any unfavorable changes in the Hong Kong and mainland China economies that could impact the industries in which we operate, which could in turn diminish the demand for our restaurant offerings.

Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

We have engaged Cundi to prepare a commissioned industry report that analyzes the Hong Kong restaurant industry. Information and data relating to the Hong Kong restaurant industry have been derived from Cundi’s industry report. Statistical data included in the Cundi report also include projections based on a number of assumptions. The Hong Kong restaurant industry may not grow at the rate projected by market data, or at all. Any failure of the Hong Kong restaurant industry to grow at the projected rate may have a material adverse effect on our business and the market price of our Ordinary Shares. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

We have not independently verified the data and information contained in the Cundi report or any third-party publications and reports Cundi has relied on in preparing its report. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud.

Prior to filing this registration statement of which this prospectus is a part, we were a private company with limited accounting personnel and resources to address our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements for the years ended December 31, 2025 and 2024, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting as well as other control deficiencies for the above mentioned periods. The material weakness identified is related to (i) inadequate segregation of duties for certain key functions due to limited staff and resources; and (ii) a lack of independent directors and an audit committee. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting. There is a reasonable possibility that a material misstatement in our annual or interim financial statements may not be prevented or detected on a timely basis.

We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including (i) hiring more qualified staff to fill up the key roles in the operations; (ii) appointing independent directors; (iii) establishing an audit committee; and (iv) strengthening our corporate governance. We intend to implement the above measures prior to the listing and we expect the remediation to be completed upon listing.

Effective internal control over financial reporting is important to prevent fraud. The market for and trading price of our Ordinary Shares may be materially and adversely affected if we do not have effective internal controls. We may not be able to discover problems in a timely manner and our current and potential shareholders may lose confidence in our financial reporting, which may harm our business and the trading price of our Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our Ordinary Shares and may make it more difficult for us to raise funds in debt or equity financing. Additional material weaknesses or significant deficiencies may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, our share price may decline and we may be unable to maintain compliance with the NYSE American Company Guide.

Our management team lacks experience in managing a U.S. public company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial condition and results of operations.

Our current management team lacks experience in managing a U.S. publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to U.S. public companies. Prior to the completion of this Offering, we were a private company mainly operating our businesses in Hong Kong. As a result of this Offering, our Company will become subject to significant regulatory oversight and reporting obligations under the federal securities laws and the scrutiny of securities analysts and investors, and our management currently has no experience in complying with such laws, regulations and obligations. Our management team may not successfully or efficiently manage our transition to becoming a U.S. public company. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

We are a holding company and our ability to pay dividends is primarily dependent upon the earnings of, and distributions by, our Hong Kong Operating Subsidiaries.

The Ordinary Shares offered in this prospectus are those of GST Cayman. GST Cayman is an exempted company incorporated under the laws of the Cayman Islands with limited liability. A substantial part of our business operations are conducted through our Hong Kong Operating Subsidiaries, and hence, our revenues are contributed by our Hong Kong Operating Subsidiaries. Although we have paid dividends to our shareholders in the past, we intend to retain all available funds and future earnings, if any, for operation and business development, however, we may pay dividends on our Ordinary Shares in the foreseeable future. See “Dividend Policy”.

Our ability to pay dividends to our shareholders is primarily dependent upon the earnings of our Hong Kong Operating Subsidiaries and their distribution of funds to us, primarily in the form of dividends. The ability of our Hong Kong Operating subsidiaries to make distributions to us depends upon, among others, their distributable earnings. Under Hong Kong law, dividends may only be paid out of distributable profits (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves. Dividends cannot be paid out of share capital. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollars into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on foreign exchange to transfer cash between the Company and its subsidiaries, across borders and to U.S. investors, nor are there any restrictions or limitations on distributing earnings from our business and subsidiaries to the Company and U.S. investors. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

The amounts of distributions that any of GST Cayman’s subsidiaries declared and made in the past are not indicative of the dividends that we may pay in the future. There is no assurance that we will be able to declare or distribute any dividend in the future.

Risks Related to Doing Business in Hong Kong

The Hong Kong legal system embodies uncertainties which could limit the availability of legal protections.

Hong Kong is a Special Administrative Region of the PRC and enjoys a high degree of autonomy under the “one country, two systems” principle. The Hong Kong Special Administrative Region’s constitutional document, the Basic Law, ensures that the current political situation will remain in effect for 50 years. Hong Kong has enjoyed the freedom to function in a high degree of autonomy for its affairs, including currencies, immigration and custom, independent judiciary system and parliamentary system. However, we cannot guarantee that the implementation of the “one country, two systems” principle and the level of autonomy as currently in place will continue in the future. Any changes in the state of political environment in Hong Kong may materially and adversely affect our business and operation. We cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us.

You may experience difficulties in effecting service of process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on foreign laws.

GST Cayman is incorporated under the laws of the Cayman Islands, but all of our operations and assets are held by our Hong Kong Operating Subsidiaries in Hong Kong. In addition, all of our senior executive officers and directors reside within Hong Kong for a significant portion of the time. As a result, it may be difficult or impossible for investors to effect service of process on us inside Hong Kong. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. Moreover, there is uncertainty as to whether the courts of the Hong Kong would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

David Fong & Co., Solicitors, our counsel as to Hong Kong law, has advised us that there is currently no arrangement providing for the reciprocal enforcement of judgements between Hong Kong and the United States, and judgments of United States courts will not be directly enforced in Hong Kong. However, under common law, a foreign judgment (including one from federal or state court in the United States) obtained against the Company may generally be treated by the courts of Hong Kong as a cause of action in itself and sued upon as a debt between the parties. In a common law action for enforcement of a foreign judgment, the judgment creditor has to prove that (i) the judgment is in personal; (ii) the judgment is in the nature of a monetary award; (iii) the judgment is final and conclusive on the merits and has not been stayed or satisfied in full; and (iv) the judgement is from a court of competent jurisdiction. The defenses available to the defendant in a common law action for enforcement of a foreign judgment include breach of natural justice, fraud and contrary to public policy of Hong Kong. In order to enforce the foreign judgment at common law, fresh proceedings must be initiated in Hong Kong, which involves issuing a Writ of Summons and Statement of Claim attaching the foreign judgment as proof of the debt.

Recent joint statements by the SEC and PCAOB and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements of the HFCA Act.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two years.

On November 5, 2021, the PCAOB approved a new rule, PCAOB Rule 6100, Board Determinations Under the HFCA Act to provide a framework for its determinations under the HFCA Act that the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The rule establishes the manner of the PCAOB’s determinations; the factors the PCAOB will evaluate and the documents and information the PCAOB will consider when assessing whether a determination is warranted; the form, public availability, effective date, and duration of such determinations; and the process by which the Board will reaffirm, modify, or vacate any such determinations.

In December 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. Also, on December 16, 2021, pursuant to the HFCA Act, the PCAOB issued a Determination Report which determined that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of PRC, because of positions taken by PRC authorities in those jurisdictions. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and resumed regular inspections since March 2023. The PCAOB is continuingly pursuing ongoing investigations and may initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed.

On December 23, 2022, the AHFCA Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on a national securities exchange or in the over-the-counter market in the United States if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. As a result, the time period before the Company’s securities may be prohibited from trading or delisted has been decreased accordingly.

On December 29, 2022, the Consolidated Appropriations Act was signed into law by the former President of the U.S., Mr. Joe Biden, which contained, among other things, an identical provision to the AHFCA Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on a national securities exchange or in the over-the-counter market in the United States if its auditor is not subject to PCAOB inspections for two consecutive years instead of three years.

Our auditor, SRCO, C.P.A., Professional Corporation, is an independent registered public accounting firm that issues the audit report included elsewhere in this prospectus and is headquartered in Amherst, New York and has been inspected by the PCAOB on a regular basis, with the last inspection in 2023 As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, it is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is currently subject to PCAOB inspections and the PCAOB is able to inspect our auditor in relation to our U.S. listing. However, there is no assurance that future audit reports will be prepared by auditors able to be inspected by the PCAOB and therefore, in the future, you may be deprived of the benefits of such inspection. As such, trading in our securities may be prohibited under the HFCA Act if the PCAOB determines that it cannot inspect or investigate completely our auditor, and as a result our securities may be delisted. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future which would prevent the PCAOB from continuing to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong, the PCAOB Board will consider the need to issue a new determination. Our securities may be delisted or prohibited from trading if the PCAOB determines that it cannot inspect or investigate completely our auditor under the HFCA Act.

Uncertainties with respect to the PRC legal system, including risks and uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in the PRC with little advance notice could result in a material change in our operations and/or the value of the securities we are registering for sale.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations. The PRC legal system is based on written statutes and their legal interpretations by the Standing Committee of the National People’s Congress, or NPCSC. Previous court decisions may be cited for reference but have limited precedential value. Since 1979, the PRC government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, as these laws and regulations are relatively new, and due to the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement could be unpredictable, with little advance notice which could result in a material change in our operations and/or the value of our Ordinary Shares. It is also uncertain whether having all of our directors and officers located in Hong Kong will subject us to the oversight of the Chinese authorities in the future.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until some time after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of the securities we are registering for sale.

GST Cayman is a holding company and we conduct our operations through our Hong Kong Operating Subsidiaries in Hong Kong. The PRC government may choose to exercise significant oversight and discretion, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in mainland China are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in mainland China may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

•        delay or impede our development;

•        result in negative publicity or increase our operating costs;

•        require significant management time and attention; and

•        subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our restaurant offerings, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented and if the PRC government chooses to exercise such significant oversight and discretion over the conduct of our business and may intervene or influence or control our operations at any time. Such government actions could result in a material change in our operations and/or the value of the securities we are registering for sale; could significantly limit or completely hinder our ability to continue our operations; could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors; and may cause the value of our securities to significantly decline or be worthless.

Previous statements by the PRC government have indicated an intent to exert more exert oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. On December 28, 2021, the CAC, the NDRC and several other administrations jointly adopted and published the New Measures, which came into effect on February 15, 2022. According to the New Measures, if an “operator of critical information infrastructure” or “network platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Our business belongs to the restaurant industry, which does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. As a result, the likelihood of us being subject to the review of the CAC is remote.

On February 17, 2023, the CSRC issued the Trial Administrative, which became effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated the Guidance Rules and Notice. According to the Trial Measures, together with the Guidance Rules and Notice, a domestic company in the PRC that seeks to offer and list securities on overseas markets shall fulfill the filing procedures with the CSRC as per requirement of the Trial Measures within 3 working days after the relevant application is submitted overseas. The Trial Measures also provides that only if the issuer meets both of the following criteria at the same time, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. In light of the foregoing, our PRC counsel has advised us that the listing of our Ordinary Shares on NYSE American does not constitute an “indirect overseas offering and listing by PRC domestic companies” and that we are not required to complete the filing procedures as stipulated by the Trial Measures because the Company’s operating revenue, total profit, total assets and net assets are not obtained from or located in mainland China, the main parts of the Company’s business activities are not carried out in mainland China, its main place of business is not located in mainland China, and none of the members of the senior management team in charge of our business operation and management are Chinese citizens or domiciled in mainland China.

As of the date of this prospectus, our registered public offering in the U.S. is not subject to the review nor prior approval of the CAC or the CSRC. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations may restrict or otherwise unfavorably impact our ability to conduct business and may require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities.

In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC that we are required to obtain such permissions or approvals; or (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations, significantly limit or completely hinder our ability to offer our Ordinary Shares to investors and cause the value of such Ordinary Shares to significantly decline or become worthless.

In light of recent events indicating greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business and the Offering.

Our operations are located in Hong Kong. Our Hong Kong Operating Subsidiaries may collect and store certain data (including certain personal information) from our clients for “Know Your Customers” purposes, who may be PRC individuals. As such, we may be subject to PRC laws relating to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. These laws apply not only to third party transactions, but also other parties with which we have commercial relations. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in the PRC, including the CAC, the Ministry of Public Security, and the State Administration for Market Regulation (“SAMR”), have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. The Cybersecurity Law, which was adopted by the National People’s Congress on November 7, 2016, and the New Measures, which came into effect on February 15, 2022, provide that personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it will be subject to cybersecurity review by the CAC. On June 10, 2021, the NPCSC promulgated the Data Security Law, which took effect on September 1, 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and also provides for a data classification and hierarchical protection system. The data classification and hierarchical protection system puts data into different groups according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations in case the data is falsified, damaged, disclosed, illegally obtained or illegally used. If any of our data processing activities conducted after the Data Security Law became effective were found to be not in compliance with this law, we could be ordered to make corrections, and under certain serious circumstances, such as severe data divulgence, we could be subject to penalties, including the revocation of our business licenses or other permits. Furthermore, the recently issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law require (i) speeding up the revision of the provisions on strengthening the confidentiality and archives management relating to overseas issuance and listing of securities and (ii) improving the laws and regulations relating to data security, cross-border data flow, and management of confidential information. As there remain uncertainties regarding the further interpretation and implementation of those laws and regulations, we cannot assure you that we will be compliant such new regulations in all respects, and we may be ordered to rectify and terminate any actions that are deemed illegal by the regulatory authorities and become subject to fines and other sanctions.

Pursuant to the advice from David Fong & Co., Solicitors, pursuant to the Basic Law of Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong). Our PRC Counsel has advised us that as of the date of this prospectus, we are not required to obtain any permissions by including the CSRC, CAC or any other PRC authorities for our operations or issue our Ordinary Shares including the Ordinary Shares being registered for sale to foreign investors under existing PRC laws and regulations, and have not received any requirement or were denied such permissions or approvals by any PRC authorities. According to the New Measures, if an “operator of critical information infrastructure” or “network platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. The New Measures further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. As of the date of this prospectus, neither the Company nor its Hong Kong Operating Subsidiaries possess a large amount of personal information in their business operations or is recognized as an “operator of critical information infrastructure” by any authentic authority. Therefore, we do not believe that Hong Kong Operating Subsidiaries are deemed to be an “operator of critical information infrastructure,” or “network platform operator” controlling personal information of no less than one million users. We are required to collect and retain some basic information furnished by our clients, suppliers and employees in accordance with prevailing business practices, but we do not handle a large amount of personal and confidential data in the ordinary course of business. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. As such, we believe, and our PRC Counsel agrees, that we are compliant with the regulations or policies that have been issued by the CAC up to the date of this prospectus. Based on the opinion of our PRC Counsel, our Hong Kong Operating Subsidiaries are not required to receive any necessary permissions from PRC authorities to operate its current business in Hong Kong or issue shares to foreign investors.

However, given the recent events indicating greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, it remains uncertain as to how the New Measures will be interpreted or implemented. There remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to current and future PRC laws, overseas securities offerings and other capital markets activities. PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the New Measures. They may also take actions requiring us, or making it advisable for us, to halt this Offering before the settlement and delivery of the Ordinary Shares that we are offering. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply therewith. In the event of a failure to comply, we may be required to suspend our relevant businesses and become subject to fines and other penalties. If the CAC or other PRC regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this Offering and any follow-on offering, we may be unable to obtain such approvals, which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

We may be subject to a variety of laws and other obligations regarding data protection in Hong Kong, including the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong) (the “PDPO”). The PDPO protects the privacy interests of living individuals in relation to personal data. In general, the personal data shall be lawfully and fairly collected and steps should be taken to ensure that the data subject is explicitly or implicitly informed on or before collecting the data. Personal data should also be accurate, up-to-date and kept no longer than necessary while unless with the consent from the data subjects, personal data should be used for the purposes for which they were collected or a directly related purpose. Contravention with the PDPO may entitle the Privacy Commissioner for Personal Data to issue a written enforcement notice directing such Data User to remedy and prevent recurrence of contravention.

Our management believes that we are unlikely to be in breach of the PDPO as (i) our services do not require providing applicable users’ personal information; and (ii) we possess a minimum amount, if not none, of the personal information in our business operations. Nonetheless, we are subject to laws and regulations relating to the collection, storage, use, processing, transmission, retention, security and transfer of personal information and other data. The interpretation and application of laws, regulations and standards on data protection and privacy may continue to evolve. We cannot assure you that the governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect us. We may be subject to investigations and inspections by government authorities regarding our compliance with laws and regulations on data privacy, and we cannot assure you that our practices will always fully comply with all applicable rules and regulatory requirements. In addition, laws, regulations and standards on data protection and privacy continue to develop and may vary from jurisdiction to jurisdiction. Complying with emerging and changing international requirements may cause us to incur substantial costs or require us to change our business practices.

We may be required to obtain approval from PRC authorities to list on overseas stock exchanges in the future.

The M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, require CSRC approval for a listing involving offshore special purchase vehicles that are controlled by PRC entities or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interests held by such PRC entities or individuals with shares of the offshore special purchase vehicles. Our PRC counsel has advised us that we will not be required to submit an application to the CSRC for the approval of the Offering and trading of our Ordinary Shares under the M&A Rules because (i) our Hong Kong Operating Subsidiaries were not established through a merger or requisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules, (ii) our Hong Kong Operating Subsidiaries are non-mainland China entities, and they have not been controlled by a non-PRC persons since its incorporation, (iii) pursuant to the Basic Law of Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong), and (iv) the CSRC currently has not issued any definitive rule or interpretation concerning whether an offering like ours under this document is subject to this regulation. However, uncertainties still exist as to how the M&A Rules will be interpreted or implemented, and the opinion of our mainland China counsel is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We may be required to obtain approval from PRC authorities in order to continue our listing on NYSE American or to add new listings on other overseas stock exchanges in the future but cannot provide assurance that we will be able to obtain such approval.

Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in China.

Political events, international trade disputes, and other business interruptions could harm or disrupt international commerce and the global economy, and could have a material adverse effect on us and our clients, material vendors, and other partners. International trade disputes could result in tariffs and other protectionist measures which may materially and adversely affect our business.

There have also been concerns about the relationship between the PRC and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and the PRC with respect to trade policies, treaties, government regulations and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China.

Political uncertainty surrounding international trade disputes and the potential of the escalation to trade war and global recession could have a negative effect on customer confidence. We may have also access to fewer business opportunities, and our operations may be negatively impacted as a result. In addition, the current and future actions or escalations by either the United States or the PRC that affect trade relations may cause global economic turmoil and potentially have a negative impact on our markets, our business, or our results of operations, as well as the financial condition of our clients, and we cannot provide any assurances as to whether such actions will occur or the form that they may take.

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued a circular, known as SAT Circular 82, partially abolished on December 29, 2017, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe that, as a Cayman Islands exempted company, GST Cayman is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our Company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our Ordinary Shares. In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of the Ordinary Shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of the Ordinary Shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our Ordinary Shares. See “Material Tax Considerations”.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the Ordinary Shares and investments. Our Company may be subject to filing obligations or may be taxed if our Company is a transferor in such transactions, and may be subject to withholding obligations if our Company is a transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfers of Ordinary Shares of our Company by investors who are non-PRC resident enterprises, our Hong Kong Operating Subsidiaries will not be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. However, if our assessment on the filing under SAT Bulletin 7 and/or SAT Bulletin 37 is incorrect, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Ordinary Shares

There has been no public market for our Ordinary Shares prior to this Offering; if an active trading market does not develop you may not be able to resell our Ordinary Shares at any reasonable price.

The Offering under this prospectus is an initial public offering of our Ordinary Shares. Prior to the closing of the Offering, there was no public market for our Ordinary Shares. While we plan to list our Ordinary Shares on the NYSE American, our listing application may not be approved. If our application to the NYSE American is not approved or we otherwise determine that we will not be able to secure the listing of the Ordinary Shares on the NYSE American, we will not complete the Offering. In addition, an active trading market may not develop following the closing or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your Ordinary Shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling Ordinary Shares and may impair our ability to acquire other companies by using our Ordinary Shares as consideration.

Our Ordinary Shares price may never trade at or above the price in this Offering.

Stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our Ordinary Shares, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our Ordinary Shares shortly following this Offering. If the market price of our Ordinary Shares after this Offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

The initial public offering price for our Ordinary Shares may not reflect their actual value.

The initial public offering price for our Ordinary Shares is and will be determined through negotiations between us and representatives of the underwriters. The price of our Ordinary Shares may not be indicative of their actual value or any future market price for our securities. This price may not accurately reflect the value of the Ordinary Shares or the value that potential investors will realize upon their disposition of Ordinary Shares. The price does not necessarily bear any relationship to our assets, earnings, book value per Ordinary Share or other generally accepted criteria of value.

Our Ordinary Share price may be volatile, and you may lose all or part of your investment. Such rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

As mentioned above, the initial public offering price for our Ordinary Shares will be determined by negotiations between us and representatives of the underwriters based on several factors. This price may vary from the market price of our Ordinary Shares after this Offering and the price for our Ordinary Shares may be volatile and subject to wide fluctuations in response to factors including the following:

•        actual or anticipated fluctuations in results of operations;

•        actual or anticipated changes in our growth rate relative to our competitors, as well as announcements by us or our competitors of significant business developments, changes in relationships with our target customers, manufacturers or suppliers, acquisitions or expansion plans;

•        failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public, as well as variance in our financial performance from the expectations of market analysts;

•        issuance of new or updated research or reports by securities analysts;

•        Ordinary Share price and volume fluctuations attributable to inconsistent trading volume levels of our Ordinary Shares;

•        additions or departures of key management or other personnel;

•        our involvement in litigation;

•        disputes or other developments related to proprietary rights and litigation matters;

•        announcement or expectation of additional debt or equity financing efforts;

•        sales of our Ordinary Shares or other securities by us, our insiders or our other shareholders, or the perception that these sales may occur in the future;

•        the trading volume of our Ordinary Shares;

•        market conditions in our industry;

•        changes in the estimation of the future size and growth rate of our markets;

•        market conditions in our industry;

•        changes in the estimation of the future size and growth rate of our markets; and

•        general economic, market or political conditions in the United States or elsewhere.

These and other market and industry factors may cause the market price and demand for our Ordinary Shares to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their Ordinary Shares and may otherwise negatively affect the liquidity of our Ordinary Shares. In addition, the stock market in general, the NYSE American and emerging growth companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Such rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. Such broad market fluctuations, and other factors (such as variations in operating results, and changes in regulations affecting us and our industry) may adversely affect the market price of our Ordinary Shares, if a market for them develops.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Ordinary Shares.

In addition to the risk addressed above in “— Our Ordinary Share price may be volatile, and you may lose all or part of your investment. Such rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares,” our Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the relevant company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our Ordinary Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our Ordinary Shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Ordinary Shares. In addition, investors of our Ordinary Shares may experience losses, which may be material, if the price of our Ordinary Shares declines after this Offering or if such investors purchase our Ordinary Shares prior to any price decline.

Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. Furthermore, the potential extreme volatility may confuse the public investors of the value of ours shares, distort the market perception of our share price and our Company’s financial performance and public image and negatively affect the long-term liquidity of our Ordinary Shares, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our Ordinary Shares and understand the value thereof.

Volatility in our Ordinary Share price may subject us to securities litigation.

The market for our Ordinary Shares may have, when compared to seasoned issuers, significant price volatility and we expect that our Ordinary Share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation, which could result in substantial costs and liabilities and could divert management’s attention and resources.

If we fail to meet applicable listing requirements, NYSE American may delist our Ordinary Shares from trading, in which case the liquidity and market price of our Ordinary Shares could decline.

Assuming our Ordinary Shares are listed on NYSE American, we cannot assure you that we will be able to meet the continued listing standards of NYSE American in the future. If we fail to comply with the applicable listing standards and NYSE American delists our Ordinary Shares, we and our shareholders could face significant material adverse consequences, including:

•        a limited availability of market quotations for our Ordinary Shares;

•        reduced liquidity for our Ordinary Shares;

•        a determination that our Ordinary Shares are “penny stock”, which would require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

•        a limited amount of news about us and analyst coverage of us; and

•        a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our Ordinary Shares will be listed on NYSE American, such securities will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on NYSE American, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

If you purchase our Ordinary Shares in this Offering, you will incur immediate and substantial dilution in the book value of your Ordinary Shares.

Investors purchasing our Ordinary Shares in this Offering will pay a price per Ordinary Share that substantially exceeds the pro forma as adjusted net tangible book value per Ordinary Share. As a result, investors purchasing Ordinary Shares in this Offering will incur immediate dilution. For more information on the dilution you may experience as a result of investing in this Offering, see “Dilution”.

Our Controlling Shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders.

As of the date of this prospectus, our Controlling Shareholders hold an aggregate of 10,000,000 Ordinary Shares, which will represent an aggregate of 100% of the total voting power. After this Offering, the Controlling Shareholders will hold an aggregate of 10,000,000 Ordinary Shares, respectively, which will represent an aggregate of 61.54% of the total voting power, or 58.18% of the total voting power if the over-allotment option is exercised in full. As a result, the Controlling Shareholders will be able to control the management and affairs of our Company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. The interests of these shareholders may not be the same as or may even conflict with your interests. For example, the shareholder could attempt to delay or prevent a change in control of us, even if such change in control would benefit our other shareholders, which could deprive our shareholders of an opportunity to receive a premium for their Ordinary Shares as part of a sale of us or our assets, and might affect the prevailing market price of our Ordinary Shares due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership may not be in the best interests of our other shareholders.

NYSE American may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities.

Under Section 101 of the NYSE American Company Guide, NYSE American has discretionary authority to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on NYSE American inadvisable or unwarranted in the opinion of NYSE American, even though the securities meet all enumerated criteria for initial or continued listing on NYSE American.

Additionally, NYSE American has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. NYSE American was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small and the insiders of our company will hold a large portion of the company’s listed securities following the consummation of the offering. Therefore, we may be subject to the additional and more stringent criteria of NYSE American for our initial and continued listing.

We have no immediate plans to pay dividends.

We plan to reinvest all of our future earnings, to the extent we have earnings, in order to expand our restaurant offerings and to cover operating costs, finance operations and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our Ordinary Shares in the foreseeable future. As we are a company with a limited operating history, we may not be able to generate, at any time, sufficient surplus cash that would be available for distribution to the holders of our Ordinary Shares as a dividend. Therefore, you should not expect to receive immediate cash dividends on the Ordinary Shares we are offering. Consequently, investors may need to rely on sales of their Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment. In addition, the laws of the Cayman Islands require that certain criteria must be satisfied before we are able to declare and pay dividends.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our Ordinary Share price or trading volume to decline.

If a trading market for our Ordinary Shares develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our Ordinary Shares will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, the analysts who cover us may provide inaccurate or unfavorable research or issue an adverse opinion regarding our Ordinary Share price, our Ordinary Share price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market which, in turn, could cause our Ordinary Share price or trading volume to decline and result in the loss of all or a part of your investment in us.

Investors may have difficulty enforcing judgments against us, our directors and management.

GST Cayman is incorporated under the laws of the Cayman Islands and a majority of our directors and officers reside outside the United States. Moreover, many of these persons do not have significant assets in the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon these persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

There is uncertainty as to whether the courts of the Cayman Islands would recognize or enforce judgments of U.S. courts obtained in actions against us or our directors and officers predicated upon the civil liability provisions of the U.S. federal securities laws or any securities laws of any state in the United States, or entertain original actions brought in the Cayman Islands against us or our directors and officers predicated solely upon U.S. federal securities laws or any securities laws of any state in the United States. Further, there is no treaty in effect between the United States and the Cayman Islands providing for the enforcement of judgments of U.S. courts in civil and commercial matters, and there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States. Some remedies available under the laws of U.S. jurisdictions, including remedies available under the U.S. federal securities laws, may not be allowed in the Cayman Islands courts if contrary to public policy in the Cayman Islands. As a result of all of the above, it may be difficult for you to recover against us or our directors and officers based upon such judgments. See “Enforcement of Civil Liabilities.”

The laws of the Cayman Islands relating to the protection of the interest of minority shareholders are different from those in the United States.

Our corporate affairs are governed by the Memorandum and Articles (as may be amended from time to time), and by the Companies Act and common law of Cayman Islands. The rights of shareholders to take action against our directors, action by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are, to a large extent, governed by the common law of the Cayman Islands and the Memorandum and

Articles (as may be amended from time to time). The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands.

The laws of the Cayman Islands relating to the protection of the interests of minority shareholders differ in certain respects from those established under statutes or judicial precedent in existence in the United States and other jurisdictions. Such differences may mean that the remedies available to our minority shareholders may be different from those they would have under the laws of other jurisdictions, including the United States. Potential investors should be aware that there is a risk that provisions of the Companies Act may not offer the same protection as the relevant laws and regulations in the United States may offer, and should consider obtaining independent legal advice on the implications of investing in foreign-incorporated companies. See “Description of Share Capital.”

Our status as a “foreign private issuer” under the SEC rules will exempt us from the U.S. proxy rules and the more detailed and frequent Exchange Act reporting obligations applicable to a U.S. domestic public company.

Upon the closing of this Offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know, on a timely basis, when our officers, directors and principal shareholders purchase or sell our Ordinary Shares. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

Our status as a foreign private issuer under the NYSE American Company Guide will allow us to adopt certain home country practices in relation to corporate governance matters which may differ significantly from the NYSE American corporate governance listing standards applicable to a U.S. domestic NYSE American listed company.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the NYSE American Company Guide that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the Cayman Islands, may differ significantly from corporate governance listing standards. Currently, we do not plan to rely on any home country practices with respect to our corporate governance after we complete this Offering. Under the NYSE American Company Guide, we may in the future decide to use the home country practices exemption with respect to some or all of the other corporate governance rules, provided that we disclose the requirements we are not following and describe the home country practices we are following. If we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the NYSE American corporate governance listing standards applicable to U.S. domestic issuers.

We will incur increased costs as a result of being a public company.

Upon consummation of this Offering, we will incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. Compliance with U.S. laws and regulations and the NYSE American Company Guide increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. As a public company, we will be required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of this Offering; (b) in which we have total annual gross revenue of at least US$1.235 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter, and (ii) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior 3-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting. If we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. The JOBS Act also provides an emerging growth company with the permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. We do not plan to opt-out of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective data.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our reporting is not as transparent as the reporting of other companies in our industry. Such differences may prevent us from raising additional capital in the public market as and when we need it.

We may allocate the net proceeds from this Offering in ways that differ from the estimates discussed in the section titled “Use of Proceeds” and with which you may not agree.

The allocation of net proceeds of the Offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding the industry and general economic conditions, and our future revenues and expenditures. However, the amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and rate of growth. Management has broad discretion over the use of proceeds of this Offering and we may find it necessary or advisable to use all or portions of the proceeds from this Offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds.” You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other shareholders may not agree with our decisions. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition, results of operations and prospects. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or preserve value. See “Use of Proceeds” for additional information.

We may be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for the current taxable year, which could result in adverse U.S. federal income tax consequences for U.S. Holders of our Ordinary Shares.

In general, we will be treated as a passive foreign investment company (“PFIC”) for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the Section of this prospectus captioned “Certain United States Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules in light of their individual circumstances.

You are strongly urged to consult your tax advisors regarding the impact of our being a PFIC in any taxable year on your investment in our Ordinary Shares as well as the application of the PFIC rules.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•        our future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

•        our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals;

•        current and future economic and political conditions;

•        our expectations regarding demand for and market acceptance of our services and the products and services we assist the distributions of;

•        our expectations regarding our client base;

•        competition in our industry;

•        relevant government policies and regulations relating to our industry;

•        our capital requirements and our ability to raise any additional financing which we may require;

•        overall industry and market performance; and

•        other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains certain data and information that we obtained from various government and industry publications through publicly available sources, and the Cundi Report. The Cundi Report is an industry report commissioned by us and prepared by Cundi, an independent research firm, regarding our industry and our market position in Hong Kong. Statistical data in these publications may include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Ordinary Shares. In addition, the new and rapidly changing nature of the restaurant industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our operations. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

After deducting the estimated underwriters’ discount, the non-accountable expense allowance and offering expenses payable by us, we expect to receive net proceeds of approximately $27.6 million from this Offering. These estimates are based upon an assumed offering price of US$5.00 per Ordinary Share (which is the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus).

We intend to use the net proceeds of this Offering as follows, after we complete the remittance process:

•        approximately 40% for expanding our portfolio of restaurants by opening high-end fine-dining restaurants in Hong Kong and major cities/countries in East Asia;

•        approximately 15% for recruiting promising or experienced chefs and cultivate our existing and newly recruited chefs;

•        approximately 15% for upgrading the facilities of our existing restaurants such as our equipment and utensils and refurbishing our existing restaurants with modern interior designs and tableware appropriate to the dishes offered; and

•        approximately 30% for general administration and working capital.

The precise amounts and percentage of proceeds we devote to particular categories of activity, and their priority of use, will depend on prevailing market and business conditions as well as on the nature of particular opportunities that may arise from time to time. Accordingly, we reserve the right to change the use of proceeds that we presently anticipate and describe herein.

The foregoing is set forth based on the order of priority of each purpose and represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this Offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus.

DIVIDEND POLICY

During the years ended December 31, 2025 and 2024, we and our Operating Subsidiaries have not declared nor distributed any dividend. On March 18, 2025, the Hong Kong Operating Subsidiaries declared and distributed a dividend of HK$10.7 million (approximately US$1.4 million) to their then shareholders. Save as the aforementioned, we and our Operating Subsidiaries have not declared nor distributed any dividend after December 31, 2024 and up to the date of this prospectus. Save as the aforementioned, during the years ended December 31, 2025 and 2024 and up to the date of this prospectus, no transfers or distributions have been made between us and our Hong Kong Operating Subsidiaries or to investors. There is no limitation on the ability to transfer cash between us, our subsidiaries, and investors. We have no cash management policies that dictate how funds are transferred between us, our subsidiaries, and investors. We intend to retain all available funds and future earnings, if any, for operation and business development, however, we may pay dividends on our Ordinary Shares in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors, subject to compliance with applicable Cayman Islands laws regarding solvency. Our board of directors will take into account general economic and business conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and other implications on the payment of dividends by us to our shareholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors.

Under Cayman Islands law, our board of directors may authorize payment of a dividend to shareholders at such time and of such an amount out of profits or our share premium account, if shares have been issued at a premium. No dividend may be paid out of our share premium account unless immediately following the payment we are able to pay our debts as they fall due in the ordinary course of business. Subject to compliance with applicable solvency requirements, there is no further Cayman Islands statutory restriction on the amount of funds which may be distributed by us by dividend.

As we are a holding company, we rely on dividends paid to us by our Hong Kong Operating Subsidiaries for our cash requirements, including funds to pay any dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. Our ability to pay dividends to our shareholders will depend on, among other things, the availability of dividends from our Hong Kong Operating Subsidiaries.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars or HK Dollar.

As an exempted company with limited liability incorporated in the Cayman Islands, we are not subject to any income, withholding or capital gains taxes in the Cayman Islands. Our shareholders will not be subject to any income, withholding or capital gains taxes in the Cayman Islands with respect to their shares and dividends received on those shares, nor will they be subject to any estate or inheritance taxes in the Cayman Islands. Hong Kong does not impose withholding tax on dividends paid outside of Hong Kong by Hong Kong companies. Accordingly, investors will not be subject to Hong Kong withholding tax with respect to a disposition of their Ordinary Shares or with respect to the receipt of dividends on their Ordinary Shares, if any.

CAPITALIZATION

The following tables set forth our cash and capitalization as of December 31, 2025:

•        on an actual basis; and

•        on an as adjusted basis to reflect the issuance and sale of 6,250,000 Ordinary Shares (or 7,187,500 Ordinary Shares assuming the over-allotment option is exercised in full) at an assumed initial public offering price of $5.00 per Ordinary Shares (which is the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus), after deducting the underwriting discounts, the accountable expense, the non-accountable expense allowance and estimated offering expenses payable by us.

You should read the tables together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2025
	Actual	As Adjusted (assuming no exercise of the over-allotment option)	As Adjusted (assuming full exercise of the over-allotment option)
	(in US$)	(in US$)	(in US$)
Indebtedness:
Bank borrowings	1,310,447	1,310,447	1,310,447
Operating lease liabilities, current portion	140,773	140,773	140,773
Operating lease liabilities, net of current portion	62,498	62,498	62,498
Subtotal	1,513,718	1,513,718	1,513,718

Equity:
Ordinary Shares, $0.0001 par value, 500,000,000 shares authorized, 10,000,000 Ordinary Shares outstanding on an actual basis; 16,250,000 Ordinary Shares outstanding on an as adjusted basis assuming the over-allotment option is not exercised; and 17,187,500 Ordinary Shares outstanding on an as adjusted basis assuming the over-allotment option is exercised in full(1)	1,000	1,625	1,719
Additional paid-in capital	2,852	27,570,083	33,179,218
Retained earnings	643,594	643,594	643,594
Accumulated other comprehensive income	12,722	12,722	12,722
Total shareholders’ equity	660,168	28,228,024	33,837,253
Total capitalization	2,173,886	29,741,742	35,350,971

____________

(1)      Does not reflect the Representative’s Warrants to purchase our Ordinary Shares that we will issue to the Representative at the closing of this offering. See “Underwriting.”

DILUTION

If you invest in our Ordinary Shares, you will incur immediate dilution since the public offering price per Ordinary Share you will pay in this Offering is more than the net tangible book value per Ordinary Share immediately after this Offering.

The net tangible book value (excluding deferred offering costs) of our Ordinary Shares as of December 31, 2025 was US$660,168, or US$0.07 per Ordinary Share based upon 10,000,000 Ordinary Shares outstanding as of December 31, 2025. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of Ordinary Shares outstanding. Tangible assets equal our total assets less intangible assets, deferred tax assets and deferred offering cost.

The dilution in net tangible book value per Ordinary Share to new investors, represents the difference between the amount per Ordinary Share paid by purchasers of Ordinary Shares in this Offering and the pro forma net tangible book value per Ordinary Share immediately after completion of this Offering. After giving effect to the sale of the 6,250,000 Ordinary Shares being sold pursuant to the offering price of $5.00 per Ordinary Share, and after deducting underwriters’ discount, and the non-accountable expense allowance payable by us in the amount of $2,656,250, accountable expense allowance payable by us in the amount of $250,000 and estimated Offering expenses in the amount of $776,064, our as adjusted net tangible book value (excluding deferred offering costs) would be approximately $28,227,854 or $1.74 per share of Ordinary Shares. This represents an immediate increase in net tangible book value of $1.67 per Share to existing shareholders and an immediate decrease in net tangible book value of $3.26 per Ordinary Share to new investors purchasing the Ordinary Shares in this Offering.

The following table illustrates this per share dilution:

As of December 31, 2025
Public offering price per Ordinary Share	$5.00
Net tangible book value (excluding deferred offering costs) per Ordinary Share as of December 31, 2025	$0.07
Increase in net tangible book value per Ordinary Share attributable to existing shareholders	$1.67
As adjusted net tangible book value (excluding deferred offering costs) per Ordinary Share after this Offering	$1.74
Dilution per Ordinary Share to new investors	$3.26

The following table sets forth, on a as adjusted basis as of December 31, 2025, the difference between the number of Ordinary Shares purchased from us, the total cash consideration paid, and the average price per Ordinary Share paid by our existing shareholders and by new public investors before deducting estimated underwriters’ discounts, the accountable expense, the non-accountable expense allowance and estimated Offering expenses payable by us, using an assumed public offering price of $5.00 per Ordinary Share:

	Ordinary Shares Purchased		Total Cash Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	10,000,000	61.54%	$1,000	0.004%	$0.0001
New investors from public offering	6,250,000	38.46%	$31,250,000	99.996%	$5.00
Total	16,250,000	100.00%	$31,251,000	100%	$1.92

The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this Offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We operate three restaurants in Hong Kong under three different brands. All three brands have a good reputation and are highly-rated by gourmets in different social media.

Ankôma offers a good blend of France and Japan on the plate, and this Michelin-starred restaurant has steadily built a reputation for well-executed fine dining and delicious comfort food.

Kuno offers Japanese omakase dining experience to customers. An omakase means the customer leaves it up to the chef to select and serve seasonal specialties.

Akai Honoo is another Japanese restaurant that serves skewer and other Japanese foods

As of the date of this prospectus, the restaurants we operated are all located in Tsim Sha Tsui and Causeway Bay. We have over 5 years of experience in the restaurant services industry in Hong Kong and have good relationship with suppliers to support our operations. We generate revenue from restaurant operations in Hong Kong which provide food and beverage to customers.

Key Factors that Affect Our Results of Operations

Our results of operations and financial position have been and will continue to be affected by a number of factors, many of which may be beyond the control of our Group, including those factors set out in “Risk Factors” in this prospectus and those set out below.

Macroeconomic conditions in Hong Kong

We generate our revenue from high-ended restaurant operations in Hong Kong, the performance of which is closely related to the macroeconomic conditions of Hong Kong. Any worsening of the Hong Kong economy may lead to contraction of consumer expenditure on food, fear of a recession and decrease in consumer confidence, and thus significantly affect customers’ overall salary level, spending power and dine-out trend, which could materially and adversely affect our financial conditions and results of operations.

Exposure to risks associated with food safety which may subject us to liability claims and damages to our reputation

The Company is exposed to risks associated with food safety which may subject us to liability claims, damage our reputation and/or affect our relationship with our customers. Such liability claims happen in the food service industry and may require costly measures to investigate and resolve. Even if such claims are without merit, any negative publicity as a result of allegations of unsafe food service can have a significant impact on the Company’s reputation.

We may be unable to control our food costs and labor costs

We rely on our ability to source good quality food ingredients and prepare meals on a cost-efficient basis. However, food costs vary and prices are subject to inflation. In addition, we are required to maintain a team of workforce. As such we are sensitive to labor costs. In the event that we are not able to stay competitive in terms of our pricing and quality of food offered and services rendered, it could have a material and adverse effect on our financial performance.

Brand recognition and market competition

We operate all of our restaurants under our individual brands: “Ankôma”, “Kuno” and “Akai”. Our success depends extensively on the market’s recognition of our brands. We must therefore continue to distinguish ourselves from other market players in the similar market segments and strengthen customers’ preference towards our brands.

Rental expenses

All our restaurants are operated in leased premises. Rental expenses are exposed to fluctuations which are caused by changes in market and economic conditions. Location is one of the decisive factors affecting the success of a restaurant and we always maintain stringent selection criteria. We require our restaurants to be easily accessible with a wide range of modes of transportation. If we cannot obtain desirable locations at reasonable prices, it will adversely effect on our growth strategy. Further, in the event we are not able to negotiate favorable terms of renewal with the landlords before the expiry of the existing tenancy agreements, we may be compelled to cease operations or operate from an alternative less desirable location.

Description and Analysis of Principal Components of Our Results of Operations

The following discussion is based on our Company’s historical results of operations and may not be indicative of our Company’s future operating performance.

Key Components of Results of Operations

For the year ended December 31, 2025 and 2024

	Years Ended December 31,		Variance
	2025	2024	Amount	Percentage
	US$	US$	US$
Revenues	2,803,502	2,276,017	527,485	23.18%

Cost of revenues	(1,376,411)	(1,226,465)	(149,946)	(12.23)%

Gross profit	1,427,091	1,049,552	377,539	35.97%

Operating expenses:
General and administrative expenses	(597,450)	(70,012)	(527,438)	(753.35)%
Total operating expenses	(597,450)	(70,012)	(527,438)	(753.35)%

Income from operations	829,641	979,540	(149,899)	(15.30)%

Other income/(expense)
Interest expense	(69,386)	(103,944)	34,558	(33.25)%
Other income, net	12,082	1,531	10,551	689.16%
Total other income/(expense), net	(57,304)	(102,413)	45,109	44.05%

Income before income taxes	772,337	877,127	(104,790)	(11.95)%

Income tax expense (Note 12)	(213,324)	(83,457)	(129,867)	(155.61)%
Net income	559,013	793,670	(234,657)	(29.57)%
Other comprehensive income
Foreign currency translation adjustment	5,052	6,191	(1,139)	(18.40)%
Comprehensive income	564,065	799,861	(235,796)	(29.48)%

Revenue

Our total revenue increased by approximately 23% or US$0.5 million to US$2.8 million for the year ended December 31, 2025 from approximately US$2.3 million in the year ended December 31, 2024. It was primarily attributable to the push and pull effect of these factors: (i) the rebound of consumer spending in Hong Kong, supported by a recovery in inbound tourism and local demand for premium dining experiences; and (ii) there is a growing popularity in fine dining in Hong Kong.

Cost of Revenue

The following table set forth the breakdown of our cost of revenue for the years ended December 31 2025 and 2024:

	Years Ended December 31,
	2025	2024
	US$	US$
(i) Food and beverages	(643,954)	(491,089)
(ii) Payroll and employee benefits expenses	(457,861)	(488,572)
(iii) Lease expenses*	(175,101)	(166,666)
(iv) Utilities expenses	(39,148)	(34,190)
(v) Others	(60,347)	(45,948)

____________

*        Lease expenses included building management fees, government rent and rates in addition to operating lease expense recognized in accordance with ASC 842.

Our cost of revenue primarily consists of the cost of food ingredients, beverages, lease expenses for restaurant premises, payroll and employee benefits expenses of operation personnel, utility expenses for restaurant operation and other expenses.

Our cost of revenue increased by approximately 12% or US$0.2 million to US$1.4 million for the year ended December 31, 2025 from approximately US$1.2 million in the year ended December 31, 2024, which was in line with the increase in our revenue.

Our cost of food and beverages increased from US$0.5 million for the year ended December 31, 2024 to US$0.6 for the year ended December 31, 2025, which was in line with the increase in our revenue.

Our payroll and employee benefits expenses of operation personnel remained relatively stable at approximately US$0.5 million for the year ended December 31, 2024 and 2025, respectively, reflecting our ability to maintain staff cost efficiency despite the increase in customers and revenue.

Our lease expenses for restaurant premises remained relatively stable at approximately US$0.2 million for the years ended December 31, 2024 and 2025, respectively.

Our utilities expenses for restaurant operation primarily consist of expenses incurred for electricity, gas and water utilities for restaurant operation. Our utilities expenses for restaurant operation remained relatively stable at approximately US$0.03 million and US$0.04 million for the years ended December 31, 2024 and 2025, respectively.

Our other expenses primarily represent bank charges, cleaning fees and repair and maintenance incurred in the ordinary course of operation of our restaurants. Our other expenses increased from US$0.05 million for the year ended December 31, 2024 to US$0.06 million for the year ended December 31, 2025, which was in line with the increase in our revenue.

Gross Profit and Gross Profit Margin

During the financial years ended December 31, 2024 and 2025, our gross profit and gross profit margin were US$1.1 million and 46.1%, and US$1.4 million and 50.9% respectively.

General and administrative expenses

Our general and administrative expenses primarily consist of (i) depreciation expenses; (ii) administrative and miscellaneous expenses and (iii) listing professional fees.

The following table set forth the breakdown of our general and administrative expenses for the years ended December 31 2024 and 2025:

	Years Ended December 31,
	2025	2024
	US$	US$
(i) Depreciation expenses	(10,525)	(42,451)
(ii) Administrative and miscellaneous expenses	(40,540)	(27,561)
(iii) Listing professional fees	(546,385)	—

Our general administrative expenses amounted to approximately US$0.07 million and US$0.60 million for the financial years ended December 21, 2024 and 2025, respectively. General administration expense consists of fixed running costs of our Company.

Depreciation expenses were charged on our property and equipment which included (i) machine and equipment; (ii) furniture and fittings; and (v) renovation expenses. Our depreciation expenses decreased significantly from US$0.04 million to US$0.01 million, which was mainly due to the fully depreciation of leasehold improvements upon the end of the lease term of the lease agreement of one restaurant during the year ended December 31, 2024.

Listing professional fees mainly represent fees paid to our reporting accountants in connection with the audit and review of our financial statements for the purpose of our proposed initial public offering. As the audit work had been completed as of December 31, 2025, the related fees were fully recognized as expenses during the period and were not capitalized, as such audit fees do not qualify as incremental costs directly attributable to the issuance of equity.

Interest expense

Our interest expenses mainly arose from bank borrowings and operating lease interest. Our overall interest expense decreased by approximately US$0.1 million from the financial year ended December 31, 2024 to the financial year ended December 31, 2025 amounted to approximately US$0.07 million.

Net Income

As a result of the foregoing, we reported net income of approximately US$0.79 million and US$0.56 million for the years ended December 31, 2024 and 2025, respectively.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

Liquidity and Capital Resources

Our liquidity and working capital requirements mainly represent the payments for purchases of food ingredients and beverages, staff costs, rental expenses and other operating expenses incurred for our business operations.

Historically, we have met our working capital and other liquidity requirements primarily through cash generated from operating activities and other available sources of financing from banks in Hong Kong. Going forward, we expect to fund our working capital and other liquidity requirements from various sources, including cash generated from operations, loans from banking facilities, the net proceeds from this Offering and other equity and debt financings as and when appropriate. In light of the above, we believe that we have sufficient funds to meet our operating and capital expenditure needs and obligations in the next 12 months.

Cash flows

The following table summarizes our cash flows for the fiscal years ended December 31, 2024 and 2025:

	For the Year Ended December 31,
	2024	2025
	US$	US$
Cash at the beginning of the period	72,935	406,012

Net cash provided by operating activities	757,496	1,010,951
Net cash (used in) provided by investing activities	(114,280)	2,460,935
Net cash used in financing activities	(315,328)	(2,002,354)
Foreign currency translation adjustment	5,189	5,680
Net change in cash	333,077	1,475,212

Cash at the end of the period	406,012	1,881,224

Net cash generated from operating activities

During the financial years ended December 31, 2024 and 2025, the cash flow generated from operating activities was principally generated from the receipts from our restaurant operations, while our cash used in operating activities was principally used for payments for purchases of food ingredients and beverages, staff costs, rental expenses and other operating expenses incurred for our business operations.

Our net cash from operating activities reflects the net income for the year adjusted for (i) non-cash items such as depreciation of property and equipment and operating lease expenses, and (ii) net changes in our operating assets and liabilities such as operating lease liabilities, accounts receivables, prepayments and other assets, accounts payable and accrued expenses and other current liabilities.

Our net cash generated from operating activities was approximately US$0.76 million for the year ended December 31, 2024, mainly derived from net income for the period of approximately US$0.79 million, as adjusted for (i) depreciation and amortization of approximately US$0.19 million; and (ii) deferred income tax of approximately US$3,000, which was partially offset by the decrease in operating lease liabilities of approximately US$0.14 million.

Our net cash generated from operating activities was approximately US$1.01 million for the year ended December 31, 2025, mainly derived from net income for the period of approximately US$0.56 million, as adjusted for (i) depreciation and amortization of approximately US$0.16 million; and (ii) deferred income tax of approximately US$1,700, which was partially offset by the decrease in operating lease liabilities of approximately US$0.15 million.

Net cash used in investing activities

Our cash used in investing activities primarily consists of advance to and repayment from a shareholder of the Company.

Our net cash used in investing activities was approximately US$0.11 million for the year ended December 31, 2024, and it is attributable to the advance to a shareholder.

Our net cash used in investing activities was approximately US$1.28 million and US$3.74 million for the year ended December 31, 2025, which is attributable to the advance to a shareholder and repayment from a shareholder, respectively.

Net cash used in financing activities

Our cash used in financing activities primarily consists of dividend payment, payment of offering costs and repayment of bank borrowings.

Our net cash used in financing activities was approximately US$0.32 million for the year ended December 31, 2024, and it is attributable to the repayment of bank borrowings.

Our net cash used in financing activities was approximately US$2.00 million for the year ended December 31, 2025, which is mainly attributable to the dividend payment to the shareholders of US$1.38 million, payment of initial public offering costs of US$0.34 million and repayment of bank borrowings of US$ 0.33 million, respectively.

Right-of-use Assets, Net and Lease Liabilities

As of December 31, 2024 and 2025, we did not own any property and all our restaurants are leased properties. Our Company recognized a right-of-use asset and a corresponding operating lease liability with respect to all these tenancy agreements in which it is the lessee at the lease commencement date. As of December 31, 2024 and 2025, the carrying value of our right-of-use assets in respect of our property leases amounted to approximately US$0.19 million and US$0.20 million, respectively, with corresponding total operating lease liabilities amounting to approximately US$0.19 million, and US$0.2 million as of the respective dates.

Accounts Receivable

Our accounts receivable mainly represent receivables from credit card companies and third-party aggregators’ platforms in the normal course of business and generally are liquidated within 30 days or less. As of December 31, 2024 and 2025, our accounts receivable amounted to approximately US$0.01 million, respectively.

Inventory

Our inventory was US$5,842 and US$7,074 as of December 31, 2024 and 2025, respectively, which primarily consists of non-perishable items such as canned food and beverages.

Inventory is stated at the lower of cost or net realizable value. Cost is determined by the first-in, first-out method. We also review our inventory to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. During the financial years as of December 31, 2024 and 2025, no indication of write-downs or impairment was required.

Accounts Payable

Our trade payable mainly relate to our purchases of food ingredients and beverages for our restaurant operations. As of December 31, 2024 and 2025, our accounts payable amounted to approximately US$0.06 million and US$0.08 million, respectively.

Bank borrowings

As of December 31, 2024, our bank borrowings amounted to US$1.6 million and are denominated in HK$ and bears interest at variable rates ranging from 3.125%-7.193%. The whole of our bank borrowings are deemed current liability as they contain repayable on demand clauses.

As of December 31, 2025, our bank borrowings amounted to US$1.3 million and are denominated in HK$ and bears interest at variable rates ranging from 3.125%-7.193%. The whole of our bank borrowings is deemed as current liability as they contain a repayable on demand clauses.

Bank borrowings consisted of the following:

	Interest rate (per annum)	2025	2024
Bank of East Asia (“BEA”) – Term loan 1	3.125%(1)	$386,001	$474,200
BEA – Term loan 2	3.125%(2)	407,989	465,148
Bank of Communications (“BOCOM”) – Term loan	7.193%(3)	516,457	704,689
		$1,310,447	$1,644,037
Less: current portion of long-term bank borrowings		(1,310,447)	(1,644,037)
Non-current portion of long-term bank borrowings		$—	$—

____________

(1)      On January 13, 2022, the Company borrowed US$771,514 (HK$4,907,000) as working capital for 8 years at an annual interest rate of Prime Lending Rate (“Prime”) minus 2.5% under the loan agreement with BEA. The loan is secured by The HKMC Insurance Limited and Mr. Ng Wai Lam. As of December 31, 2024 and 2023, the outstanding of the loan was approximately US$472,000 and US$562,000, respectively. There is no material covenant stated in this borrowing. The loan contains a repayable on demand clause.

(2)      On November 22, 2022, the Company borrowed US$558,659 (HK$4,000,000) as working capital for 10 years at an annual interest rate of Prime minus 2.5% under the loan agreement with BEA. The loan is secured by The HKMC Insurance Limited and Mr. Ng Wai Lam. As of December 31, 2024 and 2023, the outstanding of the loan was approximately US$465,148 and US$512,177, respectively. There is no material covenant stated in this borrowing. The loan contains a repayable on demand clause.

(3)      On June 21, 2021, the Company borrowed US$1,550,859 (HK$10,000,000) as working capital for 7 years at an annual interest rate of HKD Best Lending Rate plus 4.25% under the loan agreement with BOCOM. The loan was secured by The HKMC Insurance Limited and Mr. Ng Wai Lam. As of December 31, 2024 and 2023, the outstanding of the loan is approximately US$704,689 and US$885,188, respectively. There is no material covenant stated in this borrowing. The loan contains a repayable on demand clause.

Interest expenses pertaining to the above bank borrowings for the years ended December 31, 2024 and 2025 amounted to US$92,468 and US$60,520, respectively.

Maturities of the principal and interest payments of bank borrowings based on scheduled repayments were as follows:

As of December 31,	2025	2024
2025	$—	$401,767
2026	397,248	397,753
2027	397,248	397,753
2028	264,216	264,552
2029	169,193	169,408
2030	75,519	75,615
2031	67,008	67,093
2032	61,424	61,502
Total bank borrowings repayments	$1,431,856	$1,835,443
Less: imputed interest	(121,409)	(191,406)
Total bank borrowings recognized in the consolidated balance sheet	$1,310,447	$1,644,037

Customer concentrations risk

For the years ended December 31, 2024 and 2025, no customer accounted for more than 10% of total revenue. As of December 31, 2024, two accounts receivable accounted for 57% and 29%, respectively, of the Company’s total accounts receivable. As of December 31, 2025, two accounts receivable accounted for 53% and 26%, respectively, of the Company’s total accounts receivable.

Vendor concentrations risk

For the year ended December 31, 2024, two vendors accounted for 17% and 17 of total purchases, respectively. For the year ended December 31, 2025, four vendors accounted for 16%, 15%, 11% and 10% of total purchases, respectively. As of December 31, 2024, 3 supplier’s accounts payable accounted for approximately 47%, 15% and 13% of the total accounts payable. As of December 31, 2025, 2 supplier’s accounts payable accounted for approximately 33% and 19% of the total accounts payable.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2024 and 2025.

Commitments

Capital commitments

As of December 31, 2024 and 2025, we did not have any capital commitments.

Contingencies

In the ordinary course of business, we may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. We record contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of December 31, 2025 and up through the date of this prospectus.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could vary from the estimates and assumptions that were used.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Impact of Inflation

The types of inflationary pressures that affected our Company has primarily relate to costs of food and beverage, rental expenses, staff salaries and related costs. Inflation in Hong Kong has not materially affected our profitability and operating results. However, we can provide no assurance that we will be unaffected by higher inflation rates in Hong Kong or globally in the future.

Seasonality

We have not observed any significant seasonal trends. Our directors believe that there is no apparent seasonality factor affecting our Company operations.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our profitability, liquidity, or capital resources, or that would cause reported financial information to not be indicative of future operating results or financial condition.

Recent accounting pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”) to improve the disclosures regarding a public entity’s reportable segments and address requests from investors for additional, more detailed information about a reportable segment’s expenses. The Company is required to adopt the guidance in the fourth quarter of fiscal 2025, though early adoption is permitted. The Company adopted the new standard during the current year and concluded that there is no material impact.

OUR CORPORATE HISTORY AND STRUCTURE

We are an offshore holding company incorporated in the Cayman Islands with no material operations of our own. We conduct our operations through our Hong Kong Operating Subsidiaries.

This is an offering of Ordinary Shares of GST Cayman, the holding company, instead of the shares of our Hong Kong Operating Subsidiaries.

Because we are incorporated under the laws of the Cayman Islands, you may encounter difficulty protecting your interests as a shareholder, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Enforcement of Civil Liabilities” for more information.

The chart below illustrates our corporate structure and identifies our subsidiaries immediately prior to and after our initial public offering:

Name	Background	Ownership
GST Cayman	Incorporated on January 15, 2025 under the laws of Cayman Islands as an exempted company.	See “Principal Shareholders” for details of our shareholding structures immediately prior to and after this Offering.
Akai Honoo Capital	Incorporated on January 29, 2018 as a limited liability company under the laws of Hong Kong.	100% owned by GST Cayman.
French Fries Creativeworks	Incorporated on January 29, 2018 as a limited liability company under the laws of Hong Kong.	100% owned by GST Cayman.
Wonderful Concept	Incorporated on January 25, 2018 as a limited liability company under the laws of Hong Kong.	100% owned by GST Cayman.

Name	Background	Ownership
Aurea Studio Limited	Incorporated on April 28, 2025 as a limited liability company under the laws of Hong Kong	100% owned by GST Cayman.
Nexa Design Limited	Incorporated on April 28, 2025 as a limited liability company under the laws of Hong Kong	100% owned by GST Cayman.

Akai Honoo Capital was incorporated on January 29, 2018 under the laws of Hong Kong. The sole shareholder of Akai Honoo Capital is GST Cayman, which holds 10,000 ordinary shares of Akai Honoo Capital.

French Fries Creativeworks was incorporated on January 29, 2018 under the laws of Hong Kong. The sole shareholder of French Fries Creativeworks is GST Cayman which holds 10,000 ordinary shares of French Fries Creativeworks.

Wonderful Concept was incorporated on January 25, 2018 under the laws of Hong Kong. The sole shareholder of Wonderful Concept is GST Cayman which holds 10,000 ordinary shares of Wonderful Concept.

Aurea Studio was incorporated on April 28, 2025 under the laws of Hong Kong. On January 7, 2026, the two independent third parties transferred all the issued shares to the Company. The sole shareholder of Aurea Studio is GST Cayman which holds 20,000 ordinary shares of Aurea Studio.

Nexa Design was incorporated on April 28, 2025 under the laws of Hong Kong. On April 14, 2026, the two independent third parties transferred all the issued shares to the Company. The sole shareholder of Nexa Design is GST Cayman which holds 20,000 ordinary shares of Nexa Design.

On April 2, 2025, Ga Sai Tong Limited entered into sale and purchase agreements with Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited. Pursuant to the sales and purchase agreements, Ga Sai Tong Limited is to sell, and Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited are to acquire, 4.90%, 4.90% and 4.90% of the issued class A ordinary shares equity interests in GST Cayman, at a consideration of HK$1,000,000, HK$1,000,000 and HK$1,000,000, respectively. On the same date, Ga Sai Tong Limited executed the instruments of transfer whereby Ga Sai Tong Limited transferred 661,500, 661,500 and 661,500 class A ordinary shares, out of its 6,750,000 class A ordinary shares, to Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited, respectively.

On April 2, 2025, Ga Sai Tong Capital Limited entered into sale and purchase agreements with East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited, respectively. Pursuant to the sales and purchase agreements, Ga Sai Tong Capital Limited is to sell, and East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited are to acquire, 4.90%, 4.90% and 4.90% of the issued class A ordinary shares equity interests in Ga Sai Tong Enterprise Limited, at a consideration of HK$1,000,000, HK$1,000,000 and HK$1,000,000, respectively. On the same date, Ga Sai Tong Capital Limited executed the instruments of transfer whereby Ga Sai Tong Capital Limited transferred 661,500, 661,500 and 661,500 class A ordinary shares, out of its 6,750,000 class A ordinary shares, to East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited, respectively.

On August 28, 2025, (i) Ga Sai Tong Limited proposed to surrender 988,400 class A ordinary shares and 4,500,000 class B ordinary shares to the Company for cancellation; (ii) Ga Sai Tong Capital Limited proposed to surrender 988,400 class A ordinary shares and 4,500,000 class B ordinary shares to the Company for cancellation; and (iii) Bin Gan Limited, Flamethrower Holdings Limited, Pang Kee Limited, East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited proposed to surrender 137,200, 137,200, 137,200, 137,200, 137,200 and 137,200 class A ordinary shares, respectively, to the Company for cancellation. The Company approved the surrender and cancellation of such shares on August 28, 2025. Subsequent to the transactions, Ga Sai Tong Enterprise Limited is owned as to (i) 3,777,100 class A ordinary shares and 500,000 class B ordinary shares by Ga Sai Tong Limited; (ii) 3,777,100 class A ordinary shares and 500,000 class B ordinary shares by Ga Sai Tong Capital Limited; and (iii) 524,300, 524,300, 524,300, 524,300, 524,300 and 524,300 class A ordinary shares by Bin Gan Limited, Flamethrower Holdings Limited, Pang Kee Limited, East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited, respectively.

On December 30, 2025, Ga Sai Tong Limited, Ga Sai Tong Capital Limited, Bin Gan Limited, Flamethrower Holdings Limited, Pang Kee Limited, East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited proposed to surrender 600,100, 600,100, 83,300, 83,300, 83,300, 83,300, 83,300 and 83,300 Ordinary Shares to the Company for cancellation, respectively. The Company approved the surrender and cancellation of such shares on December 30, 2025. Subsequent to the transactions, Ga Sai Tong Enterprise Limited is owned as to (i) 3,177,000 Ordinary Shares and 500,000 Class B ordinary shares by Ga Sai Tong Limited; (ii) 3,177,000 Ordinary Shares and 500,000 Class B ordinary shares by Ga Sai Tong Capital Limited; and (iii) 441,000, 441,000, 441,000, 441,000, 441,000 and 441,000 Ordinary Shares by Bin Gan Limited, Flamethrower Holdings Limited, Pang Kee Limited, East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited, respectively.

On July 15, 2026, Ga Sai Tong Limited entered into sale and purchase agreements with Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited, respectively. Pursuant to the sales and purchase agreements, Ga Sai Tong Limited is to acquire, and Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited are to sell, 4.90%, 4.90% and 4.90% of the issued Class A Ordinary Shares equity interests in Ga Sai Tong Enterprise Limited, at the consideration of HK$1,050,000, HK$1,050,000 and HK$1,050,000, respectively. On the same date, Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited executed the instruments of transfer whereby Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited have transferred 441,000, 441,000 and 441,000 Class A ordinary shares, to Ga Sai Tong Limited, respectively.

On July 15, 2026, Ga Sai Tong Capital Limited entered into sale and purchase agreements with East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited, respectively. Pursuant to the sales and purchase agreements, Ga Sai Tong Capital Limited is to acquire, and East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited are to sell, 4.90%, 4.90% and 4.90% of the issued Class A ordinary shares equity interests in Ga Sai Tong Enterprise Limited, at the consideration of HK$1,050,000, HK$1,050,000 and HK$1,050,000, respectively. On the same date, East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited executed the instruments of transfer whereby East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited have transferred 441,000, 441,000 and 441,000 Class A ordinary shares, to Ga Sai Tong Capital Limited, respectively. Subsequent to the transfers, Ga Sai Tong Enterprise Limited is owned as to (i) 4,500,000 Class A ordinary shares and 500,000 class B ordinary shares by Ga Sai Tong Limited; and (ii) 4,500,000 Class A ordinary shares and 500,000 class B ordinary shares by Ga Sai Tong Capital Limited.

On July 16, 2026, the Company passed board resolutions and shareholder resolutions to re-classify and re-designate each issued and unissued Class A ordinary shares and Class B ordinary shares into Ordinary Shares of US$0.0001, such that the authorized share capital of the Company shall become US$50,000 divided into 500,000,000 Ordinary Shares of US$0.0001 each. Subsequent to the re-designation, the Company is owned as to 5,000,000 and 5,000,000 Ordinary Shares of par value of US$0.0001 each to Ga Sai Tong Capital Limited and Ga Sai Tong Limited, respectively.

Our Controlling Shareholders, Ga Sai Tong Limited and Ga Sai Tong Capital Limited, currently both directly and indirectly owns 50% of our Ordinary Shares, and, upon consummation of this Offering, our Controlling Shareholders will own in aggregate 61.54% of our the total voting power of our outstanding Shares (or 58.18% if the over-allotment option is exercised in full). See “Risk Factors — Risks Related to Our Ordinary Shares — Our Controlling Shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders.”

INDUSTRY OVERVIEW

The information presented in this section has been derived from an industry report commissioned by us and prepared by Cundi, an independent research firm, regarding our industry and our market position in Hong Kong. We refer to this report as the “Cundi Report”. We believe that the sources of such information are appropriate, and we have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading in any material respect or that any fact has been omitted that would render such information false or misleading in any material respect. However, neither we nor any other party involved in this Offering has independently verified such information. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these forecasts and other forward-looking information.

1. Overview of the Macroeconomic Environment in Hong Kong

Hong Kong’s economy experienced moderate growth in 2024, primarily driven by external demand and a recovery in trade and tourism. The real Gross Domestic Product (“GDP”) expanded by 2.5% for the year, following a 3.2% increase in 2023. This growth was supported by a 4.7% rise in goods exports and a 4.8% increase in services exports, reflecting the resilience of Hong Kong’s international trade sector. Despite this positive trend, private consumption expenditure declined by 0.6%, largely due to changing consumer behavior and ongoing economic uncertainties. Inflation remained mild, with the underlying Composite Consumer Price Index (“CPI”) inflation rate recorded at 1.1%, ensuring relative stability in operational costs.

Over the past five years, Hong Kong’s GDP has maintained a compound annual growth rate (“CAGR”) of approximately 2.23%. This trajectory indicates a gradual recovery from the disruptions caused by the pandemic, though the domestic market still faces challenges, particularly in household spending.

Hong Kong Gross Domestic Product at Current Market Prices (2015 to 2024)

3200000
3100000
3000000
2900000
2800000
2700000
2600000
2500000
2400000
Amount (HK$ Million)
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
Year

Source: Data derived from the Census and Statistics Department of the Government of the Hong Kong Special Administrative Region

The city’s economic outlook for 2025 remains cautiously optimistic, with expectations of steady growth supported by regional economic recovery and government initiatives to boost domestic demand.

2. Overview of the Restaurant Industry in Hong Kong

The restaurant industry in Hong Kong is a key contributor to the economy, in general, accommodation and food services accounting for approximately 2.1% contribution to GDP in 2023. The industry is diverse, encompassing a broad range of establishments, including Chinese and non-Chinese restaurants, fast food chains, bars, and specialty dining venues. Post-pandemic recovery efforts have been evident, although growth in 2024 has moderated due to inflationary pressures and shifting consumer preferences.

A noticeable trend in the industry is the increasing emphasis on experiential and value-driven dining. Consumers are showing a stronger preference for interactive dining experiences and premium ingredients rather than traditional luxury services. The rapid digitalization of the sector, including the expansion of online food delivery platforms, has also significantly influenced consumer behavior, leading to structural changes in the market. Despite operational challenges such as rising rental costs and a persistent labor shortage, the industry remains resilient, benefiting from Hong Kong’s status as a regional tourism and financial hub.

3. Market Size of the Restaurant Market in Hong Kong

The total revenue of Hong Kong’s restaurant industry in the fourth quarter of 2024 was estimated at HK$276 billion, reflecting a 0.4% year-on-year increase. Meanwhile, purchasing costs for the industry declined by 2.5%, suggesting a reduction in input costs. For the full year, the restaurant market size reached approximately HK$1,094 billion, marking a marginal increase compared to the previous year.

Hong Kong Restaurant Receipts and Purchases (2015 to 2024)

Total Revenue
Total Cost
Amount (HK$ Million)
120000
100000
80000
60000
40000
20000
0
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
Year

Source: Data derived from the Census and Statistics Department of the Government of the Hong Kong Special Administrative Region

Throughout 2024, market fluctuations were evident. The first quarter saw total industry revenue of HK$282 billion, up 2.3% year-on-year, while procurement costs declined slightly by 0.3%. In the second quarter, revenue dropped to HK$269 billion, a 2.1% year-on-year decrease, with procurement costs falling by 4.0%. The third quarter recorded further declines, with total revenue decreasing to HK$267 billion, down 1.3% year-on-year, and procurement costs down by 0.1%.

Looking ahead, the restaurant market is projected to grow over the next five years. This growth will be driven by the recovery in tourism, changes in consumer preferences, and the continued expansion of digital food services.

4. Market Size of the Fine-Dining Market in Hong Kong

The fine-dining segment in Hong Kong represents a significant portion of the restaurant industry, driven by both local affluent customers and the city’s status as an international tourist hub. While exact figures for the fine-dining market are not always readily disclosed, we can infer trends from overall restaurant revenue and the performance of fine-dining establishments.

Gross Value:

•        The total revenue of Hong Kong’s restaurant industry in the fourth quarter of 2024 was estimated at HK$276 billion, reflecting a 0.4% year-on-year increase. Though the fine-dining market contributes a smaller share of the total market, its value is substantial, with fine-dining restaurants in luxury hotels, international cuisine offerings, and Michelin-starred restaurants commanding a premium price point.

•        Specific categories, like premium Chinese restaurants, international fine-dining, and hotel-based dining, continue to see growth despite challenges posed by external factors like the pandemic or economic volatility. The Hong Kong government and private entities are also continuing to invest in boosting the tourism and hospitality sectors, with fine-dining being an essential part of the city’s appeal to foreign tourists.

Future Growth:

•        The fine-dining market is expected to see steady growth over the next few years, driven by the return of international tourism, the rising number of local wealthy individuals, and increasing consumer preferences for luxury experiences.

•        The market is expected to grow at a rate slightly higher than the overall restaurant industry in the coming years. For the fine-dining segment, growth over the next 3-5 years will be driven by increased disposable income, the expansion of food delivery for upscale restaurants, and a rising number of fine-dining establishments offering unique and bespoke experiences.

5. Market Drivers and Future Trends of Hong Kong’s Restaurant Industry

Several drivers are shaping the future of Hong Kong’s restaurant industry, particularly as the market adapts to changing consumer behaviors and external economic pressures. Key trends and drivers include:

Key Market Drivers:

1.      Recovery of Tourism:

•        As Hong Kong recovers from the pandemic, the return of tourists — especially from Mainland China, Southeast Asia, and Western countries — will significantly contribute to the restaurant market, particularly in luxury and fine-dining segments. This influx of tourists, combined with their consumption patterns, will lead to an increase in demand for fine-dining, specialty cuisines, and unique local dining experiences.

2.      Urbanization and Increasing Disposable Income:

•        Hong Kong continues to see growth in its middle and upper-income brackets. As disposable incomes rise, residents are increasingly willing to spend on fine-dining experiences. Additionally, the younger, more affluent population is more likely to spend on dining out and seek out diverse and unique culinary experiences.

3.      Technological Integration:

•        The growth of food delivery platforms like UberEats, Deliveroo, and local players has brought convenience to consumers. Upscale restaurants are capitalizing on this trend by offering high-quality delivery services for fine-dining, which was traditionally limited to dine-in only.

•        Furthermore, technology adoption such as digital ordering, AI-driven recommendations, and restaurant reservations via apps is reshaping customer engagement, making dining experiences more convenient and personalized.

4.      Health and Sustainability Trends:

•        As global and local awareness of health issues increases, consumers are turning to healthier and more sustainable food options. Restaurants are responding by incorporating organic, plant-based, and locally sourced ingredients into their menus. The rise of eco-conscious dining, with restaurants adopting green certifications and sustainable practices, is a trend that’s expected to shape the market for the foreseeable future.

5.      Experiential Dining:

•        Consumers are now looking for more than just a meal — they are seeking experiences. From interactive dining experiences (e.g., cooking shows) to immersive themed restaurants, the future of Hong Kong’s restaurant industry will focus on offering experiences that are memorable and highly shareable on social media. High-end restaurants are increasingly offering unique dining experiences such as private rooms with personalized menus, celebrity chef-hosted meals, or fine wines paired with custom dishes.

Future Trends:

1.      Focus on Globalization and Fusion Cuisines:

•        The trend of blending global flavors and techniques will continue to dominate. Hong Kong’s strategic position as an international city allows it to serve as a hub for new culinary trends, such as Korean-Japanese fusion or plant-based Asian fine-dining. These innovations are expected to attract both local and international consumers.

2.      Growth in Food Delivery for High-End Restaurants:

•        While delivery was traditionally not associated with fine-dining, the industry has seen a shift as restaurants adapt to demand for at-home fine-dining. Upscale restaurants are investing in packaging, logistics, and digital platforms to offer home delivery without compromising on quality.

3.      Automation and Robotics in Kitchens:

•        Fine-dining establishments are experimenting with robotics to improve efficiency and ensure consistency in food preparation. This trend is expected to grow, especially in food preparation for complex and high-volume kitchens.

4.      Increased Focus on Diversity and Inclusion:

•        There is also a growing trend toward greater diversity in restaurant menus, staffing, and the type of dining experiences offered, catering to various cultural and dietary needs.

6. Entry Barriers of the Restaurant Market in Hong Kong

While the restaurant industry in Hong Kong offers ample opportunities, it also presents various entry barriers that businesses must consider:

1.      High Capital Investment:

•        The costs associated with opening and maintaining a restaurant, particularly in prime locations, are considerable. Hong Kong is known for its high real estate prices, which can significantly increase the startup costs for restaurant businesses, especially those aiming for high-end service. A restaurant needs not only capital for the physical premises but also for permits, licenses, staff wages, and ongoing operational costs.

2.      Regulatory Requirements:

•        Hong Kong has strict food safety and health regulations, including hygiene standards, food labeling, and environmental health laws that businesses must comply with. Non-compliance can result in heavy fines, reputation damage, and even closure. These regulatory hurdles are particularly challenging for new entrants without prior experience in navigating such systems.

3.      Strong Competition:

•        Hong Kong’s restaurant market is saturated, with thousands of establishments across various categories. From street food to Michelin-starred restaurants, competition is fierce, and differentiating oneself can be a significant challenge. New entrants must offer unique value propositions, exceptional service, and innovative dining experiences to stand out.

4.      Labor Shortages and Skills Gap:

•        The restaurant industry in Hong Kong, especially in fine-dining, faces challenges related to the recruitment and retention of skilled labor, including chefs and restaurant management staff. The relatively low wages in the sector compared to the high cost of living in Hong Kong make it difficult for restaurants to attract and retain quality workers.

5.      Supply Chain and Import Reliance:

•        Many high-end restaurants in Hong Kong rely on imported goods and specialized ingredients. Fluctuations in the supply chain or disruptions caused by global economic conditions (e.g., shipping delays, increased tariffs) can affect operational stability.

6.      Changing Consumer Behavior:

•        The shift in consumer preferences, influenced by economic cycles and changing lifestyles, can impact restaurant success. During periods of economic downturn, discretionary spending on dining out, particularly in the high-end sector, tends to decrease. Restaurants must remain agile to adapt to these shifts in consumer demand.

Conclusion

The Hong Kong restaurant industry in 2024 is characterized by moderate growth, evolving consumer preferences, and increasing digital transformation. While economic headwinds persist, the recovery in tourism, the expansion of fine-dining, and the emphasis on sustainability present strong growth opportunities. As businesses adapt to changing market dynamics, those that embrace innovation, efficiency, and experiential dining will remain competitive in one of Asia’s premier food and beverage markets.

BUSINESS

Our Mission

Our corporate philosophy is to respect the fundamentals of the ingredients while delivering an aesthetically pleasing and delightful experience to our guests. We never forget the mindset of constant study and every dish is painstakingly selected to whet our guests’ appetite. We aim to create an all-rounded dining concept with individuality and creativity.

Overview

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands on January 15, 2025, as a holding company. We conduct our operation through our wholly-owned Hong Kong Operating Subsidiaries, namely. Akai Honoo Capital, French Fries Creativeworks, Wonder Concept, Aurea Studio and Nexa Design. We are an established restaurant group in Hong Kong serving a variety of cuisines such as Japanese yakitori, French-Japanese fusion and authentic Japanese sashimi/sushi cuisines. As of the date of this prospectus, we operate three restaurants, namely Akai Honoo, Ankoma and Kuno, located at commercial premises in Tsim Sha Tsui and Causeway Bay of Hong Kong.

Our portfolio of restaurants caters to guests from different backgrounds and with different preferences. Our offerings range from day-to-day catering to fine-dining experience. The following images set out our different brands and cuisine style of each restaurant in our portfolio:

Akai Honoo Japanese yakitori	Ankoma French-Japanese fusion

Kuno Japanese

We strive to offer our guests an unforgettable dining experience based on creativity, authenticity, elegance and innovation. Our restaurants are highly recognized in Hong Kong. Ankoma was featured in the Michelin Guide Hong Kong in 2025, applauded for its butter-aged lobster and roast three-yellow chicken. Ankoma was also listed in “The 50 best restaurants in Hong Kong” on Time Out (Hong Kong) in December 2024, praising its sensational French-Japanese cuisine. Akai Honoo, Ankoma and Kuno are highly-rated on Openrice, a widely-used food and restaurant guide website in Hong Kong, with an average rating of 4.5/5.0 as of December 31, 2025.

We, through our Hong Kong Operating Subsidiaries, have achieved progressive growth in our business. For each of the fiscal years ended December 31, 2025 and 2024, our total revenue was approximately US$2.8 million and US$2.3 million, respectively. Each of the fiscal years ended December 31, 2025 and 2024, our net income was approximately US$0.6 million and US$0.8 million, respectively.

According to the Cundi Report, the total revenue of Hong Kong’s restaurant industry in the fourth quarter of 2024 was estimated at HK$276 billion, reflecting a 0.4% year-on-year increase. For the full year, the restaurant market size reached approximately HK$1,094 billion, marking a marginal increase compared to the previous year. The fine-dining segment in Hong Kong represents a significant portion of the restaurant industry, driven by both local affluent customers and the city’s status as an international tourist hub. The market is expected to grow at a rate slightly higher than the overall restaurant industry in the coming years. Looking ahead, the restaurant market is projected to grow over the next five years. This growth will be driven by the recovery in tourism, urbanization and increasing disposable income, technological integration, health and sustainability trends and experiential dining.

Our Competitive Strengths

We believe that the following strengths have contributed to our success and differentiate us from our peers:

Our portfolio of restaurants is highly recognized in Hong Kong

We strive to offer our guests an unforgettable dining experience based on creativity, authenticity, elegance and innovation. As of the date of this prospectus, we operate three restaurants, namely Akai Honoo, Ankoma and Kuno. Our restaurants are highly recognized in Hong Kong. Ankoma was featured in the Michelin Guide Hong Kong in 2025, applauded for its butter-aged lobster and roast three-yellow chicken. Ankoma was also listed in “The 50 best restaurants in Hong Kong” on Time Out (Hong Kong) in December 2024, praising its sensational French-Japanese cuisine. Akai Honoo, Ankoma and Kuno are highly-rated on Openrice, a widely-used food and restaurant guide website in Hong Kong, with an average rating of 4.5/5.0 as of December 31, 2025.

We are constantly looking for opportunity to develop our portfolio of restaurant. Our restaurants are strategically located at commercial premises in Tsim Sha Tsui and Causeway Bay of Hong Kong, reaching target clients with relatively high spending power. We believe that by carefully selecting the locations of our restaurants enable us to establish the image of a high-end restaurant brand and capture market share in a highly-competitive restaurant industry.

We are committed to quality ingredients and innovative menu

We believe our success is built on our ability to deliver innovative cuisines of consistent high quality. To ensure the dishes that we serve our guests are of top quality, our operation team source only from quality reputable ingredient suppliers. Our operation team constantly monitor the freshness of our ingredients and the food preparation process.

The head chefs of each restaurant review the menus from time to time and never stop to display their talents in innovation. We constantly change our dishes by offering seasonal and inventive dishes to ensure each visit of our guests is unique and delightful. We believe constantly changing the menu helps to maintain interests of our guests and encourage returning clients.

We have an experienced and professional management team

Our management team comprises professionals with extensive experience. Mr. Wai Kit, Ng, our Chief Executive Officer and Chair of the board of the Company, has over three years of experience in the restaurant industry and over eight years of experience in marketing, while Mr. Sui Chi Wong, our Chief Financial Officer, has over 30 years of experience in accounting, financing and auditing industry. Our management is supported by a team of experienced and dedicated chefs. For example, Mr. Frankie Wong, who heads Ankoma, has an extensive Michelin-starred fine-dining establishment experience. Leveraging on our staff’s experience in the industry and in-depth knowledge possessed by our management team, we believe we are capable of constantly driving forward in pursuit of uniqueness and bring delightful and unforgettable memories to our guests.

Our Growth Strategies

Our principal growth strategies include further strengthening our market position and increasing our market share in the Hong Kong restaurant industry. We intend on achieving this growth by actively seeking new opportunities on expansion. To achieve these goals, we plan on implementing the following strategies:

Further expand our portfolio of restaurants

With Ankoma’s recognition in Michelin Guide Hong Kong in 2025, we plan to capitalize on this prestigious accolade and continue developing our portfolio of restaurants by opening additional restaurants. Our management observed that the middle and upper classes of Hong Kong are willing to spend extra for quality food and there is a high demand of mid-to-high-end restaurants in Hong Kong. We intend to explore the options to open high-end fine-dining restaurants in the heart of Hong Kong’s central business district, offering authentic and appealing fusion concept dishes. We believe opening additional restaurants that offer innovative dinning concepts will broaden our client base and attract returning clients to our other restaurants as well. Our management also intends to aggressively open new restaurants in major cities/countries in East Asia such as Tokyo, Osaka, Singapore and Kuala Lumpur, where the target market demographic has a high disposable income, value or have a taste for authenticity, and is willing to dine out for a revolutionary dining experience. We strategically select regions with dense populations and high concentration of individuals who align to our values. Leveraging on our experience in operating Michelin-recognized restaurant in Hong Kong, we believe we are well positioned to expand overseas and attract a wider clientele. We believe opening new restaurants overseas enable us to establish our brands in culinary excellence. As of the date of this prospectus, we have not entered into any binding agreement for any expansion nor identified any definite site for opening restaurants.

Recruit and cultivate future talents

We strive to offer our an guests unforgettable dining experience based on creativity, authenticity, elegance and innovation. We believe it is essential to actively recruit and educate future artisans from an early stage. As a high-end restaurant brand, our restaurants heavily rely on the skillset and perspective of our head chefs to deliver the highest quality and inspiring dishes to our guests. We believe recruiting promising or experienced talents can cultivate our next generation of artisans who embody our high standards and commitment to innovation. With Ankoma’s recognition as a Michelin Guide-listed restaurant, we believe we are well-positioned to recruit talent with precious experience in Michelin Guide-listed or award-winning restaurants. We also plan to devote more time and efforts in cultivating our existing and newly recruited chefs to foster their growth and development. We intend to subsidize our elevated artisans to Michelin-starred establishments in Hong Kong, Japan or France to be inspired and learn their culinary technique.

Upgrade the facilities of our existing restaurants

We strongly believe in providing a wholesome experience for our guests and value setting an exquisite tone and vibe in our restaurants. Our management believes that maintaining and upgrading our existing restaurants are vital to providing a refreshing experience to our guests. We plan to upgrade our equipment and utensils and refurbish our existing restaurants with modern interior designs and tableware appropriate to the dishes offered. We believe utilizing exquisite and sophisticated plates and tableware allows our diners to enjoy the rich harmony of excellent dishes and an aesthetically pleasing atmosphere.

Challenges, Competition and Obstacles

According to the Cundi Report, we face the following challenges, competition and obstacles:

•        High Capital Investment:    The costs associated with opening and maintaining a restaurant, particularly in prime locations, are considerable. Hong Kong is known for its high real estate prices, which can significantly increase the startup costs for restaurant businesses, especially those aiming for high-end service. A restaurant needs not only capital for the physical premises but also for permits, licenses, staff wages, and ongoing operational costs.

•        Regulatory Requirements:    Hong Kong has strict food safety and health regulations, including hygiene standards, food labeling, and environmental health laws that businesses must comply with. Non-compliance can result in heavy fines, reputation damage, and even closure. These regulatory hurdles are particularly challenging for new entrants without prior experience in navigating such systems.

•        Strong Competition:    Hong Kong’s restaurant market is saturated, with thousands of establishments across various categories. From street food to Michelin-starred restaurants, competition is fierce, and differentiating oneself can be a significant challenge. New entrants must offer unique value propositions, exceptional service, and innovative dining experiences to stand out.

•        Labor Shortages and Skills Gap:    The restaurant industry in Hong Kong, especially in fine-dining, faces challenges related to the recruitment and retention of skilled labor, including chefs and restaurant management staff. The relatively low wages in the sector compared to the high cost of living in Hong Kong make it difficult for restaurants to attract and retain quality workers.

•        Supply Chain and Import Reliance:    Many high-end restaurants in Hong Kong rely on imported goods and specialized ingredients. Fluctuations in the supply chain or disruptions caused by global economic conditions (e.g., shipping delays, increased tariffs) can affect operational stability.

•        Changing Consumer Behavior:    The shift in consumer preferences, influenced by economic cycles and changing lifestyles, can impact restaurant success. During periods of economic downturn, discretionary spending on dining out, particularly in the high-end sector, tends to decrease. Restaurants must remain agile to adapt to these shifts in consumer demand.

Our Business Model

We are an established restaurant group in Hong Kong serving a variety of cuisines such as Japanese yakitori, French-Japanese fusion and authentic Japanese sashimi/sushi cuisines. We conduct our operation through our wholly-owned Hong Kong Operating Subsidiaries, Akai Honoo Capital, French Fries Creativeworks, Wonder Concept, Aurea Studio and Nexa Design. As of the date of this prospectus, we operate 3 restaurants, namely Akai Honoo, Ankoma and Kuno, located at commercial premises in Tsim Sha Tsui and Causeway Bay of Hong Kong.

Our portfolio of restaurants caters for guests of different background and preferences. Our offerings ranged from day-to-day catering to fine-dining experience. The following sets out a brief introduction of each of our restaurants:

Akai Honoo

“Three years of skewering, a lifetime of grilling.” It is said in Japanese that persistence pays off. That spirit is taken to heart. Akai Honoo values the quality of ingredients and each of them is carefully selected. Akai Honoo offers yakitori and crafts new possibilities with herb-fed chicken from Japan to bring an unforgettable experience to its guests.

Ankoma

Ankoma is headed by Mr. Frankie Wong, a visionary chef with Michelin-starred fine-dining establishment experiences. Frankie displays his talents with creations that never stops to amuse his guests. Ankoma offers a fusion of French and Japanese cuisine in an intimate dining setting with a cozy al fresco terrace.

Kuno

Kuno puts into practice the saying that “the quality of the ingredients determines the quality of the dish”. Kuno offers dishes that are beautiful to behold, while respecting the fundamentals of Japanese cooking. Kuno delights its guests with in season sashimi and Japanese seafood cuisines that expresses “umami” with flavors of true simplicity, offering the true character and freshness of ingredients themselves.

We, through our Hong Kong Operating Subsidiaries, have achieved progressive growth in our business. For each of the fiscal years ended December 31, 2025 and 2024, our total revenue was approximately US$2.8 million and US$2.3 million, respectively. Each of the fiscal years ended December 31, 2025 and 2024, our net income was approximately US$0.6 million and US$0.8 million, respectively.

Our restaurants are independently operated and provide full-service to our guests. Guests are served from the time they enter the restaurant, include being led to their table, order taking, food delivery and payment. Our clients mainly settle their bill by cash or credit cards.

Restaurant Maintenance

To ensure the dishes that we served on our guests are of top quality, our operation team sources only from quality reputable ingredient suppliers. We carefully select suppliers based on (i) market reputation and credibility; (ii) food quality; (iii) price; (iv) time of delivery and (v) supplier’s compliance with health and safety standards. Our operation team constantly monitors the freshness of our ingredients.

Depending on the needs of individual restaurants, the head chefs of each restaurant monitors our inventory and place orders for our food ingredients and beverage. The food ingredients and beverage ordered are delivered directly to our restaurants. Our head chefs and staff will inspect the quality and quantity of the food ingredients on delivery. Food ingredients are stored at appropriate temperatures and conditions in refrigerating facilities.

The head chefs of each restaurant monitors all the food processing procedures such as washing, cutting, seasoning, cooking, serving and washing to ensure food safety and are responsible for ensuring that the quality of each dish served to our guests is of the highest quality. At the end of each day, all our restaurants are thoroughly cleaned every night to maintain proper hygiene.

Expansion and Dish Development

Our management constantly seeks opportunities to expand our portfolio of restaurants. When deciding on opening new restaurants, our management considers (i) location; (ii) expected manpower and chef availability; (iii) restaurant concept cuisine; and (iv) expected performance and customer-traffic. We are determined to continue expanding to develop innovative dining concepts.

We believe that the development of new dishes is important for our restaurants and we anticipate that new dishes will attract client interest. Led by our head chefs, our staff regularly gathers feedback from our guests, analyzes market data and accumulates ideas for developing innovative cuisines. Our head chefs then finalizes new concepts and make prototypes in pursuit of the optimal taste. Our management will review the new dishes and seasonal items with our marketing team and offer it to our customers.

Marketing

We deploy various marketing and advertising campaigns to increase market awareness of our restaurants and allocate most of our marketing budget to online marketing. Our marketing objectives include raising the profile of our restaurants, promoting our new dishes or seasonal items, creating demand, promoting sales and building a brand image. Our sales and marketing staffs create promotional materials and conduct research on target audience demands to deliver effective messages to our target audiences. We promote our restaurants through social media and advertising. Each of our restaurants has a separate Instagram account to promote its latest dishes with food photos to market our restaurants. Our restaurants are also mentioned on major restaurant guide websites such as Openrice.

Pricing Strategy

As each of our restaurants serves a different range of dishes with individual menus, we do not have a standardized pricing of dishes across our restaurant portfolios. In determining pricing of the menu items, we mainly consider (i) cost of food ingredients or beverages; (ii) prices of similar dishes by our competitors; (iii) cost of processing the food ingredients or beverages; and (iv) target profit margin. The head chef of each restaurant is responsible for managing the costs of each restaurant.

Our Clients

Due to the nature of our restaurant business, the majority of the clients of our restaurants are retail clients from the general public. For the fiscal years ended December 31, 2025 and 2024, none of our clients accounted for more than 10% of our annual revenue. We have not enter into any long-term contracts with our clients.

Our Suppliers

Our suppliers mainly consist of food ingredients and beverage suppliers. Most of our suppliers are local suppliers, importers and distributors selected by us. We generally place purchase order with our suppliers on an as-needed basis, and do not enter into any long-term contracts with our suppliers. The purchase order generally contain description of the goods to be delivered, the rate per unit and the total amount payable by us. Some suppliers may grant us a credit period of 14-30 days after the invoice date. We generally settle the amount by cash or bank transfer.

For the fiscal year ended December 31, 2025, none of our suppliers accounted for over 10% of the cost of revenues. In the fiscal year ended December 31, 2024, none of our suppliers accounted for over 10% of the cost of revenues.

Seasonality

We have not observed any significant seasonal trends. Our directors believe that there is no apparent seasonality factor affecting our Company operations.

Licenses

As of the date of this prospectus, our Operating Subsidiaries maintain the following licenses:

No.	Name of Restaurant	License Holding Company	License	Valid till
1	Akai Honoo	Aurea Studio	General Restaurant License	December 22, 2026
2	Ankoma	Nexa Design	General Restaurant License	March 17, 2027(1)
			Liquor License	May 24, 2027
3	Kuno	Wonderful Concept	General Restaurant License	November 2, 2026(2)
			Liquor License	November 1, 2026

____________

Notes:

(1)      Under the general restaurant license of Ankoma, Ankoma is also authorized to sell sashimi and sushi.

(2)      Under the general restaurant license of Kuno, Kuno is also authorized to sell sashimi and sushi.

Properties

As of the date of this prospectus, we entered into the following lease agreements:

Location	Term of Lease	Rent	Usage
Fifth Floor of Kam Lung Commercial Centre, No. 2 Hart Avenue, Kowloon, Hong Kong	November 1, 2023 to October 31, 2025 (further extended to October 31, 2027)	HK$34,800 per month (HK$30,000 per month subsequent to October 31, 2025)	Restaurant (in renovation)
Second Floor of Kam Lung Commercial Centre, No. 2 Hart Avenue, Kowloon, Hong Kong	December 16, 2025 to December 15, 2026	HK$41,500 per month	Restaurant
Fifth Floor together with the Flat Roof Apputenant thereto, Po Cheong Commercial Building, No. 29 Prat Avenue, Kowloon, Hong Kong	May 1, 2025 to August 15, 2027	HK$26,300 per month	Restaurant (in renovation)
3/F, MW Plaza, 40 Kimberley Road, Tsim Sha Tsui, Hong Kong	October 1, 2025 to September 30, 2028	HK$52,000 per month	Restaurant
16/F, No. 1 Hoi Ping Road, Causeway Bay, Hong Kong	May 1, 2026 to April 30, 2029	HK$81,000 per month	Restaurant

Employees

As of December 31, 2025 and 2024, we employed a total of 20 and 14 employees, located in Hong Kong. The following table sets forth a breakdown of our employees by function:

Functional Area	As of December 31, 2025	As of December 31, 2024
Management	2	1
Executive/Head Chefs	3	3
Other Chefs	7	2
Kitchen/Restaurant Staff	8	8
Total	20	14

We consider that we have maintained a good relationship with our employees and have not experienced any significant disputes with our employees or any disruption to our operations due to any labor disputes. In addition, we have not experienced any difficulties in the recruitment and retention of experienced core staff or skilled personnel. Our remuneration package includes salary and discretionary bonuses. In general, we determine employees’ salaries based on their qualifications, position and seniority. In order to attract and retain valuable employees, we review the performance of our employees annually which will be taken into account in annual salary review and promotion appraisal. We provide a defined contribution to the Mandatory Provident Fund as required under the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) for our eligible employees in Hong Kong.

Intellectual Property

As of the date of this prospectus, we have not registered any patent or trademark. We have registered our domain name and website.

Insurance

We maintain (i) fire, liability or other property insurance in relation to our Operating Subsidiaries’ operations; and (ii) employees’ compensation insurance for personal injury with AIG Insurance Hong Kong Limited. We believe that our current insurance policies are sufficient for our operations.

Legal Proceedings

We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business. During the fiscal years ended December 31, 2025 and 2024 and as of the date hereof, neither we nor any of our subsidiaries have been involved in any litigation, claim, administrative action or arbitration which had a material adverse effect on the operations or financial condition of the Company.

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business in the material jurisdiction.

Overview

Our Group’s business operations are conducted through our three restaurants in Hong Kong and are primarily subject to Hong Kong laws and regulations.

This section summarizes the most significant rules and regulations that affect our business activities.

There are three principal types of licenses required for the operation of our Group’s restaurants in Hong Kong:

(a)     general restaurant license to be obtained before commencement of the relevant restaurant; and

(b)    liquor license, to be obtained before commencement of sale of liquor in the restaurant premises.

Licenses, approvals and permits necessary for our business operations

Business registration license

The Business Registration Ordinance (Cap. 310 of the Laws of Hong Kong) requires every entity which carries on a business in Hong Kong to apply for business registration and to display the valid business registration certificate at the place of business. Any person who fails to apply for business registration or display a valid business registration certificate at the place of business shall be guilty of an offence and shall be liable to a fine of HK$5,000 and imprisonment for one year.

General restaurant license

Any person operating a restaurant in Hong Kong is required to obtain a general restaurant license from the Food and Environmental Hygiene Department (“FEHD”) under the Public Health and Municipal Services Ordinance (Cap. 132 of the Laws of Hong Kong) (“PHMSO”) and the Food Business Regulation (Cap. 132X of the Laws of Hong Kong) (“FBR”) before commencing the restaurant business operation. It is provided under section 31(1) of the FBR that no person shall carry on or cause, permit or suffer to be carried on any restaurant business except with a general restaurant license. The FEHD will consider whether certain requirements in respect of health, ventilation, gas safety, and building safety (including free of unauthorized building works) imposed by the FEHD, Electrical and Mechanical Services Department and Buildings Department are met before issuing a restaurant license. In deciding whether to grant a general restaurant license, the FEHD will also consult the Buildings Department, the Fire Services Department and the Planning Department in assessing the suitability of premises for use as a restaurant, where the fulfillment of the Buildings Department’s structural standard and the fulfillment of the Fire Services Department’s fire safety and mechanical ventilating requirements are considered. The FEHD may grant a provisional general restaurant license if the premises have fulfilled the essential requirements in accordance with the FBR pending fulfillment of all outstanding requirements for the issue of a full general restaurant license.

A provisional general restaurant license is valid for a period of six months or a lesser period, and a full general restaurant license is generally valid for a period of one year, both subject to payment of the prescribed license fees and continuous compliance with the requirements under the relevant legislation and regulations. A provisional general restaurant license is renewable in exceptional circumstances for only a further period not exceeding six months and a full general restaurant license is renewable annually.

Restricted food permit

Under sections 30(1), 31A and schedule 2 of the FBR, and according to guidelines of the FEHD, no person shall sell, or offer or expose for sale, or possess for sale or for use in the preparation of any article of food for sale, any of the foods specified in schedule 2 of the FBR (including sashimi and non-bottled drinks) except with permission of the Director of the FEHD. One of our restaurant, Thai Pot, has obtained permission of the Director of the FEHD to sell sashimi and sushi.

Under section 35 of the FBR, any person who is guilty of an offence under section 30(1) of the FBR may be subject to fine up to HK$50,000, imprisonment up to six months, and HK$900 for each day during which that the offence has continued where the offence is a continuing offence.

Demerit points system

The demerit points system is a penalty system operated by the FEHD to sanction food businesses for repeated violations of relevant hygiene and food safety legislation. Under the system:

(a)     if, within a period of 12 months, a total of 15 demerit points or more have been registered against a licensee in respect of any licensed premises, the license in respect of such licensed premises will be subject to suspension for seven days (“First Suspension”);

(b)    if, within a period of 12 months from the date of the last offence leading to the First Suspension, a total of 15 demerit points or more have been registered against the licensee in respect of the same licensed premises, the license will be subject to suspension for 14 days (“Second Suspension”);

(c)     thereafter, if, within a period of 12 months from the date of the last offence leading to the Second Suspension, a total of 15 demerit points or more have been registered against the licensee in respect of the same licensed premises, the license will be cancelled;

(d)    for multiple offences found during any single inspection, the total number of demerit points registered against the license will be the sum of the demerit points for each of the offences;

(e)     the prescribed demerit points for a particular offence will be doubled and trebled if the same offence is committed for the second and the third time within a period of 12 months; and

(f)     any alleged offence pending, that is the subject of a hearing and not yet taken into account when a license is suspended, will be carried over for consideration of a subsequent suspension if the licensee is subsequently found to have violated the relevant hygiene and food safety legislation upon the conclusion of the hearing at a later date.

Business Licensing Regime — Professional Certification System

Under the FBR, any person who intends to carry on a food business is required to obtain a full food business license issued by the FEHD. When applying for a full license, an applicant may choose to apply for a provisional license at the same time, which enables the applicant to have ample time to complete the remaining works during the six-month license period for compliance with all licensing requirements for a full license.

From 1 March 2023, the FEHD introduces a new Professional Certification System (“New PCS”) and adopts an approach of “license first, inspection later” for the issue of full licenses. Under the New PCS, the FEHD accepts a Certificate of Compliance (Health Requirements) for full food business license, final layout plans and final ventilation plans (if applicable) provided by an authorized person registered under section 3(1) of the Buildings Ordinance (Cap. 123 of the Laws of Hong Kong) (“BO”) or a registered structural engineer under section 3(3) of the BO (AP/RSE) as the certification for compliance with all health requirements for the issue of a full license. After issuance of the full license, the FEHD staff will conduct on-site audit checks to confirm premises’ compliance with all health requirements. If any information in the relevant documents certified correct by an AP/RSE is found to be incorrect, false or misleading, or if the declaration made is found to be false after on-site audit checks, the FEHD will carry out follow-up action, such as consideration of instigating prosecution, cancellation of the license issued or referring the case to other departments concerned for follow-up.

The New PCS is currently applicable to full application of general restaurant, light refreshment restaurant and food factory. Applicants under the New PCS must comply with all licensing requirements imposed by other relevant government departments, and can choose between the current system (i.e. to issue full license upon the completion of final on-site check by FEHD officer) or the New PCS for the application of full licenses. Subject to smooth implementation of the PCS and support from the trade, the FEHD will consider extending the new measure to other food business licenses.

Hygiene manager and hygiene supervisor scheme

To strengthen food safety supervision in licensed food premises, the FEHD has introduced the Hygiene Manager (“HM”) and Hygiene Supervisor (“HS”) Scheme (“HMHS Scheme”). Under the HMHS Scheme, all food establishments producing high-risk food are required to appoint an HM and an HS; and all other food establishments are required to appoint an HM or an HS. General restaurants which accommodate over 100 customers are required to appoint an HM and an HS.

Food business operators are required to train up their staff or appoint qualified persons to take up the posts of HM or HS. According to “A Guide to Application for Restaurant Licenses (September 2024 Edition)” issued by the FEHD, one of the criteria for the issuance of a provisional general restaurant license is the submission of a duly completed nomination form for HM and/or HS, together with a copy of their relevant course certificate(s).

Liquor regulations

Liquor license

In Hong Kong, a person must obtain a liquor license from the Liquor Licensing Board under the Dutiable Commodities (Liquor) Regulations (Cap. 109B of the Laws of Hong Kong) (“DCLR”) before commencement of sale of liquor for consumption in the premises. It is provided under section 17(3B) of the Dutiable Commodities Ordinance (Cap. 109 of the Laws of Hong Kong) (“DCO”) that where regulations prohibit the sale or supply of any liquor except with a liquor license, no person shall sell, or advertise or expose for sale, or supply, or possess for sale or supply, liquor except with a liquor license.

Regulation 25A of the DCLR prohibits the sale of liquor at any premises for consumption on those premises or at a place of public entertainment or a public occasion for consumption at the place or occasion except with a liquor license. The Liquor Licensing Board will consider the fitness of the applicant to hold the license, the suitability of the premises to which the application relates in selling or supplying intoxicating liquor and the public interest before granting the liquor license. A liquor license will only be issued when the relevant premises have also been issued with a full or provisional general restaurant license, except exempted by the Liquor Licensing Board. A liquor license will only be valid if the relevant premises remain licensed as a restaurant. All applications for liquor license are referred to the Commissioner of Police and the District Officer concerned for comments. A liquor license is only granted if the applicant can devote sufficient time and attention to the proper management of the liquor-licensed premises.

Under regulation 15 of the DCLR, any renewal, transfer or amendment of a liquor license must be made in the form as determined by the Liquor Licensing Board. For a transfer application, consent of the holder of the liquor license is required. Under regulation 24 of the DCLR, in case of illness or temporary absence of the holder of liquor license, the secretary to the Liquor Licensing Board may in his/her discretion authorize any person to manage the licensed premises. The application under such regulation is required to be made by the holder of liquor license. For any application for cancellation of the liquor license made by the holder of liquor license, an application for new issue of a liquor license shall be made to the Liquor Licensing Board.

Under section 54 of the DCO, in case of death or insolvency of the holder of liquor license, his/her executor or administrator or trustee may carry on the business in the licensed premises until expiration of the license.

A liquor license is valid for a period of two years or a lesser period, subject to continuous compliance with the requirements under the relevant legislation and regulations. Any person who contravenes section 17(3B) of the DCO commits an offence and is liable on conviction to a fine of HK$1 million and to imprisonment for two years.

The Factories and Industrial Undertakings (Fire Precautions in Notifiable Workplaces) Regulations (Cap. 59V of the Laws of Hong Kong) (“FIU(FPNW)R”)

The FIU(FPNW)R are designed to ensure that the proprietor of every workplace shall maintain a means of escape from the workplace in good condition and free from obstruction. Under regulation 5(1) of the FIU(FPNW)R, the proprietor of every notifiable workplace shall maintain in good condition and free from obstruction every doorway, stairway and passageway within the workplace which affords a means of escape from the workplace in case of fire. Regulation 14(5) of the FIU(FPNW)R stipulates that the proprietor of any notifiable workplace who contravenes regulation 5(1) without reasonable excuse commits an offence and is liable to a fine of HK$400,000 and imprisonment for six months.

Fire Safety (Commercial Premises) Ordinance (Cap. 502 of the Laws of Hong Kong) (“FS(CP)O”)

The FS(CP)O serves to better protect occupants, users, and visitors of certain kinds of commercial premises and buildings from the risk of fire. Under Schedule 4 of the FS(CP)O, a building is a specified commercial building if the building was constructed to be used for the purposes of office or business (but excluding buildings constructed to be used for the purposes of a factory), and was either constructed or the plans of the building works of which were first submitted to the Building Authority on or before 1 March 1987.

An owner or occupier of specified commercial building may be required to comply with all or any of the following fire safety measures, including (a) provision of or improvement on fire service installations and equipment, such as automatic sprinkler system, automatic cut-off devices for mechanical ventilating systems, emergency lighting, fire hydrant and hose reel system, manual fire alarms and portable fire extinguishers, and (b) construction requirements, such as provision of adequate means of access from the premises in the event of fire and to the premises to facilitate access for firefighting and rescue, and provision of measures to inhibit the spread of fire and to ensure integrity of building structure.

An owner or occupier of the premises should appoint a Registered Fire Service Installation Contractor to carry out works on the provision of or the improvement on fire service installations and equipment.

An owner or occupier of the specified commercial building may be directed to comply with the fire safety measures by means of Fire Safety Direction or Fire Safety Improvement Direction from the relevant enforcement authority. Failure to comply with such directions will allow the Director of Fire Services to apply for Fire Safety Compliance Order or Fire Safety Improvement Compliance Order, or Prohibition Order to prohibit occupation of the relevant building or part thereof.

Fire Safety (Buildings) Ordinance (Cap. 572 of the Laws of Hong Kong) (“FSBO”)

The FSBO aims to provide better protection from the risk of fire for occupants, users, and visitors of certain kinds of composite buildings, which is a building constructed or intended to be used partly for domestic purposes and partly for non-domestic purposes.

Similar to the regulations under the FSBO, an owner or occupier should appoint a Registered Fire Service Installation Contractor to carry out the works on the provision of or the improvement on fire service installations and equipment.

The Director of Fire Services will issue Fire Safety Directions specifying the requirements of fire safety measures to the occupiers to comply with requirements to provide or improve emergency lighting and an automatic cut-off device for the mechanical ventilating system in non-common areas. Failure to comply with such directions will allow the Director of Fire Services to apply for Fire Safety Compliance Order or Prohibition Order to prohibit occupation of the relevant building or part thereof.

Environmental Regulations

Waste Disposal Ordinance (Cap. 354 of the Laws of Hong Kong) (“WDO”)

The WDO provides legislative control on pollution caused by all forms of wastes. The subsidiary legislation of the WDO, namely the Waste Disposal (Chemical Waste) (General) Regulation (Cap. 354C of the Laws of Hong Kong) (“WD(CW)(G)R”) supplement the legislation framework. It provides for the control of all aspects of chemical waste disposal, including storage, collection, transport, treatment and final disposal.

According to Section 6 of the WD(CW)(G)R, any person who produces or causes to be produced chemical waste must be registered with the Environmental Protection Department. Anyone who contravenes section 6 commits an offence and is liable to a fine of HK$200,000 and to imprisonment for 6 months.

Air Pollution Control Ordinance (Cap. 311 of the Laws of Hong Kong) (“APCO”)

The APCO is the main legislation controlling air pollutants from industrial and commercial activities and other polluting sources. The Environmental Protection Department is responsible for enforcing provisions in the APCO and its subsidiary legislations.

The Air Pollution Control (Smoke) Regulations (Cap. 311C of the Laws of Hong Kong) (“APC(S)R”) stipulates that dark smoke emission from any chimney or relevant plant must not exceed (i) 6 minutes in any period of 4 hours, or (ii) 3 minutes continuously at any one time. The darkness of smoke is determined by comparing the shade of smoke to the shades on a Ringlemann Chart. It is an offence for the management of a restaurant to allow its chimney, flue or related facilities to emit dark smoke exceeding the stipulated standard. Restaurants should follow guidelines from the Environmental Protection Department on the control of cooking fumes and odors from restaurants and food business.

Any person or company who commits an offence under the APO shall be liable to prosecution. The maximum fines for convictions under the APO range from HK$100,000 to HK$500,000 and 6 to 12 months’ imprisonment.

Health and Safety Regulatory Compliance

The Public Health and Municipal Services Ordinance (Cap. 132 of the Laws of Hong Kong) (“PHMSO”)

The legal framework for food safety control in Hong Kong is set out in Part V of the PHMSO and the relevant sub-legislation thereunder. The PHMSO requires manufacturers and sellers of food to ensure that their products are fit for human consumption and comply with requirements in respect of food safety, food standards and labelling.

Section 50 of the PHMSO prohibits the preparation, advertising and sale of food or drugs that are injurious to health in Hong Kong. Anyone who fails to comply with the said section shall be guilty of an offence which carries a maximum penalty of HK$10,000 and three months’ imprisonment. Section 52 of the PHMSO provides that, subject to the defences in section 53 of the PHMSO, if a seller sells to the prejudice of a purchaser any food or drug which is not of the nature, substance or quality of the food or drug demanded by the purchaser, the seller shall be guilty of an offence which carries a fine up to HK$10,000 and imprisonment up to three months.

According to section 54 of the PHMSO, any person who sells or offers for sale any food intended for, but unfit for, human consumption, or any drug intended for use by human but unfit for that purpose, shall be guilty of an offence which carries a fine up to HK$50,000 and imprisonment up to six months.

Section 61 of the PHMSO provides that it shall be an offence for any person who gives with any food or drug sold by him, or displays with any food or drug exposed for sale by him, any label which falsely describes the food or drug, or is calculated to mislead as to its nature, substance or quality. Further, any person who publishes or is a party to the publication of an advertisement falsely describing any food or drug or is likely to mislead as to the nature, substance or quality of any food or drug shall be guilty of an offence which carries a fine up to HK$50,000 and imprisonment up to six months.

The FEHD is one of the designated authorities responsible for the enforcement of the PHMSO and the relevant sub-legislation thereunder. It may take samples of all kinds of food products at their points of entry to Hong Kong, and may prohibit or restrict importation of food products. The FEHD also has the power to examine any food which is intended for human consumption, and it may seize and remove such food or its packaging if it appears that such food is unfit for human consumption.

Food Hygiene Code

The Food Hygiene Code (“Code”) published by the FEHD provides a set of model requirements to help food businesses achieve a higher degree of compliance with food regulations in compliance with the PHMSO and its subsidiary legislation. The Code applies to all food premises licensable under the FBR including, but not limited to, restaurants and food factories. The Code is not a substitute for the food regulations and the licensing requirements and conditions, but rather to be used in association with the food regulations and the applicable licensing requirements and conditions for easier compliance and more consistent enforcement.

The Code covers various aspects of good practices of food hygiene and food safety, including general design and construction of food premises; cleaning, sanitizing and maintenance of food premises, equipment and utensils; safe food handling; and personal health, hygiene and training of food handlers.

Failure to observe any provisions of the Code by a food business will not itself render it liable to any criminal proceedings, but may be relied upon by any party to the proceedings as tending to establish or to negative any liability which is in question to those proceedings, in any proceedings whether civil or criminal including proceedings for an offence under the PHMSO.

Consumer Goods Safety Ordinance (Cap. 456 of the Laws of Hong Kong) (“CGSO”)

The CGSO imposes a duty on manufacturers of certain consumer goods to ensure that the consumer goods they supply are safe and for incidental purposes.

Section 4(1) of the CGSO requires consumer goods to be reasonably safe having regard to all of the circumstances including (a) the manner in which, and the purpose for which the products are presented, promoted or marketed; (b) the use of any mark in relation to the consumer goods, instructions or warnings given for the keeping, use or consumption of the consumer goods; (c) reasonable safety standards published by a standards institute or similar bodies for consumer goods of the description which applies to the consumer goods or for matters relating to consumer goods of that description; and (d) the existence of any reasonable means to make the consumer goods safer.

According to section 2(1) of the Consumer Goods Safety Regulation (Cap. 456A of the Laws of Hong Kong) (“CGSR”), where consumer goods on their packages are marked with, or where any labels affixed to or any documents enclosed in their packages contain, any warning or caution regarding the safe keeping, use, consumption or disposal, such warning or caution shall be in both the English and the Chinese languages. Such warnings and cautions, as required by section 2(2) of the CGSR, shall be legible and be placed in a conspicuous position on (a) the consumer goods; (b) any package of the consumer goods; (c) a label securely affixed to the package; or (d) a document enclosed in the package.

Food and Drugs (Composition and Labelling) Regulations (Cap. 132W of the Laws of Hong Kong) (“FD(CL)R”)

The FD(CL)R, which are under the PHMSO, contains provisions governing the advertising and labeling of food.

Regulation 3 of the FD(CL)R provides that the composition of foods specified in Schedule 1 shall be up to the specified standards. Pursuant to Regulation 5 of the FD(CL)R, any person who advertises for sale, sells or manufactures for sale any food which does not conform to the relevant requirements as to the composition prescribed in Schedule 1 to the FD(CL)R commits an offense and is liable to a fine of HK$50,000 and imprisonment for six months.

Cyber Security and Data Protection Laws in Hong Kong

Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong)

The PDPO protects the privacy interests of living individuals in relation to personal data. The ordinance covers any automated and non-automated data relating directly or indirectly to a living individual and applies to both public and private bodies as data users that control the collection, holding, processing or use of personal data. There are six principles under the PDPO, which set out the principles in respect of the purpose and manner of collection of data, the accuracy and duration of retention of data, the use of personal data, the security of personal data, the information to be generally available and the access to personal data. In general, the personal data shall be lawfully and fairly collected and steps should be taken to ensure that the data subject is explicitly or implicitly informed on or before collecting the data. Personal data should also be accurate, up-to-date and kept no longer than necessary while unless with the consent from the data subjects, personal data should be used for the purposes for which they were collected or a directly related purpose. The Office of the Privacy Commissioner for Personal Data is the governing body to promote, administer and oversee the enforcement of the PDPO. It has the power to carry out inspections of any personal data systems, to receive complaints from individuals and to investigate data users in respect of the complaints filed. Contravention with the PDPO may entitle the Privacy Commissioner for Personal Data to issue a written enforcement notice directing such Data User to remedy and prevent recurrence of contravention. Contravention with the above enforcement notice issued by the Privacy Commissioner for Personal Data is an offence and the offender is liable to a maximum fine of HK$50,000 and imprisonment for 2 years, with a daily penalty of HK$1,000. Subsequent convictions can result in a maximum fine of HK$100,000 and imprisonment for 2 years, with a daily penalty of HK$2,000.

Other Regulations Relating to Our Business Operations

The Employment Ordinance (Cap. 57 of the Laws of Hong Kong) (“EO”)

The EO provides for, among other things, the basic employment protection of wages to all employees to regulate the general conditions of employment and for matters connected therewith.

The EO provides that where a contract of employment is terminated, any sum due to the employee shall be paid to him as soon as is practicable and in any case not later than seven days after the day of termination. Under the Employment Ordinance, any employer who wilfully and without reasonable excuse fails to pay the said sum due to the employee within seven days after the day of termination, commits an offence and is liable to a fine of HK$350,000 and to imprisonment for three years.

Further, the EO provides that if any wages or any sum earned by the employee for work done over the period commencing on the expiry of his wage period next preceding the time of termination up to that time are not paid within seven days from the day on which they become due, the employer shall pay interest at a specified rate on the outstanding amount of wages or sum from the date on which such wages or sum become due up to the date of actual payment. Any employer who wilfully and without reasonable excuse fails to pay such wages or sum within seven days from the day on which they become due, commits an offence and is liable on conviction to a fine of HK$10,000.

The Mandatory Provident Fund Schemes Ordinance (Cap. 485 of the Laws of Hong Kong) (“MPFSO”)

The Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (the “MPFSO”) provides that every employer must take all practicable steps to ensure that each employee is covered under a Mandatory Provident Fund (MPF) scheme. An employer who fails to comply with such a requirement may face a fine and imprisonment. The MPFSO provides that an employer must, for each contribution period, (a) from the employer’s own funds, contribute to the relevant MPF scheme the amount determined in accordance with the MPFSO; and (b) deduct from the employee’s relevant income for that period as a contribution by the employee to that scheme the amount determined in accordance with the MPFSO.

The amount to be contributed and/or deducted by an employer for a contribution period is in the case of a casual employee who is a member of an industry scheme, an amount determined by reference to a scale specified in an order made in accordance with the MPFSO.

The Employees’ Compensation Ordinance (Cap. 282 of the Laws of Hong Kong) (“ECO”)

The ECO establishes a no-fault and non-contributory employee compensation system for work injuries and lays down the rights and obligations of employers and employees in respect of injuries sustained by or death of the employees caused by accidents arising out of and in the course of employment, or by prescribed occupational diseases suffered by the employees.

Under the ECO, if an employee sustains an injury or dies as a result of an accident arising out of and in the course of his employment, his employer is in general liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred. Similarly, an employee who suffers incapacity or dies arising from an occupational disease is entitled to receive the same compensation as that payable to employees injured in occupational accidents.

Under the ECO, an employer must notify the Commissioner for Labour of any work accident by submitting the prescribed form (within fourteen days after the accident for general work accidents and within seven days after the accident for fatal accidents), irrespective of whether the accident gives rise to any liability to pay compensation. If the happening of such accident was not brought to the notice of the employer or did not otherwise come to his knowledge within such period of seven or fourteen days (as the case may be), then such notice shall be given not later than seven days or, as may be appropriate, fourteen days after the happening of the accident was first brought to the notice of the employer or otherwise came to his knowledge.

The ECO further provides that all employers are required to take out insurance policies to cover their liabilities under the ECO and common law for injuries at workplace for all of their employees. An employer failing to do so is liable on conviction upon indictment to a fine of HK$100,000 and to imprisonment for two years, and on summary conviction to a fine of HK$100,000 and imprisonment for one year.

The Minimum Wage Ordinance (Cap. 608 of the Laws of Hong Kong) (“MWO”)

The prescribed minimum hourly wage rate (currently set at HK$43.1 per hour) for every employee is govern by the MWO. Section 15 of the MWO provides that any provision of employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee under the MWO is void.

The Occupiers Liability Ordinance (Cap. 314 of the Laws of Hong Kong) (“OLO”)

The OLO regulated the obligations of a person occupying or having control of premises on injury resulting to persons or damage caused to goods or other property lawfully on the premises. The OLO imposes a common duty of care on an occupier of premises to take reasonable care of the premises in all circumstances so as to ensure that his visitor will be reasonably safe in using the premises for the purposes for which he is invited or permitted by the occupier to be there.

The Occupational Safety and Health Ordinance (Cap. 509 of the Laws of Hong Kong) (“OSHO”)

The OSHO provides for the safety and health protection to employees in workplaces, both industrial and non-industrial.

Under the OSHO, every employer must, as far as reasonably practicable, ensure the safety and health at work for all employees by:

(a)     providing and maintaining plant and systems of work that are safe and without risks to health;

(b)    making arrangements for ensuring safety and absence of risks to health in connection with the use, handling, storage or transport of plant or substances as regards any workplace under the employer’s control;

(c)     providing all necessary information, instructions, training and supervision to the employee to ensure the safety and health at work;

(d)    providing and maintaining means of access to and egress from the workplace that are safe and without any risks to health; and

(e)     providing and maintaining a working environment for the employees that is safe and without risks to health.

An employer who fails to comply with any of the above provisions commits an offence and is liable on summary conviction to a fine of HK$3,000,000 or on conviction on indictment to a fine of HK$10,000,000. An employer who intentionally knowingly or recklessly fails to comply with any of the above provisions commits an offence and is liable on summary conviction to a fine of HK$3,000,000 and to imprisonment for 6 months or on conviction on indictment to a fine of HK$10,000,000 and to imprisonment for 2 years.

The Commissioner for Labor may by virtue of section 9(1) of the OSHO issue an improvement notice against non-compliance of the OSHO. The Commissioner for Labor may also by virtue of section 10(1) of the OSHO issue a suspension notice against activity or condition of workplace which may create imminent risk of death or serious bodily injury. An employer who fails to comply with an improvement notice without reasonable excuse commits an offence punishable by a fine of HK$400,000 and imprisonment for 12 months. An employer who contravenes a suspension notice without reasonable excuse commits an offence punishable by a fine of HK$1,000,000 and imprisonment for 12 months.

The Inland Revenue Ordinance (Cap. 112 of the Laws of Hong Kong) (“IRO”)

The IRO imposes taxes on property, earnings and profits in Hong Kong. Pursuant to section 14(1) of the Inland Revenue Ordinance, profits tax shall be charged for each year of assessment on every person carrying on a trade, profession or business in Hong Kong in respect of his/her/its assessable profits arising in or derived from Hong Kong for that year from such trade, profession or business (excluding profits arising from the sale of capital assets). Section 51C of the IRO requires every person carrying on a trade, profession or business in Hong Kong to keep sufficient records of his/her/its income and expenditure and to retain such records for a period of not less than seven years. Failure to comply with section 51C of the IRO without reasonable excuse may be liable to a maximum fine of HK$100,000.

The Trade Descriptions Ordinance (Cap. 362 of the Laws of Hong Kong) (“TDO”)

Food products sold in Hong Kong are subject to the TDO. The TDO was amended in July 2013 to expand the scope of certain provisions, including the prohibition of false trade description in respect of goods and services in the course of trade, prohibition on certain unfair trade practices and the introduction of a civil, compliance-based enforcement mechanism.

Section 2 of the TDO provides that a trade description (including fitness for purpose, performance and manufacturing details) which is false to a material degree; or though not false, is misleading, that is to say, likely to be taken for a trade description of a kind that would be false to a material degree, would be regarded as false trade description.

Section 7 of the TDO provides that it is an offence for any person, in the course of his trade or business, to apply a false trade description to any goods; or supply or offer to supply any goods to which a false trade description is applied. It is also an offence for any person to have in his possession for sale or for any purpose of trade or manufacture any goods to which a false trade description is applied.

To amount to a false trade description, the falsity of the trade descriptions has to be to a material degree. Trivial errors or discrepancies in trade descriptions would not constitute an offence. What constitutes a material degree will vary with the facts.

Sections 13E, 13F, 13G, 13H and 13I provide that a trader who engages in relation to a consumer in a commercial practice that (a) is a misleading omission; or (b) is aggressive; (c) constitutes bait advertising; (d) constitutes a bait and switch; or (e) constitutes wrongly accepting payment for a product, commits an offense.

Contravention of the prohibitions in the TDO is an offence, with a fine up to HK$500,000 and imprisonment up to five years. However, the TDO also empowers regulators with the ability to accept (and publish) written undertakings from businesses and individuals not to continue, repeat or engage in unfair trade practices in return of which regulators will not commence or continue investigations or proceedings relating to that matter. Regulators will also be empowered to seek an injunction against businesses and persons engaging in unfair trade practices or who have breached their undertakings.

The Competition Ordinance (Cap. 619 of the Laws of Hong Kong)

The Competition Ordinance came into full effect in Hong Kong on December 14, 2015, which prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting or distorting competition in Hong Kong. The key prohibitions include (i) prohibition of agreements between businesses which have the object or effect of preventing, restricting or distorting competition in Hong Kong; and (ii) prohibiting companies with a substantial degree of market power from abusing their power by engaging in conduct that has the object or effect of preventing, restricting or distorting competition in Hong Kong. The penalties for breaches of the Competition Ordinance include, but are not limited to, financial penalties of up to 10% of the total gross revenues obtained in Hong Kong for each year of infringement, up to a maximum of three years in which the contravention occurs.

Compliance with the Relevant Requirements

We confirmed that we and our Operating Subsidiaries have obtained all relevant licenses and certificates for our existing operations in Hong Kong and that we complied with all applicable laws, regulations, rules, codes and guidelines in Hong Kong in connection with our business and operations in all material respects during the years ended December 31, 2025 and 2024.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning our directors and executive officers, including their ages as of the date of this prospectus:

Name	Age	Position
Wai Kit, Ng	35	Director, Chief Executive Officer, and Chairman of the Board of Directors
Sui Chi, Wong	58	Chief Financial Officer
Sean Alan, Clark	36	Chief Operating Officer
Ka Wing Eric, Law	33	Independent Director Nominee
William, Mirecki	56	Independent Director Nominee
Jiangping (Gary), Xiao	48	Independent Director Nominee

Wai Kit, Ng is our director, Chief Executive Officer and chair of the board of the Company. Mr. Ng is responsible for the general corporate strategy, overall management of our operations and business expansion. Mr. Ng has over three years of experience in restaurant business and eight years of experience in marketing. Mr. Ng joined our Group in July 2021 and became our Chief Executive Officer in March 2025. From 2016 to 2019, Mr. Ng was a marketing manager at Shenzhen Cream Clothing Company Limited. From 2014 to 2016, Mr. Ng was a marketing staff at Whatasunnyday. From 2012 to 2014, Mr. Ng was a marketing executive at CreamSoda. From 2012 to 2013, Mr. Ng was a marketing staff at Choice Limited. From 2010 to 2012, Mr. Ng was a marketing assistant at Dream Crew Limited. Since July 2021, Mr. Ng has been a director of Akai Honai. Mr. Ng completed Form 5 secondary education in Hong Kong.

Sui Chi, Wong is the Chief Financial Officer of the Company. Mr. Wong has over 30 years of experience in the accounting, financing and auditing industry. Mr. Wong was our Chief Financial Officer in March 2025. Mr. Wong has been a director of Ultron Transaction Advisory Services Limited since May 2022. From March 2012 to December 2021, Mr. Wong was the financial controller of Shine Vision Investments Limited. From February 2008 to May 2010, Mr. Wong was a finance and administration manager at Cheng Lie Navigation (HK) Co. Limited. From April 2004 to January 2008, Mr. Wong was a finance manager at Padico Trading (HK) Limited. From February 2000 to May 2003, Mr. Wong was the financial controller of Dashin Securities Limited. From September 1998 to January 2000, Mr. Wong was an accounting manager at Denny’s Food Corporation Limited. From May 1997 to June 1998, Mr. Wong was an accounting manager at Soundwill Holdings Limited. From November 1995 to May 1997, Mr. Wong was a finance manager of Citifood Co. International Ltd.. From June 1993 to July 1995, Mr. Wong was an audit semi-senior at Deloitte Touche Tohmatsu. From August 1991 to February 1993, Mr. Wong was an audit clerk at Fan, Mitchell & Company. From August 1991 to May 2010, Mr. Wong worked at various companies, with roles including finance controller, finance manager, accounting manager and audit staff. Mr. Wong has been an executive director since June 2024 and an independent non-executive director from September 2023 to June 2024 of Pacific Legend Group Limited (HKEx: 8547), a company listed on the Stock Exchange of Hong Kong Limited. Since July 2017, Mr. Wong has been an independent non-executive director of Hong Kong Entertainment International Holdings Limited (HKEx: 8291), a company listed on the Stock Exchange of Hong Kong Limited. From April 2017 to February 2021, Mr. Wong was an independent non-executive director of New Amante Group Limited (HKEx: 8412), a company listed on the Stock Exchange of Hong Kong Limited. From December 2013 to October 2016, Mr. Wong was an independent non-executive director of Net-a-Go Technology Company Limited (HKEx: 1483), a company listed on the Stock Exchange of Hong Kong Limited. Mr. Wong obtained a master of science in financial management from the University of London in 2003 and a bachelor of administration in accountancy from the City University of Hong Kong in 1991. Mr. Wong is a fellow member of the Institute of Chartered Accountants in England and Wales and a member of the Hong Kong Institute of Certified Public Accountants.

Sean Alan, Clark is the Chief Operating Officer of the Company. Mr. Clark has over 5 years of experience in the food and beverage industry. Mr. Clark has been our Chief Operating Officer since July 2026. Since October 2024, Mr. Clark has been restaurant manager of Path, a restaurant in Hong Kong offering modern Chinese cuisine. From April 2021 to October 2024, Mr. Clark as worked in various restaurants as server and restaurant manager. From November 2018 to October 2020, Mr. Clark was the sales and operations area manager of Amika, Beauty Express Limited. From September 2017 to September 2018, Mr. Clark was a general manager of Chi Chi Cham, Walled City Group, an izakaya-type restaurant in Soho, Hong Kong. From January 2017 to July 2017, Mr. Clark was the chief of staff of Sears Holdings Global Sourcing. From October 2011 to August 2014, Mr. Clark was a store manager of Ross Stores, Inc in the U.S. Mr. Clark obtained a master of business administration from the Hong Kong University of Science & Technology in October 2016 and a bachelor in Spanish from the University of North Texas in May 2011.

Ka Wing Eric, Law is an independent director nominee of the Company. Mr. Law has more than 8 years of experience in audit and accounting. From April 2024 to September 2025, Mr. Law was the chief financial officer of Grande Group Limited (Nasdaq: GRAN). From January 2016 to December 2023, Mr. Law worked in KPMG, with his last position as manager of the audit department. Mr. Law has extensive experience in performing audits on listed companies and preparing financial statements. Since September 2024, Mr. Law has been a non-executive director of China Next-Gen Commerce and Supply Chain Limited (HKEx: 3928) a company listed on the Stock Exchange of Hong Kong Limited. Mr. Law obtained a Bachelor of Law from the University of Warwick in 2014. He has been a certified public accountant under Hong Kong Institute of Certified Public Accountants since 2019. We believe Mr. Law is well qualified to serve on board of directors as an independent director based on his extensive work experience in various fields.

William, Mirecki is an independent director nominee of the Company. Mr. Mirecki has over 20 years of leadership experience in the distribution and sales and marketing business. Since October 2023, Mr. Mirecki has been serving as an independent director of Primech Holdings Ltd. (Nasdaq: PMEC), a provider of comprehensive technology-driven facilities services, predominantly serving both public and private sectors throughout Singapore. Since 2000, Mr. Mirecki joined Wolverine World Wide, Inc. (NYSE: WWW) (“WWW”), a footwear manufacturing company. He has held different senior positions in WWW from May 2000 to March 2018, including director of global products of Hush Puppies from May 2000 to December 2003, regional vice president of lifestyle group from January 2004 to December 2011, regional vice president of Asia Pacific from January 2012 to March 2015, president of Hush Puppies from April 2015 to March 2018, and has been the managing director of Merrell Asia Pacific, WWW’s largest global brand, since April 2018. From 1999 to 2000, Mr. Mirecki served as a regional sales manager of Pfister & Vogel Leather Co., a company previously engaged in leather production. From 1993 to 1999, Mr. Mirecki served as a leather buyer, product development manager, and brand merchandise manager of Florsheim, Inc., a shoe brand company. Mr. Mirecki obtained a Bachelor’s degree in Liberal Arts, Minor in Criminal Justice and Business from Southern Illinois University in 1992.

Jiangping (Gary), XIAO is an independent director nominee of the Company. Mr. Xiao has been the chief financial officer at De Giulio Kitchen Design, Inc since August 2023. From June 2021 to August 2023, Mr. Xiao served as the chief financial officer at Big Red Rooster Flow, LLC, a Berkshire Hathaway Inc’s indirectly owned subsidiary. From July 2019 to April 2021, Mr. Xiao served as the vice president of Finance & Accounting for Hilco IP Merchant Bank. From March 2017 to March 2019, Mr. Xiao served as the chief financial officer of Professional Diversity Network, Inc.(Nasdaq: IPDN). From June 2013 to April 2016, Mr. Xiao served as the chief financial officer and controller of Petstages Inc. Mr. Xiao has also been serving as an independent director for several public companies. Since September 2022, Mr. Xiao has been serving as an independent board director and the chairman of corporate governance and nominating committee of Addentax Group Corp. (Nasdaq: ATXG). Since November 2021, Mr. Xiao has been serving as an independent board director and the chairman of audit committee of Embrace Change Acquisition Corp. (Nasdaq: EMCG), a special purpose acquisition company. From July 2019 to November 2021, Mr. Xiao served as an independent board director and audit committee chair of Takung Art Co. Ltd. (NYSE: TKAT). Mr. Xiao received a master’s degree in business administration from the Ross School of Business at the University of Michigan and a bachelor’s degree in accounting from Tsinghua University.

Family Relationships

As of the date of this prospectus, there are no family relationships among our directors and executive officers.

Chinese Communist Party Affiliations

None of the members of our board or the boards of our consolidated foreign operating entities are officials of the Chinese Communist Party (“CCP”). None of the members of our board or the boards of our consolidated foreign operating entities are or were members of, or affiliated with the CCP.

Corporate Governance Practices

Foreign Private Issuer

After the consummation of this offering, we will qualify as a “foreign private issuer” under the SEC rules and NYSE American Company Guide. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange

Act. Also, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we will submit to the SEC from time to time, on Form 6-K, reports of information that would likely be material to an investment decision in our Shares.

As a “foreign private issuer,” as defined by the SEC, we are permitted to follow home country corporate governance practices, instead of certain corporate governance standards required by the NYSE American for U.S. companies. The exemptions are subject to our disclosure of which requirements we are not following and the equivalent Cayman Islands requirements. Below are some of the exemptions afforded to foreign private issuers under the corporate governance requirements of the NYSE American:

•        Exemption from the requirement that we disclose within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

•        Exemption from the requirement that our board of directors be composed of independent directors.

•        Exemption from the requirement that our audit committee have a minimum of three members.

•        Exemption from the requirement that we hold annual shareholders’ meetings.

•        Exemption from the requirement that our board of directors have a remuneration committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

•        Exemption from the requirement that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors and governed by a formal written charter or board resolution, as applicable, addressing the nomination process as adopted.

We intend to comply with all of the rules generally applicable to U.S. domestic companies listed on the NYSE American. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other NYSE American corporate governance rules. We also intend to comply with Cayman Islands corporate governance requirements under the Companies Act applicable to us at the same time. If we rely on our home country corporate governance practices in lieu of certain of the rules of NYSE American Company Guide, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of NYSE American. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Code of Business Conduct and Ethics, Insider Trading Policy and Executive Compensation Recovery Policy

We adopted: (i) a Code of Business Conduct and Ethics; (ii) an Insider Trading Policy that applies to our Directors, officers, and employees, including our chief executive officer, chief financial officer, chief operating officer, principal accounting officer or controller or persons performing similar functions; and (iii) Executive Compensation Recovery Policy that applies to our officers, and employees, including our chief executive officer, chief financial officer, chief operating officer, principal accounting officer or controller or persons performing similar functions, (collectively the “Policies”). We intend to disclose any amendments to the Policies, and any waivers of the Policies for our directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of NYSE American.

Board of Directors

Our board of directors consists of four directors, of which this prospectus is a part. A director who is, directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company shall declare the nature of his or her interest at a meeting of our directors. Subject to the NYSE American Company Guide and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he or she may be interested therein provided the director discloses to his fellow directors the nature and extent of any material interests in respect of any contract or transaction or proposed contract or transaction and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our Company to issue debentures, debenture stock, bonds, and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. None of our non-executive directors have a service contract with us that provides for benefits upon termination of service.

We recognize the importance and benefit of having a board of directors composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members with respect to attributes such as gender, ethnicity and other factors. In support of this goal, we will consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions; and consider the level of representation of women on our board of directors along with other markers of diversity.

Committees of the Board of Directors

A company of which more than 50% of the voting power held by a single entity is considered a “controlled company” under the NYSE American Company Guide. A controlled company is not required to comply with the NYSE American corporate governance rules requiring a board of directors to have a majority of independent directors to have independent audit, compensation, and nominating and corporate governance committees. Following the completion of this Offering, we will be a “controlled company” as defined under the NYSE American Company Guide.

We established three committees under the board of directors, of which this prospectus is a part: an audit committee, a compensation committee, and a nominating and corporate governance committee. We adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee consists of Mr. Ka Wing Eric, Law, Mr. Jiangping (Gary), Xiao and Mr. William, Mirecki. Mr. Ka Wing Eric, Law is the chairperson of our audit committee. We have determined that each of our audit committee members satisfies the “independence” requirements of NYSE American Company Guide and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Mr. Ka Wing Eric, Law qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the NYSE American Company Guide. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related-party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee consists of Mr. Ka Wing Eric, Law, Mr. Jiangping
(Gary), Xiao and Mr. William, Mirecki. Mr. William Mirecki is the chairman of our compensation committee. We have determined that each of our compensation committee members satisfies the “independence” requirements of NYSE American Company Guide. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•        reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs, or similar arrangements; and

•        selecting compensation consultant, legal counsel, or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee consists of Mr. Ka Wing Eric, Law, Mr. Jiangping (Gary), Xiao and Mr. William, Mirecki. Mr. Jiangping (Gary), Xiao is the chairperson of our nominating and corporate governance committee. We have determined that each of our nominating and corporate governance committee members satisfies the “independence” requirements of the NYSE American Company Guide. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•        selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•        reviewing annually with the board the current composition of the board in regard to characteristics such as independence, knowledge, skills, experience, and diversity;

•        making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•        advising the board periodically in regard to significant developments in the law and practice of corporate governance, as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company. These include, among others (i) duty to act in good faith in what the director believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and (v) duty to exercise independent judgment. In addition to the above, our directors also owe a duty to act with skill, care and diligence. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of the officers;

•        exercising the borrowing powers of our company and mortgaging the property of our company; and

•        approving the transfer of Shares in our company, including the registration of such Shares in our share register.

Terms of Directors and Officers

Our directors may be elected by a resolution of our board of directors or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of our shareholders, unless the director is appointed on such express terms that he or she shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period. A director will cease to be a director automatically if, among other things, the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors, (ii) dies or becomes of unsound mind, (iii) resigns his or her office by notice in writing to our company, or (iv)is removed from office pursuant to our Articles.

Our officers are selected by and serve at the discretion of our board of directors.

Employment Agreements with Executive Officers

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specific time period. We may terminate employment for cause for certain acts of executive officers, such as commission of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. We may also terminate an executive officer’s employment without cause upon providing three-months advance written notice. An executive officer may resign anytime with a three-month advance written notice.

Each executive officer has agreed to hold, during his or her employment and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective customers, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such person in connection with claims made by reason of their being a director or officer of our company.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our Board, including but not limited to gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity and length of service. The ultimate decision of the appointment will be based on merit and the contribution which the selected candidates will bring to our board.

Our directors have a balanced mix of knowledge and skills. We have three independent directors with different industry backgrounds, representing a majority of the members of our board. We also achieved gender diversity by having two female directors out of the total of five directors (including independent directors). Our board is well balanced and diversified in alignment with the business development and strategy of the Company.

Compensation of Directors and Executive Officers

For so long as we qualify as a foreign private issuer, we are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of our executive officers on an individual, rather than an aggregate, basis. For the years ended December 31, 2025 and 2024, we paid an aggregate compensation of nil and nil, respectively, to our executive officers and directors. We have not set aside any amount to provide pension, retirement or other similar benefits to our executive officers and directors. We have also not made any agreements with our directors or executive officers to provide benefits upon termination of employment.

Equity Incentive Plans

As of the date of this prospectus, we have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2025 and 2024, we had no outstanding equity awards.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Shares as of the date of this prospectus by our officers, Directors, Director nominees and 5% or greater beneficial owners of our Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Shares. The following table assumes that none of our officers, Directors, Director nominees or 5% or greater beneficial owners of our Shares will purchase shares in this Offering.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. As of the date of this prospectus, the percentage of Shares beneficially owned prior to this Offering is based on 10,000,000 Ordinary Shares outstanding as described in “Our Corporate History And Structure” section. None of the shareholders are located in the United States. We do not have any options or warrants that are outstanding. The percentage of Shares beneficially owned after this Offering is based on the number of Shares outstanding prior to this Offering plus the Ordinary Shares that we are selling in this Offering. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

	Ordinary Shares Beneficially Owned Prior to the Offering(2)		Ordinary Shares Beneficially Owned After the Offering(3)
Name of Beneficial Owner(1)	Number	Percentage	Number	Percentage
Directors and executive officers
Wai Kit, NG(4)	5,000,000	50.00%	5,000,000	30.77%
Sui Chi, WONG	—	—	—	—
Ka Wing Eric, LAW	—	—	—	—
William, Mirecki	—	—	—	—
Jiangping (Gary), XIAO	—	—	—	—

5% or greater shareholders
Ga Sai Tong Limited(4)	5,000,000	50.00%	5,000,000	30.77%
Ga Sai Tong Capital Limited(5)	5,000,000	50.00%	5,000,000	30.77%

____________

As of the date of this prospectus, none of our outstanding Shares are held by record holders in the United States.

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is Fifth Floor of Kam Lung Commercial Centre, No. 2 Hart Avenue, Kowloon, Hong Kong.

(2)      Applicable percentage of ownership is based on 10,000,000 Ordinary Shares outstanding immediately before this Offering.

(3)      Applicable percentage of ownership is based on 16,250,000 Ordinary Shares outstanding immediately after the Offering (assuming the underwriters do not exercise their over-allotment option to purchase additional Ordinary Shares).

(4)      Comprised of 5,000,000 Ordinary Shares owned by Ga Sai Tong Limited, which is wholly owned by Mr. Wai Kit, Ng. Therefore, Mr. Wai Kit, Ng has the voting and dispositive control over the shares held by each of these entities.

(5)      Comprised of 5,000,000 Ordinary Shares owned by Ga Sai Tong Capital Limited, which entities are all wholly owned by Mr. Wai Lam, NG, the sibling of Mr. Wai Kit, NG.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Certain Related Parties

Set forth below are our related party transactions that occurred since the beginning of the years ended December 31, 2025, 2024, and 2023. The “related party transactions” are transactions identified in accordance with the rules prescribed under Part I, Item 7B of SEC Form 20-F.

Under Part I, Item 7B of Form 20-F, the Company is required to disclose any transaction occurring since the beginning of the Company’s preceding two financial years, with respect to transactions or loans between the Company and (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Before the completion of this Offering, we intend to adopt an audit committee charter, which will require the committee to review all related party transactions on an ongoing basis and all such transactions be approved by the audit committee. In determining whether to approve a related party transaction, the audit committee shall consider, among other factors, the following factors to the extent relevant to the related party transaction:

•        whether the terms of the related party transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party;

•        whether there are business reasons for the Company to enter into the related party transaction;

•        whether the related party transaction would impair the independence of an outside director;

•        whether the related party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or the related party, the direct or indirect nature of the director’s, executive officer’s or the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the audit committee deems relevant; and

•        any pre-existing contractual obligations.

The following is a list of related parties which the Company has transactions with:

(a)     Mr. Ng Wai Lam, a shareholder and principal owner of the Company.

a. Due from (to) a shareholder

As of December 31, 2025, 2024, and 2023, the balances due from (to) related parties were as follows:

	December 31, 2025	December 31, 2024	December 31, 2023
Due from (to) a shareholder
Mr. Ng Wai Lam(1)	$(50,935)	$2,661,348	$2,547,068

____________

(1)      The balance represented the advances to (from) a shareholder. The amounts were unsecured, interest-free and repayable on demand.

b. Transactions with a shareholder

As of December 31, 2024, the Company recorded $90,000 within Prepayments and Other Assets representing audit fees prepaid by the shareholder (principal owner) on behalf of the Company.

On March 18, 2025, the Company declared and paid a dividend totaling $1,380,644 (HK$10,700,000)

	December 31, 2025	December 31, 2024	December 31, 2023
Catering service to a shareholder(1)	$11,127	$22,625	$22,979

____________

(1)      The company’s transactions with related parties were conducted in the ordinary course of business and on terms that management believes are comparable to those that could have been obtained from independent third parties in arm’s-length transactions.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our Memorandum and Articles, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 shares, par value of US$0.0001 each. As of the date of this prospectus, 10,000,000 Ordinary Shares are issued and outstanding. We will issue 6,250,000 Ordinary Shares in this Offering (or 7,187,500 Ordinary Shares if the over-allotment option is exercised in full).

The following are summaries of material provisions of our Memorandum and Articles (each the Memorandum and the Articles) and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Our Current Memorandum and Articles

Objects of our Company.    Under our Memorandum and Articles, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Ordinary Shares.    Upon the completion of this Offering, our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares of par value US$0.0001 each. All of our outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form.

Dividends.    The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors out of any funds of the Company lawfully available for distribution. In addition, our Shareholders may declare dividends by ordinary resolution, but not dividend shall exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or the credit standing in our Company’s share premium account, provided that in no circumstances may a dividend be paid out of the share premium account if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Voting Rights.    Holders of our Ordinary Shares may vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Subject to any rights or restrictions as to voting attached to any shares, on a poll every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall have one vote for each Ordinary Share of which he or the person represented by proxy is the holder.

Voting at any meeting of shareholders is by a poll. A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be shareholders) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held as a virtual meeting or in more than one place, the chairman may appoint scrutineers virtually and in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Any ordinary resolution is a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of our Company and includes a written resolution signed by the required majority of shareholders according to the Articles. Any special resolution is a resolution of a general meeting or a resolution of a meeting of the holders of any class of ordinary shares in a class meeting duly constituted in accordance with the Articles in each case passed by a majority of not less than two-thirds of the votes by the shareholders as being entitled to do so vote in person or by proxy at that meeting. The expression includes a unanimous written resolution signed by all of the shareholders entitled to vote at such meeting.

A special resolution will be required for important matters such as amending our memorandum and articles of association or changing the name of the Company.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the Ordinary Shares imposed by Cayman Islands law or by the Memorandum and Articles or other constituent document of our Company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Ordinary Shares in the Company have been paid.

General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Memorandum and Articles provide that we may (but are not obliged to, unless required by the NYSE American Company Guide) in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the board of directors, in accordance with the Articles. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting.

Advance notice of at least five clear days is required for the convening of our shareholders’ annual general meeting (if any) and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one holder of Shares being not less than an aggregate of one-third of the outstanding shares carrying the right to vote at such general meeting.

A majority of our directors may call general meetings and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of our Company. A shareholders’ requisition is a request of one or more shareholders holding as at the date of deposit of the request in aggregate not less than ten percent of the rights to vote at such general meeting. The requisition must state the objects of the meeting and must be signed by or on behalf of each requisitioner and delivered in accordance with the notice provisions of the Articles. If our directors do not within 21 clear days from the receipt of the requisition duly proceed to convene a general meeting, the requisitioners, or any of them may themselves convene a general meeting, but any meeting so convened must be called no later than three months after the expiration of the said 21 clear day period.

Winding Up; Liquidation.    If we are wound up the shareholders may, subject to the Articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(i)     to divide in specie among the shareholders the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or

(ii)    to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Subject to the terms of the allotment, our directors may from time to time make calls upon our shareholders in respect of any moneys unpaid on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place for payment. Any Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares.    Subject to the terms of the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our Company may by our board of directors: (i) issue shares that are to be redeemed or liable to be redeemed, at the option of the Company or the shareholder holding those redeemable shares, on the terms and in the manner our board of directors determine before the issue of those shares; (ii) with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the board of directors determine at the time of such variation; and (iii) purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which our board of directors determine at the time of such purchase. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding or (c) if the company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.

Transfer of Ordinary Shares.    Provided that such transfer complies with the NYSE American Company Guide, our shareholders may freely transfer shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the NYSE American (if such shares are listed on the NYSE American) or in any other form approved by our board of directors, executed:

(i)     where the shares are fully paid, by or on behalf that shareholder; and

(ii)    where the shares are partly paid, by or on behalf of that shareholder and the transferee.

Where the shares of any class in question are not listed on any stock exchange or subject to the rules of any stock exchange, our board of directors may, in its absolute discretion, decline to register any transfer of any share that is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four;

•        the shares transferred are fully paid up and free of any lien in favor of our Company; and

•        a fee of such maximum sum as the NYSE American may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of NYSE American and on 14 clear days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 clear days in any year.

Variations of Rights of Shares.    If at any time our share capital is divided into different classes of shares then, unless the terms on which a class of shares was issued state otherwise, the rights attached to any such class may only be varied with (a) the consent in writing of the holders of two-thirds of the issued shares of that class or (b) the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with the existing shares of that class.

Inspection of Books and Records.    Holders of our Ordinary Shares have no general right under the Articles to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares.    Our Memorandum and Articles authorize our board of directors to issue additional Ordinary Shares from time to time as our Board of Directors shall determine, to the extent of available authorized but unissued shares.

Issuance of these additional Ordinary Shares may dilute the voting power of holders of Ordinary Shares.

Anti-Takeover Provisions.    Some provisions of our Memorandum and Articles may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable. Our authorized, but unissued Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise addition capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exempted Company.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may not issue negotiable or bearer shares, but may issue shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Nomination and Removal of Directors and Filling Vacancies on Board.    At any time or from time to time, the Board shall have the power to appoint any person as a Director either to fill a casual vacancy on the Board or as an additional Director to the existing Board subject to any maximum number of Directors, if any, as may be determined by the members in general meeting.

Each Director shall hold office for the term, if any, fixed by the terms of his appointment or until his office is vacated pursuant to the Memorandum and Articles.

A Director is not required to hold any shares in the company by way of qualification nor is there any specified upper or lower age limit for Directors either for accession to or retirement from the Board.

A Director may be removed by an ordinary resolution of the Company before the expiration of his term of office (but without prejudice to any claim which such Director may have for damages for any breach of any contract between him and the Company) and the Company may by ordinary resolution appoint another in his place. Any Director so appointed shall be subject to the retirement by rotation provisions.

The office of a Director shall be vacated if he:

(i)     is prohibited by the law of the Cayman Islands from acting as a director; or;

(ii)    is made bankrupt or makes an arrangement or composition with his creditors generally; or;

(iii)   resigns his office by notice to the Company; or;

(iv)   only held office as a director for a fixed term and such term expires; or;

(v)    in the opinion of a registered medical practitioner by whom he is being treated, becomes physically or mentally incapable of acting as a director; or;

(vi)   is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); or;

(vii)  is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or;

(viii) without the consent of the other directors, is absent from meetings of directors for a continuous period of six months.

From time to time the Board may appoint one or more of its body to be managing director, joint managing director or deputy managing director or to hold any other employment or executive office with the company for such period and upon such terms as the Board may determine, and the Board may revoke or terminate any of such appointments. The Board may also delegate any of its powers to committees consisting of such Director(s) or other person(s) as the Board thinks fit, and from time to time it may also revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes, but every committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may from time to time be imposed upon it by the Board.

Anti-Money Laundering — Cayman Islands

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to the Financial Reporting Authority or a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

By subscribing for shares, the subscriber consents to the disclosure of any information about them to regulators and others upon request in connection with money laundering and similar matters both in the Cayman Islands and in other jurisdictions.

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”) or any other applicable law. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)     the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

(b)    the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)     the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our Directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority (“FRA”) of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the FRA, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which the Company collects, processes and maintains personal data about investors of the company pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPA”).

The Company is committed to processing personal data in accordance with the DPA. In its use of personal data, the Company will be characterized under the DPA as a “data controller”, while certain of the Company’s service providers, affiliates and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the Company.

This privacy notice puts our shareholders on notice that, by virtue of making an investment in the Company, the Company and certain of the Company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the Company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the Company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the Company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the Company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The Company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfills the Company’s obligation in this respect); (b) the right to obtain a copy of your personal data; (c) the right to require us to stop direct marketing; (d) the right to have inaccurate or incomplete personal data corrected; (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data; (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial); (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data; (h) the right to complain to the Office of the Ombudsman of the Cayman Islands; and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the Company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by accessing their website here: ombudsman.ky.

Underwriter’s Warrants

We have agreed to grant the Underwriters’ Warrants to purchase an amount equal to seven percent (7%) of the Ordinary Shares sold in the Offering (including the over-allotment shares), which are exercisable upon the closing of the Offering, have a five-year term starting from the date of the commencement of sales of the offering, and a cashless exercise feature. Such warrants are exercisable at a price of 125% of the public offering price of the Ordinary Shares offered pursuant to this Offering. The Underwriters’ Warrants and the underlying Ordinary Shares will be deemed compensation by FINRA, and therefore will be subject to lock-up restriction in FINRA Rule 5110(e)(1). Although the Ordinary Shares underlying the Underwriters’ Warrants will be registered in the registration statement of which this prospectus forms a part, we have also agreed that the Underwriters’ Warrants will contain “piggyback” registration rights of the sale of the underlying shares for a period of 5 years, from the effective date of the offering in compliance with FINRA Rule 5110(g)(8)(B)-(D). The exercise price and number of Ordinary Shares issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock split, stock dividend, extraordinary cash dividend, or our recapitalization, reorganization, merger, or consolidation. As a result, the warrant exercise price and/or underlying shares may also be adjusted for issuances of Ordinary Shares at a price below the warrant exercise price.

Differences in Corporate Law

The Companies Act is modeled, to a large extent, after the older Companies Acts of England but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements.    The Companies Act permits merger and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Companies Act subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures. The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest person of that class acting in respect of his or her interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition that may facilitate the “squeeze out” of dissentient minority shareholders upon a takeover offer. When a takeover offer is made and accepted by holders of not less than 90.0% in value of the shares for which the offer has been made, the offeror may, at any time within a two-month period after approval by the said holders give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands by a dissenting shareholder within one month from the date on which the notice was given, but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our Memorandum and Articles provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of us (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of the Company in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.    Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Articles provide that our Shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Under Cayman Islands law, the fiduciary duties owed by a director and officer include (a) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole, (b) a duty to exercise their powers for the purposes for which they were conferred and not for a collateral purpose, (c) a duty to avoid improperly fettering the exercise of future discretion, (d) a duty to avoid any conflict of interest between the director’s duty to the company and the director’s personal interests, and (e) a duty to exercise independent judgment. In addition to the above, directors also owe a duty of care which is not fiduciary in nature. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person carrying out the same functions as are carried out by that director in relation to the company. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any rights to requisition a general meeting, or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles allow our Shareholders holding in aggregate not less than ten percent of the rights to vote at such general meeting to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Articles do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we may but are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Act but our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Articles, directors may be removed with or without cause, by an ordinary resolution of our shareholders. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his or her office by notice in writing to the company; (iv) without special leave of absence from our board, is absent from meetings of our board a continuous period of six months; or (v) is removed from office pursuant to any other provisions of our Memorandum and Articles.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands, by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our Articles, our Company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Articles, if our share capital is divided into more than one class of shares then, unless the terms on which a class of shares was issued state otherwise, we may vary the rights attached to any class with the written consent of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with the existing issued shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Act, our Memorandum and Articles may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Memorandum and Articles of Association — CCP

As of the date of this prospectus, the Group’s and its consolidated foreign operating entities’ respective memorandum and articles of association do not contain any wording from any charter of the CCP.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this Offering, we will have 16,250,000 Ordinary Shares outstanding (or 17,187,500 Ordinary Shares if the over-allotment option is exercised in full). All of the Ordinary Shares sold in this Offering will be freely transferable by persons other than our “affiliates”, as that term is defined in Rule 144 promulgated under the Securities Act, without restriction or further registration under the Securities Act.

Prior to this Offering, there has been no public market for our Ordinary Shares, and while we plan to apply to list our Ordinary Shares on NYSE American, we cannot assure you that a regular trading market for our Ordinary Shares will develop or be sustained after this Offering. Future sales of substantial amounts of Ordinary Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Ordinary Shares. Further, since a large number of our Ordinary Shares will not be available for sale shortly after this Offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Ordinary Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Lock-up Agreements

We have agreed not to, for a period of 180 days from the date our Ordinary Share first trades on the NYSE American (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares of the Company or any securities convertible into or exercisable or exchangeable for Ordinary Shares of the Company; or (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any Ordinary Shares of the Company or any securities convertible into or exercisable or exchangeable for Ordinary Shares of the Company (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the underwriters.

Furthermore, each of our directors and executive officers and shareholders holding 5% or more of the issued and outstanding Ordinary Shares or the equivalent voting power of the same has also entered into a similar lock-up agreement for a period of 180 days from the date our Ordinary Share first trades on the NYSE American, subject to certain exceptions with respect to our Ordinary Shares and securities that are substantially similar to our Ordinary Shares. Pursuant to such lock-up agreements, each of our directors, executive officers and shareholders has agreed, subject to limited exceptions set forth below, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares of the Company or any securities convertible into or exercisable or exchangeable for Ordinary Shares of the Company; or (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any Ordinary Shares of the Company or any securities convertible into or exercisable or exchangeable for shares of the Company for a period of 180 days from the date our Ordinary Share first trades on the NYSE American, without the prior written consent of the Representative.

Other than this Offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Ordinary Shares may dispose of significant numbers of our Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

All of our Ordinary Shares issued outstanding prior to this Offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective prospectus under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned our restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell an unlimited number of the restricted securities without registration under the Securities Act, subject to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction.

Persons who are our affiliates (including persons beneficially owning 10% or more of our issued and outstanding shares) and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•        1% of the number of Ordinary Shares then outstanding; or

•        the greater of 1% or the average weekly trading volume of our Ordinary Shares on the NYSE American during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Beginning 90 days after we became a reporting company, persons other than affiliates who purchased Ordinary Shares under a written compensatory plan or other written agreement executed prior to the completion of this Offering may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires, if any.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

MATERIAL TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax considerations relating to the acquisition, ownership, and disposition of our Ordinary Shares. You should consult your own tax advisor concerning the tax considerations of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, or other taxing jurisdiction.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

We have been advised by Ogier, our Cayman Islands legal counsel in their opinion that, payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax.

We have been further advised by Ogier that the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within, the jurisdiction of the Cayman Islands. The Cayman Islands are a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties.

No stamp duty is payable in the Cayman Islands on transfer of Ordinary Shares of Cayman Islands companies except those who hold interests in land in the Cayman Islands.

Hong Kong Taxation

Profits Tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of property, such as our Ordinary Shares. Generally, gains arising from disposal of the Ordinary Shares which are held more than two years are considered capital in nature. However, trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profit tax. Liability for Hong Kong profits tax would therefore arise in respect of trading gains from the sale of Ordinary Shares realized by persons in the course of carrying on a business of trading or dealing in securities in Hong Kong where the purchase or sale contracts are effected (being negotiated, concluded and/or executed) in Hong Kong. Effective from April 1, 2018, profits tax is levied on a two-tiered profits tax rate basis, with the first HK$2 million of profits being taxed at 8.25% for corporations and 7.5% for unincorporated businesses, and profits exceeding the first HK$2 million being taxed at 16.5% for corporations and 15% for unincorporated businesses. In addition, Hong Kong does not impose withholding tax on gains derived from the sale of stock in Hong Kong companies and does not impose withholding tax on dividends paid outside of Hong Kong by Hong Kong companies. Accordingly, investors will not be subject to Hong Kong withholding tax with respect to a disposition of their Ordinary Shares or with respect to the receipt of dividends on their Ordinary Shares, if any. No income tax treaty relevant to the acquiring, withholding or dealing in the Ordinary Shares exists between Hong Kong and the United States.

Stamp duty

Hong Kong stamp duty is generally payable on the transfer of “Hong Kong stocks”. The term “stocks” refers to shares in companies incorporated in Hong Kong, as widely defined under the Stamp Duty Ordinance (Cap. 117 of the laws of Hong Kong), or SDO, and includes shares. However, our Ordinary Shares are not considered “Hong Kong stocks” under the SDO since the transfer of the Ordinary Shares are not required to be registered in Hong Kong given that the books for the transfer of Ordinary Shares are located in the United States. The transfer of Ordinary Shares is therefore not subject to stamp duty in Hong Kong. If Hong Kong stamp duty applies, both the purchaser and the seller are liable for the stamp duty charged on each of the sold note and bought note at the ad valorem rate of 0.1% on the higher of the consideration stated on the contract notes or the fair market value of the shares transferred. In addition, a fixed duty, currently of HK$5.00, is payable on an instrument of transfer.

Estate Duty

The Revenue (Abolition of Estate Duty) Ordinance 2005 came into effect on February 11, 2006 in Hong Kong. No Hong Kong estate duty is payable and no estate duty clearance papers are needed for an application for a grant of representation in respect of holders of Ordinary Shares whose death occurs on or after February 11, 2006.

Certain Mainland China Tax Laws and Regulations Consideration

The Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income (“Double Tax Avoidance Arrangement”)

The National People’s Congress of the PRC enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and last amended on December 29, 2018. According to Enterprise Income Tax Law and the Regulation on the Implementation of the Enterprise Income Tax Law, or the Implementing Rules, which became effective on January 1, 2008 and further amended on April 23, 2019, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in Mainland China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a preferential withholding arrangement. According to the Notice of the State Administration of Taxation (“SAT”) on Negotiated Reduction of Dividends and Interest Rates issued on January 29, 2008, revised on February 29, 2008, and the Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, or Double Tax Avoidance Arrangement, the withholding tax rate in respect of the payment of dividends by a Mainland China enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the Mainland China enterprise and certain other conditions are met, including: (i) the Hong Kong enterprise must directly own the required percentage of equity interests and voting rights in the Mainland China resident enterprise; and (ii) the Hong Kong enterprise must have directly owned such required percentage in the Mainland China resident enterprise throughout the 12 months prior to receiving the dividends. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such Mainland China tax authorities may adjust the preferential tax treatment; and based on the Announcement on Certain Issues with Respect to the “Beneficial Owner” in Tax Treaties issued by the SAT on February 3, 2018 and effective from April 1, 2018, if an applicant’s business activities do not constitute substantive business activities, it could result in the negative determination of the applicant’s status as a “beneficial owner”, and consequently, the applicant could be precluded from enjoying the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.

We are a holding company incorporated in the Cayman Islands with all our operations conducted and all revenue generated by our Hong Kong Operating Subsidiaries in Hong Kong. We do not have, nor do we currently intend to establish, any subsidiary in Mainland China or set up any establishment in Mainland China. We do not plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China, and none of our subsidiaries directly or indirectly holds any interests in any enterprises in Mainland China. We believe neither the Company, nor its subsidiaries, are subject to Enterprise Income Tax Law, Double Tax Avoidance Arrangement or any Mainland Chinese taxation law and regulations, nor these law and regulations have any impact on our business, operations or this Offering.

Enterprise Income Tax Law

The Enterprise Income Tax Law and the Implementing Rules impose a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises in Mainland China, except where tax incentives are granted to special industries and projects. Under the Enterprise Income Tax Law, an enterprise established outside PRC with “de facto management bodies” within Mainland China is considered a “resident enterprise” for Mainland China enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies promulgated by the SAT and last amended on December 29, 2017 and the Announcement of the State Administration of Taxation on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions promulgated by the SAT on January 29, 2014 set out the standards used to classify certain Chinese invested enterprises controlled by Mainland China enterprises or Mainland China enterprise groups and established outside of China as “resident enterprises”, which also clarified that dividends and other income paid by such Mainland China “resident enterprises” will be considered Mainland China source income and subject to Mainland China withholding tax, currently at a rate of 10%, when paid to non-Mainland China enterprise shareholders. This notice also subjects such Mainland China “resident enterprises” to various reporting requirements with the Mainland China tax authorities. Under the Implementing Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

On October 17, 2017, the SAT issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or Bulletin 37, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, issued by the SAT, on December 10, 2009, and partially replaced and supplemented by the rules under the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, issued by the SAT, on February 3, 2015. Under Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. In respect of an indirect offshore transfer of assets of a Mainland China establishment, the relevant gain is to be regarded as effectively connected with the Mainland China establishment and therefore included in its enterprise income tax filing, and would consequently be subject to enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a Mainland China establishment of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments bears the withholding obligation. Pursuant to Bulletin 37, the withholding party shall declare and pay the withheld tax to the competent tax authority in the place where such withholding party is located within 7 days from the date of occurrence of the withholding obligation. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

We are a holding company incorporated in the Cayman Islands with all our operations conducted and all revenue generated by our Hong Kong Operating Subsidiaries in Hong Kong. We do not have, nor do we currently intend to establish, any subsidiary in Mainland China or set up any establishment in Mainland China. We do not plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China, and none of our subsidiaries directly or indirectly holds any interests in any enterprises in Mainland China. We believe neither the Company, nor its subsidiaries, are subject to Enterprise Income Tax Law, Double Tax Avoidance Arrangement or any Mainland Chinese taxation law and regulations, nor these law and regulations have any impact on our business, operations or this Offering.

Certain United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Ordinary Shares. This summary applies only to U.S. Holders that hold our Ordinary Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. federal tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•        financial institutions or financial services entities;

•        insurance companies;

•        pension plans;

•        cooperatives;

•        regulated investment companies;

•        real estate investment trusts;

•        grantor trusts;

•        broker-dealers;

•        traders that elect to use a mark-to-market method of accounting;

•        governments or agencies or instrumentalities thereof;

•        certain former U.S. citizens or long-term residents;

•        tax-exempt entities (including private foundations);

•        persons liable for alternative minimum tax;

•        persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        passive foreign investment companies;

•        controlled foreign corporations;

•        the Company’s officers or directors;

•        holders who are not U.S. Holders;

•        persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

•        partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Ordinary Shares through such entities.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAXATION TO THEIR PARTICULAR CIRCUMSTANCES, AND THE STATE, LOCAL, NON-U.S., OR OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the United States, including NYSE American. It is unclear whether dividends that we pay on our Ordinary Shares will meet the conditions required for the reduced tax rate. However, in the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Ordinary Shares, would be eligible for the reduced rates of taxation described in this paragraph. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares. Dividends received on our Ordinary Shares will not be eligible for the dividends-received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Ordinary Shares. Any capital gain or loss will be long term if the Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. In the event that gain from the disposition of the Ordinary Shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we will be or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Ordinary Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made. Our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition of Ordinary Shares. Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•        the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•        the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Ordinary Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Ordinary Shares.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands. Service of process upon us and upon our directors and officers and the Cayman Islands experts named in this prospectus, many of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may be difficult to collect within the United States.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this Offering or any purchase or sale of securities in connection with this Offering. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

Ogier (“Ogier”), our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Ogier has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Ogier has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

In addition, Ogier has advised us that although there is no statutory recognition and enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the Cayman Islands in certain circumstances without any re-examination or re-litigation of matters adjudicated upon, provided such judgement: (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Name	Position	Nationality	Residence
Wai Kit, NG	Chairperson of the Board of Directors, Director and Chief Executive Officer	Chinese	Hong Kong
Sui Chi, WONG	Chief Financial Officer	Chinese	Hong Kong
Sean Alan, CLARK	Chief Operating Officer	American	Hong Kong
Ka Wing Eric, LAW	Independent Director Nominee	Chinese	Hong Kong
Jiangping (Gary), XIAO	Independent Director Nominee	Chinese	United States
William, Mirecki	Independent Director Nominee	American	Hong Kong

Hong Kong

Our directors and officers reside outside the United States in Hong Kong. We have been advised by David Fong & Co., Solicitors, our Hong Kong counsel, that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

David Fong & Co., our counsel with respect to Hong Kong law, have advised us that judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

UNDERWRITING

We have entered into an underwriting agreement dated [•], 2026 with Craft Capital Management LLC (“Craft”), or the “Representative”, acting as the lead managing underwriter and book-runner with respect to the Ordinary Shares subject to this Offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, on a firm commitment basis, the number of Ordinary Shares set forth opposite their name(s) below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:

Name	Number of Ordinary Shares
Craft Capital Management LLC	[ ]

Total	6,250,000

The underwriters are offering Ordinary Shares subject to their acceptance of the Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the Class Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such shares are taken.

The Representative has advised us that it proposes to offer the Ordinary Shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of US$[•] per Ordinary Share. The underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of US$[•] per Ordinary Share to certain brokers and dealers. After this Offering, the public offering price, concession and reallowance to dealers may be reduced by the Representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Discounts and Expenses

The underwriting discounts are 7.5% of the initial public offering price from IPO proceeds raised by the underwriters and 4.5% of the initial public offering price from IPO proceeds raised from purchasers referred by the Company.

The following table shows the price per Ordinary Share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

	Per Share	Total Without Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Initial public offering price	$	$	$
Underwriters’ discounts (7.5% underwriting discount)(1)	$	$	$
Proceeds to us (before expenses)(2)	$	$	$

____________

(1)      Represents underwriting discounts equal to 7.5% of each Ordinary Share’s public offering price.

(2)      In addition to the underwriting discounts listed above, we have agreed to pay, upon closing of this Offering, (i) a 1.0% of gross proceeds as non-accountable expense allowance, and (ii) up to $250,000 in certain underwriters’ legal counsel fees and out-of-pocket expenses. We have also agreed to issue, upon the Closing, warrants to the Representative, exercisable after Closing until the date that is five years after the commencement of sales in this Offering, entitling the underwriters to purchase 7.0% of the total number of Ordinary Shares sold in this Offering (including any Ordinary Shares sold as a result of the exercise of the underwriters’ over-allotment option) at a per share price equal to 125% of the public offering price (the “Underwriters’ Warrants”). The registration statement of which this prospectus is a part also covers the Underwriters’ Warrants and the Ordinary Shares issuable upon the exercise thereof.

We will also pay to the Representative by deduction from the net proceeds of the Offering contemplated herein, a non-accountable expense allowance equal to 1.0% of the gross proceeds received by us from the sale of the Ordinary Shares.

We have agreed to reimburse the Representative up to a maximum of US$250,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below). We agreed to pay US$75,000 as an advance towards the Representative’s accountable expenses upon execution of the engagement letter in connection with this Offering (the “Advance”) and $50,000 upon the receipt of the “No Objection Letter” from FINRA. Any portion of the Advance will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We previously paid an expense deposit of $70,000 to Bancroft Capital, LLC, our previous financial advisor, upon the execution of a letter of intent between us and Bancroft Capital, LLC, as an advance to be applied towards their Accountable Expense Allowance. We estimate that the total expenses of the Offering payable by us, excluding the underwriters’ discount and commissions and non-accountable expense allowance will be approximately US$1,026,064 including a maximum aggregate reimbursement of US$250,000 of the Representative’s accountable expenses.

Underwriter’s Warrants

In addition, we have agreed to grant the Underwriters’ Warrants to purchase an amount equal to seven percent (7%) of the Ordinary Shares sold in the Offering (including the over-allotment shares), which are exercisable upon the closing of the Offering, have a five-year term starting from the date of the commencement of sales of the offering, and a cashless exercise feature. Such warrants are exercisable at a price of 125% of the public offering price of the Ordinary Shares offered pursuant to this Offering. The Underwriters’ Warrants and the underlying Ordinary Shares will be deemed compensation by FINRA, and therefore will be subject to lock-up restriction in FINRA Rule 5110(e)(1). Although the Ordinary Shares underlying the Underwriters’ Warrants will be registered in the registration statement of which this prospectus forms a part, we have also agreed that the Underwriters’ Warrants will contain “piggyback” registration rights of the sale of the underlying shares for a period of 5 years, from the effective date of the offering in compliance with FINRA Rule 5110(g)(8)(B)-(D). The exercise price and number of Ordinary Shares issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock split, stock dividend, extraordinary cash dividend, or our recapitalization, reorganization, merger, or consolidation. As a result, the warrant exercise price and/or underlying shares may also be adjusted for issuances of Ordinary Shares at a price below the warrant exercise price.

Lock-Up Agreements

Our officers, directors and principal shareholders (5% or more shareholders of our Ordinary Shares or the equivalent in voting power) have agreed to 180 days “lock-up” period from the date the Ordinary Shares are first traded on the NYSE American with respect to the Ordinary Shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that are currently outstanding or which may be. This means that, for a period of 6 months following the date the Ordinary Shares are first traded on the NYSE American, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the Representative. We have also agreed, in the underwriting agreement, to similar restrictions on the issuance and sale of our securities for 180 days following the date the Ordinary Shares are first traded on the NYSE American, subject to certain customary exceptions, without the prior written consent of the Representative.

The Representative has no present intention to waive or shorten any of the above lock-up periods; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Right of First Refusal

For a period of 9 months from the completion of this Offering, we have granted the Representative the right of first refusal to act as sole bookrunning manager and sole underwriter or sole placement agent with respect to any public or private sale of the securities of the Company and/or any of its subsidiaries.

NYSE American Listing

We have applied to have our Ordinary Shares approved for listing on the NYSE American or another national securities exchange under the symbol “GST.” We make no representation that such application will be approved or that our Ordinary Shares will trade on such market either now or at any time in the future; notwithstanding the foregoing, we will not close this Offering unless such Ordinary Shares will be listed on the NYSE American or another national securities exchange at the completion of this Offering.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by Representative or by its affiliates. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by it is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Representative in its capacity as an underwriter, and should not be relied upon by investors.

Any underwriter who is a qualified market maker on the NYSE American or another national securities exchange may engage in passive market making transactions on the NYSE American or another national securities exchange in accordance with Rule 103 of Regulation M, during the business say prior to the pricing of the Offering, before the commencement of offers or sales. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

No Prior Public Market

Prior to this Offering, there has been no public market for our securities and the public offering price for our Ordinary Shares will be determined through negotiations between us and the Representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the Representative believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. The offering price for our Ordinary Shares in this Offering has been arbitrarily determined by the Company in its negotiations with the underwriters and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our Ordinary Shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our Ordinary Shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•        Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this Offering is in progress.

•        Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our Ordinary Shares than they purchase from us in this Offering. In order to cover the resulting short position, the managing underwriter may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of Ordinary Shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•        Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

•        A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Ordinary Shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result, the price of our Ordinary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Ordinary Shares. These transactions may occur on the NYSE American or another national securities exchange. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may, in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may, in the future, receive customary fees, commissions and expenses. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offers outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Ordinary Shares offered by this prospectus in any jurisdiction where action for that purpose is required. The Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES RELATED TO OFFERING

The following table sets forth the costs and expenses other than underwriting discounts and commissions, payable by us in connection with the offer and sale of Ordinary Shares in this Offering. All amounts listed below are estimates except the SEC registration fee, NYSE American listing fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

Itemized expense	Amount
SEC registration fee	$6,891
FINRA filing fee	5,000
NYSE American listing fee	75,000
Printing and engraving expenses	20,000
Legal fees and expenses	326,421
Accounting fees and expenses	199,249
Miscellaneous	143,503
Total	$776,064

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to certain legal matters of U.S. federal securities laws. The representative of the underwriters, Craft Capital Management LLC is being represented by Sichenzia Ross Ference Carmel LLP in connection with this Offering. The legal matters concerning this Offering relating to Cayman Islands law will be passed upon for us by Ogier. Certain legal matters as to Hong Kong law will be passed upon for us by David Fong & Co., Solicitors.

EXPERTS

The consolidated financial statements for the years ended December 31, 2025 and 2024, included in this prospectus have been so included in reliance on the report of SRCO, C.P.A., Professional Corporation, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of SRCO, C.P.A., Professional Corporation is located at 646 N French Road, Unit 6, Amherst, NY 14228 U.S.A.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this Offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but they are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC at its website at: http://www.sec.gov.

We are not currently subject to the informational requirements of the Exchange Act. Upon completion of this Offering, we will become subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations of those requirements by filing reports with the SEC. As a foreign private issuer, we will be exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, within 120 days after the end of our fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements that will be audited and reported on, with an opinion expressed, by an independent registered public accounting firm. We also intend to file with the SEC reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Ga Sai Tong Enterprise Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ga Sai Tong Enterprise Limited and its subsidiaries (collectively referred to as the “Group”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2025 and 2024 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the United States Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Group’s auditor since 2025.

July 27, 2026

Amherst, NY

/s/ SRCO, C.P.A., Professional Corporation
SRCO, C.P.A., Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

	As of December 31,
	2025	2024
ASSETS
Current assets:
Cash	$1,881,224	$406,012
Accounts receivable, net (Note 3)	14,412	11,152
Prepayments and other assets (Note 4)	45,939	153,118
Inventories, net (Note 5)	7,074	5,842
Due from a shareholder (Note 13)	—	2,661,348
Total current assets	1,948,649	3,237,472

Non-current assets:
Property, plant and equipment, net (Note 6)	15,494	26,069
Prepayments and other assets (Note 4)	40,706	40,600
Operating lease right-of-use assets, net (Note 7)	203,271	189,254
Deferred offering costs (Note 8)	567,293	—
Deferred tax assets (Note 12)	75,011	76,811
Total non-current assets	901,775	332,734
TOTAL ASSETS	$2,850,424	$3,570,206

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable (Note 9)	82,349	56,102
Bank borrowings (Note 11)	1,310,447	1,644,037
Operating lease liabilities, current portion (Note 7)	140,773	126,478
Accrued expenses and other current liabilities (Note 10)	255,595	1,298
Due to a shareholder (Note 13)	50,935	—
Income tax payable (Note 12)	287,659	202,768
Total current liabilities	2,127,758	2,030,683

Non-current liabilities:
Operating lease liabilities, net of current portion (Note 7)	62,498	62,776
Total non-current liabilities	62,498	62,776
TOTAL LIABILITIES	2,190,256	2,093,459

SHAREHOLDERS’ EQUITY
Ordinary shares, 500,000,000 shares authorized, par value US$0.0001 each, 10,000,000 Class A Ordinary Shares issued and outstanding as of December 31, 2025 and 2024 (Notes 1 and 14)	1,000	1,000
Additional paid-in capital	2,852	2,852
Retained earnings	643,594	1,465,225
Accumulated other comprehensive income	12,722	7,670
Total shareholders’ equity	660,168	1,476,747
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,850,424	$3,570,206

Commitments and contingencies (Note 16)
Subsequent Events (Note 18)

See accompanying notes to consolidated financial statements.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

	Years Ended December 31,
	2025	2024
Revenues	$2,803,502	$2,276,017

Cost of revenue	(1,376,411)	(1,226,465)
Gross profit	1,427,091	1,049,552

Operating expenses:
General and administrative expenses	(597,450)	(70,012)
Total operating expenses	(597,450)	(70,012)

Income from operations	829,641	979,540

Other income/(expense)
Interest expense	(69,386)	(103,944)
Other income, net	12,082	1,531
Total other income/(expense), net	(57,304)	(102,413)

Income before income taxes	772,337	877,127

Income tax expense (Note 12)	(213,324)	(83,457)
Net income	$559,013	$793,670
Other comprehensive income
Foreign currency translation adjustment	5,052	6,191
Comprehensive income	$564,065	$799,861

Earnings per share – Basic and Diluted*	$0.056	$0.080
Weighted average shares outstanding – Basic and Diluted	10,000,000	10,000,000

____________

*        Retrospectively restated for effect of share reorganization (see Notes 1 and 14)

See accompanying notes to consolidated financial statements.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

	Ordinary Shares		Additional paid-in- capital	Accumulated other comprehensive income	Retained earnings	Total
	No. of shares	Amount
Balance as of January 1, 2024	10,000,000	$1,000	$2,852	$1,479	$671,555	$676,886
Net income	—	—	—	—	793,670	793,670
Foreign currency translation adjustment	—	—	—	6,191	—	6,191
Balance as of December 31, 2024	10,000,000	1,000	2,852	7,670	1,465,225	1,476,747
Net income	—	—	—	—	559,013	559,013
Dividend declaration	—	—	—	—	(1,380,644)	(1,380,644)
Foreign currency translation adjustment	—	—	—	5,052	—	5,052
Balance as of December 31, 2025	10,000,000	$1,000	$2,852	$12,722	$643,594	$660,168

____________

*        Retrospectively restated for effect of share reorganization (see Notes 1 and 14)

See accompanying notes to consolidated financial statements.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

	Years Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	559,013	793,670
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	161,198	186,338
Deferred income taxes	1,700	(2,899)
Change in operating assets and liabilities:
Accounts receivable	(3,260)	9,557
Prepayments and other assets	106,248	(97,744)
Inventories	(1,232)	7,304
Accounts payable	26,247	(21,040)
Accrued expenses and other current liabilities	227,297	(61,518)
Operating lease liabilities	(151,151)	(143,399)
Income tax payables	84,891	87,227
Net cash provided by operating activities	1,010,951	757,496

Cash flows from investing activities:
Advance to a shareholder	(1,279,870)	(1,530,878)
Repayment from a shareholder	3,740,805	1,416,598
Net cash provided by (used in) investing activities	2,460,935	(114,280)

Cash flows from financing activities:
Dividend paid	(1,380,644)	—
Advance from a shareholder	50,935	—
Payment of offering costs	(339,055)	—
Repayment of bank borrowings	(333,590)	(315,328)
Net cash used in financing activities	(2,002,354)	(315,328)

Foreign currency translation adjustment	5,680	5,189

Net change in cash	1,475,212	333,077

CASH AT THE BEGINNING OF THE YEAR	406,012	72,935

CASH AT THE END OF THE YEAR	1,881,224	406,012

Supplemental disclosure of cash flow information:
Interest paid	(38,361)	(103,944)
Cash paid for operating lease liabilities	159,539	155,363
Payment of offering costs by a shareholder	(200,413)	—
Supplemental disclosure of non-cash investing and financing activities
Right-of-use assets obtained in exchange for new operating lease liabilities	165,168	111,425

See accompanying notes to consolidated financial statements.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

1. Organization and Business Description

Organization and Nature of Operations

Ga Sai Tong Enterprise Limited (“GST Cayman”) was incorporated under the laws of the Cayman Islands as an exempted company with limited liability on January 15, 2025. It is a holding company with no business operation.

The Company conducts its primary operations through its wholly-owned subsidiaries, Akai Honoo Capital Limited (“Akai”), French Fries Creativeworks Limited (“French Fries”), Wonderful Concept Investment Limited (“Wonderful”), Aurea Studio Limited (“Aurea Studio”) and Nexa Design Limited (“Nexa Design”), which are incorporated and domiciled in Hong Kong SAR. Akai, French Fries, Wonderful, Aurea and Nexa principally engage in the restaurant operations in Hong Kong (collectively, the “Company”).

The accompanying consolidated financial statements reflect the activities of the Company and the following entities:

Parent and subsidiaries	Date of Incorporation	Jurisdiction of Formation	Percentage of direct/indirect Economic Ownership	Principal Activities
GST Cayman	January 15, 2025	Cayman Islands	Parent	Investment holding
Akai	January 29, 2018	Hong Kong	100%	Restaurant operations
French Fries	January 29, 2018	Hong Kong	100%	Restaurant operations
Wonderful	January 25, 2018	Hong Kong	100%	Restaurant operations
Aurea Studio	April 28, 2025	Hong Kong	100%	Restaurant operations
Nexa Design	April 28, 2025	Hong Kong	100%	Restaurant operations

Reorganization and Share Issuance

The Company is an exempted company with limited liability incorporated under the law of the Cayman Islands on January 15, 2025. The authorized share capital of the Company is US$50,000 divided into 450,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares with a par value of US$0.0001. As at January 15, 2025, Ga Sai Tong Limited holds 6,750,000 Class A Ordinary Shares and 5,000,000 Class B Ordinary Shares of the Company and Ga Sai Tong Capital Limited holds 6,750,000 Class A Ordinary Shares and 5,000,000 Class B Ordinary Shares of the Company, respectively.

Akai Honoo Capital Limited was incorporated on January 29, 2018 under the laws of Hong Kong, as one of our Hong Kong operating subsidiary. The sole shareholder of Akai Honoo Capital Limited is Ga Sai Tong Enterprise Limited, holds 10,000 ordinary shares of Akai Honoo Capital Limited.

French Fries Creativeworks Limited was incorporated on January 29, 2018 under the laws of Hong Kong, as one of our Hong Kong operating subsidiary. The sole shareholder of French Fries Creativeworks Limited is Ga Sai Tong Enterprise Limited, holds 10,000 ordinary shares of French Fries Creativeworks Limited.

Wonderful Concept Investment Limited was incorporated on January 25, 2018 under the laws of Hong Kong, as one of our Hong Kong operating subsidiary. The sole shareholder of Wonderful Concept Investment Limited is Ga Sai Tong Enterprise Limited, holds 10,000 ordinary shares of Wonderful Concept Investment Limited.

Aurea Studio Limited was incorporated on April 28, 2025 under the laws of Hong Kong. On January 7, 2026, the two independent third parties transferred all the issued shares to the Company. The sole shareholder of Aurea Studio Limited is Ga Sai Tong Enterprise Limited, holds 20,000 ordinary shares of Aurea Studio Limited.

Nexa Design Limited was incorporated on April 28, 2025 under the laws of Hong Kong. On April 14, 2026, the two independent third parties transferred all the issued shares to the Company. The sole shareholder of Nexa Design Limited is Ga Sai Tong Enterprise Limited, holds 20,000 ordinary shares of Nexa Design Limited.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

1. Organization and Business Description (cont.)

On April 2, 2025, Ga Sai Tong Limited entered into sale and purchase agreements with Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited, respectively. Pursuant to the sales and purchase agreements, Ga Sai Tong Limited is to sell, and Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited are to acquire, 4.90%, 4.90% and 4.90% of the issued Class A Ordinary Shares equity interests in Ga Sai Tong Enterprise Limited, at the consideration of HK$1,000,000, HK$1,000,000 and HK$1,000,000, respectively. On the same date, Ga Sai Tong Limited executed the instruments of transfer whereby Ga Sai Tong Limited have transferred 661,500, 661,500 and 661,500 Class A Ordinary Shares, out of its 6,750,000 Class A Ordinary Shares, to Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited, respectively.

On April 2, 2025, Ga Sai Tong Capital Limited entered into sale and purchase agreements with East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited, respectively. Pursuant to the sales and purchase agreements, Ga Sai Tong Capital Limited is to sell, and East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited are to acquire, 4.90%, 4.90% and 4.90% of the issued Class A Ordinary Shares equity interests in Ga Sai Tong Enterprise Limited, at the consideration of HK$1,000,000, HK$1,000,000 and HK$1,000,000, respectively. On the same date, Ga Sai Tong Capital Limited executed the instruments of transfer whereby Ga Sai Tong Capital Limited have transferred 661,500, 661,500 and 661,500 Class A Ordinary Shares, out of its 6,750,000 Class A Ordinary Shares, to East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited, respectively.

On August 28, 2025, Ga Sai Tong Limited and Ga Sai Tong Capital Limited proposed to surrender 988,400 and 988,400 Class A Ordinary Shares and 4,500,000 and 4,500,000 Class B Ordinary Shares, respectively, to the Company for cancellation. On the same date, Bin Gan Limited, Flamethrower Holdings Limited, Pang Kee Limited, East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited proposed to surrender 137,200, 137,200, 137,200, 137,200, 137,200 and 137,200 Class A Ordinary Shares, respectively, to the Company for cancellation. The Company approved the surrender and cancellation of such shares on August 28, 2025.

On December 30, 2025, Ga Sai Tong Limited, Ga Sai Tong Capital Limited, Bin Gan Limited, Flamethrower Holdings Limited, Pang Kee Limited, East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited further proposed to surrender 600,100, 600,100, 83,300, 83,300, 83,300, 83,300, 83,300 and 83,300 Class A Ordinary Shares, respectively, to the Company for cancellation. The Company approved the surrender and cancellation of such shares on December 30, 2025.

On July 15, 2026, Ga Sai Tong Limited entered into sale and purchase agreements with Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited, respectively. Pursuant to the sales and purchase agreements, Ga Sai Tong Limited is to acquire, and Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited are to sell, 4.90%, 4.90% and 4.90% of the issued Class A Ordinary Shares equity interests in Ga Sai Tong Enterprise Limited, at the consideration of HK$1,050,000, HK$1,050,000 and HK$1,050,000, respectively. On the same date, Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited executed the instruments of transfer whereby Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited have transferred 441,000, 441,000 and 441,000 Class A Ordinary Shares, to Ga Sai Tong Limited, respectively.

On July 15, 2026, Ga Sai Tong Capital Limited entered into sale and purchase agreements with East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited, respectively. Pursuant to the sales and purchase agreements, Ga Sai Tong Capital Limited is to acquire, and East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited are to sell, 4.90%, 4.90% and 4.90% of the issued Class A Ordinary Shares equity interests in Ga Sai Tong Enterprise Limited, at the consideration of HK$1,050,000, HK$1,050,000 and HK$1,050,000, respectively. On the same date, East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited executed the instruments of transfer whereby East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited have transferred 441,000, 441,000 and 441,000 Class A Ordinary Shares, to Ga Sai Tong Capital Limited, respectively. Subsequent to the transfers, Ga Sai Tong Enterprise Limited is owned as to (i) 4,500,000 Class A Ordinary Shares and 500,000 Class B Ordinary Shares by Ga Sai Tong Limited; and (ii) 4,500,000 Class A Ordinary Shares and 500,000 Class B Ordinary Shares by Ga Sai Tong Capital Limited.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

1. Organization and Business Description (cont.)

On July 16, 2026, the Company passed board resolutions and shareholder resolutions to re-classify and re-designate each issued and unissued Class A ordinary shares and Class B ordinary shares into Ordinary Shares of US$0.0001, such that the authorized share capital of the Company shall become US$50,000 divided into 500,000,000 Ordinary Shares of US$0.0001 each. Subsequent to the re-designation, the Company is owned as to 5,000,000 and 5,000,000 Ordinary Shares of par value of US$0.0001 each to Ga Sai Tong Capital Limited and Ga Sai Tong Limited, respectively.

The consolidated financial statements have been retrospectively restated for effect of share reorganization (Note 14).

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

GST and its subsidiaries resulting from Reorganization has always been under the common control of the same controlling shareholder before and after the Reorganization. The consolidation of GST and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

The consolidated financial statements include the financial statements of GST and its wholly owned subsidiaries. All intercompany transactions and balances among GST and its subsidiaries have been eliminated upon consolidation.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Significant estimates required to be made by management, include, but are not limited to, the expected credit loss provision, the determination of the useful lives of property, plant and equipment, impairment of long-lived assets, right-of-use assets, net, operating lease liabilities, incremented borrowing rate for lease, valuation allowing for deferred tax asset, revenue recognition and contingencies. Actual results could differ from those estimates. The Company evaluates these estimates on an ongoing basis and revises estimates as circumstances change. The Company bases its estimates on historical experience, anticipated results, trends, and other various assumptions that it believes are reasonable.

Foreign Currency Translation and transaction

The Company’s principal country of operations is Hong Kong. The consolidated financial position and results of its operations are determined using Hong Kong Dollars (“HK$”), the local currency, as the functional currency of GST, Akai, French Fries and Wonderful. The Company’s consolidated financial statements are reported using the U.S. Dollars (“US$” or “$”). The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the consolidated balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of shareholders’ equity. Gains and losses from foreign currency transactions are included in the Company’s consolidated statements of operations and comprehensive income (loss).

The following table outlines the currency exchange rates that were used in preparing the consolidated financial statements:

	2025	2024
Year-end spot rate	$1 = HK$7.7833	$1 = HK$7.7734
Average rate	$1 = HK$7.7956	$1 = HK$7.8030

Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the exchange price that would be received from an asset or paid to transfer a liability (as exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, other assets, due from a shareholder, accounts payable, bank borrowings, operating lease liabilities, current portion and accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments and market rates of interest.

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1	—	Quoted prices in active markets for identical assets and liabilities.
Level 2	—

Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3	—

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The carrying amounts of the Company’s cash, accounts receivable, other assets, due from a shareholder, accounts payable, bank borrowings, operating lease liabilities and accrued expenses and other current liabilities approximated their fair values as of December 31, 2025 and 2024 due to their short-term nature.

Cash

Cash consist of petty cash on hand and cash held in banks, which are highly liquid and have original maturities of three months or less and are unrestricted as to withdrawal or use. The Group maintains all bank accounts in domestic banks of Hong Kong. Cash balances in bank accounts in Hong Kong are protected under Deposit Protection Scheme in accordance with the Deposit Protection Scheme Ordinance (Chapter 581 of the laws of Hong Kong). The maximum protection was up to HKD500,000 (approximately US$64,078) and has been raised to HKD800,000 (approximately US$102,991) from October 1, 2025 per depositor per Scheme member, including both principal and interest.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Accounts Receivable, net

Accounts receivable, net consist of balances receivable from credit card companies and third-party aggregators’ platforms in the normal course of business and generally are settled within 30 days or less. The Company maintains an allowance for expected credit losses (“ECLs”) to provide for the estimated number of receivables that will not be collected. The Company applies a simplified approach in calculating ECLs. The Company provides an allowance for uncollectable accounts using an ECLs model which represents the estimate of ECLs over the lifetime of the asset. The Company has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. The receivables are written off after all collection efforts have ceased. As of December 31, 2025 and 2024, no allowance for ECLs were recorded.

Prepayments

Prepayments represent advance payments made to the service providers for future services. Prepayments are short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the realizability of the prepayments becomes doubtful. As of December 31, 2025 and 2024, there was nil allowance recorded as the Company considers all of the prepayments recoverable.

Inventories, net

Inventories, net consist of food and beverages and are recorded at the lower of cost or net realizable value. Cost is determined by the first-in, first-out method. Any unusable or spoiled inventory is written off when identified.

Property, plant and Equipment, net

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided for on a straight-line basis over the estimated useful lives of the related assets as follows:

Furniture, Fixture & Equipment	5 years
Office Equipment	5 years
Leasehold improvements	Over the lease terms

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of operations and comprehensive income (loss) in other income or expenses.

The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets, such as property, plant and equipment and right-of-use assets, whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. There were no impairment losses on long-lived assets for the years ended December 31, 2025 and 2024.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Lease

The Company applies the provisions of ASC Topic 842, Leases which requires lessees to recognize lease assets and lease liabilities on the consolidated balance sheet. The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company must discount lease payments based on an estimate of its incremental borrowing rate.

Right-of-use Assets

The Company’s right-of-use assets consist of leased assets recognized in accordance with ASC 842, Leases, which requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the consolidated balance sheet and are expensed on a straight-line basis over the lease term in the consolidated statements of operations and comprehensive loss. The Company determines the lease term by agreement with lessor. In cases where the lease does not provide an implicit interest rate, the Company uses the Company’s incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

Revenue Recognition

Revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation.

The Company enters into agreements with clients that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as services transfer to the customer. It is customary practice for the Company to have the agreements with its customers in writing, orally, or in accordance with other customary business practices. The Company recognizes revenue when (or as) a performance obligation is satisfied, i.e. when “control” of the goods or services underlying the particular performance obligation is transferred to customers.

Control of the good or service may be transferred over time or at a point in time. Control of the good or service is transferred over time if one of the following criteria is met:

•        the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the Company performs;

•        the Company’s performance creates and enhances an asset that the customer controls as the Company performs; or

•        the Company’s performance does not create an asset with an alternative use to the Company and the Company has an enforceable right to payment for performance completed to date.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

If the control of the good or service transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of the relevant performance obligation. Otherwise, revenue is recognized at a point in time when customer obtains control of the distinct good or service.

Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it transfers control of service to a customer.

The Company primarily generates revenue from the operation of restaurants which provide food and beverage to customers. The Company recognizes revenue when payment is tendered at the point of sale as the performance obligation has been satisfied. The single performance obligation is satisfied at a point in time when the service or product has been delivered to the customer, no obligation is outstanding regarding that service or product, and the Company is reasonably assured that funds have been or will be collected from the customer, i.e., customers settled the amount by cash or credit card. The transaction price is clearly identifiable on the food menu and revenue is recognized net of discounts and incentives collected from customers. The Company has no obligations for returns, refunds or similar obligations with customers.

Cost of Revenue

Cost of revenues consists of cost directly related to revenue generating activities, which primarily includes food and beverages cost, operating expenses for the restaurants, personnel-related compensation expenses, including salaries and related social insurance costs for operations personnel, and other cost directly linked to the revenue.

Employee Benefit Plan

Employees of the Company located in Hong Kong participate in a compulsory saving scheme (pension fund) for the retirement of residents in Hong Kong. Employees are required to contribute monthly to mandatory provident fund schemes provided by approved private organizations, according to their salaries and the period of employment.

The Company is required to contribute to the plan based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. Total expenses for the plan were US$20,201 and US$22,698 for the years ended December 31, 2025 and 2024, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company believes there were no uncertain tax positions at December 31, 2025 and 2024, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months. The Company is not currently under examination by an income tax authority, nor has been notified that an examination is contemplated.

Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing income available to ordinary shareholders of the Company by the weighted average

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of December 31, 2025 and 2024, there were no dilutive shares.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under U.S. GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of foreign currency translation adjustment resulting from the Company translating its consolidated financial statements from functional currency into reporting currency.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

As of December 31, 2025, the Company had no outstanding lawsuits nor claims

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Financial Instruments Risks

Currency Risk

The Group’s operating activities are transacted in HK$. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations. The Group considers the foreign exchange risk in relation to transactions denominated in HK$ with respect to US$ is not significant as HK$ is pegged to US$.

Concentration and Credit Risk

Assets that potentially subject the Group to a significant concentration of credit risk primarily consist of cash, accounts receivable and other assets. The Company believes that there is no significant credit risk associated with cash, which were held by reputable financial institutions in the jurisdictions where the Company and its subsidiaries are located. The Hong Kong Deposit Protection Board pays compensation up to a limit of HK$800,000 (approximately US$102,991) if the bank with which an individual/a company hold its eligible fails.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

As of December 31, 2025, and 2024, cash balance of US$1,809,095 and US$395,670 respectively were at financial institutions in Hong Kong and approximately US$1,683,786 and US$109,467 were not covered by the Hong Kong Deposit Protection Board. The Company has designed their credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable is short term in nature and the associated risk is minimal. The Company conducts credit evaluations on its clients and generally does not require collateral or other security from such clients. The Company periodically evaluates the creditworthiness of the existing clients in determining an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients.

Financial instruments that potentially subject the Company to the concentration of credit risks consist of cash and accounts receivable. The Company’s credit risk with respect to cash is discussed under “Cash” in this section.

For the years ended December 31, 2025 and 2024, no customers accounted for more than 10% of the Company’s total revenues.

As of December 31, 2025, 2 account receivable accounted for 53% and 26%, respectively of the Company’s total accounts receivable. As of December 31, 2024, 2 accounts receivable accounted for 57% and 29%, respectively, of the Company’s total accounts receivable.

For the years ended December 31, 2025, 4 vendors accounted for 16%, 15%, 11% and 10% of total cost of revenue, respectively. For the years ended December 31, 2024, 2 vendors accounted for 17%, 17% of total cost of revenue, respectively.

As of December 31, 2025, 2 supplier’s accounts payable accounted for approximately 33% and 19% of the total accounts payable. As of December 31, 2024, 3 supplier’s accounts payable accounted for approximately 47%, 15% and 13% of the total accounts payable.

Interest rate risk

The Company is exposed to interest rate risk through the changes in interest rates related mainly to the Company’s variable-rates line of credit and bank balances, which was considered minimal as the bank balances are only in current accounts and saving accounts.

The Company currently does not have any hedging policy in relation to interest rate risk. The directors monitor the Company’s exposures on an ongoing basis and will consider hedging the interest rate should the need arise.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

Typically, the Company ensures that it has sufficient cash on demand to meet expected operational expenses for a period of 30 days, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Recently Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”) to improve the disclosures regarding a public entity’s reportable segments and address requests from investors for additional, more detailed information about a reportable segment’s expenses. The Company is required to adopt the guidance in the fourth quarter of fiscal 2025, though early adoption is permitted. The Company adopted the new standard during the current year and concluded that there is no material impact.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have material impact on the consolidated balance sheets, statements of operations and comprehensive income and cash flows.

3. Accounts Receivable, net

Accounts receivable, net consisted of the following at December 31:

	2025	2024
Accounts receivable	$14,412	$11,152
Less: allowance for credit losses	—	—
Accounts receivable, net	$14,412	$11,152

4. Prepayments and Other Assets

Prepayments and other assets consisted of the following at December 31:

	2025	2024
Deposits	$42,556	$43,732
Prepayments	44,089	149,986
	$86,645	$193,718
Less: amount classified as non-current assets	(40,706)	(40,600)
Amount classified as current assets	$45,939	$153,118

5. Inventories, net

Inventories consisted of the following at December 31:

	2025	2024
Food and beverage	$7,074	$5,842

6. Property, Plant and Equipment, net

Property, plant and equipment, stated at cost less accumulated depreciation and amortization, consisted of the following as of December 31:

	2025	2024
Furniture, Fixture & Equipment	$52,709	$52,776
Office Equipment	2,170	2,173
Leasehold improvements	585,632	586,378
Less: accumulated depreciation and amortization	(625,017)	(615,258)
Property, plant and equipment, net	$15,494	$26,069

Depreciation expenses of property, plant and equipment totaled US$10,525 and US$42,451 for the years ended December 31, 2025 and 2024, respectively.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

7. Leases

Operating leases as lessee

As of December 31, 2025 and 2024, the Company had property operating leases recorded on its consolidated balance sheets. The Company does not have options to extend or cancel the existing lease agreements for its existing facilities prior to their respective expiration dates. When determining the lease term, at lease commence date, the Company considers options to extend or terminate the lease when it is reasonably certain that it will exercise or not exercise that option. The Company’s lease arrangements may contain both lease and non-lease components. The Company has separately accounted for lease and non-lease components based on their nature. Payments under the Company’s lease arrangement are fixed.

The following table shows operating lease right-of-use assets, net and operating lease liabilities, and the associated consolidated financial statement line items as of December 31:

	2025	2024
Operating lease right-of-use assets
Beginning balance at December 31	$189,254	$221,228
New leases	165,168	111,425
Amortization	(150,673)	(143,887)
Exchange difference	(478)	488
Ending balance at December 31	$203,271	$189,254
	2025	2024
Operating lease liabilities
Beginning balance at December 31	$189,254	$221,228
New leases	165,168	111,425
Repayment and interest accretion	(150,673)	(143,887)
Exchange difference	(478)	488
Ending balance at December 31	$203,271	$189,254

Operating lease liabilities, current portion	$140,773	$126,478
Operating lease liabilities, net of current portion	$62,498	$62,776

Weighted average remaining lease term (in years)	1.51	1.44
Weighted average discount rate (%)	5.292%	5.875%

The operating lease expense was US$159,539 and US$155,363 for the years ended December 31, 2025 and 2024, respectively, and included in the general and administrative expenses and interest expense.

Maturities of lease liabilities were as follows:

As at December 31, 2025
2026	$148,118
2027	63,887
Total lease payments	$212,005
Less: imputed interest	(8,734)
Operating lease obligation, net	$203,271

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

8. Deferred offering costs

The Company has capitalized deferred offering costs which consist primarily of legal, accounting, and other professional fees incurred in connection with the Company’s planned initial public offering (IPO). These costs are included as deferred offering costs on the consolidated balance sheet as non-current assets. Upon the successful completion of the IPO, these costs will be reclassified as a reduction of in shareholders’ equity. If the IPO is not consummated, the deferred offering costs will be expensed in the period when the offering is abandoned. As of December 31, 2025 and 2024, deferred offering costs were $567,293 and nil, respectively.

9. Accounts payable

Components of accounts payable are as follows as of December 31:

	2025	2024
Trade payables	$82,349	$56,102
Total	$82,349	$56,102

10. Accrued Expenses and Other Current Liabilities

Components of accrued expenses and other current liabilities are as follows as of December 31:

	2025	2024
Accrued expenses	$227,357	$—
Other payables	28,238	1,298
Total	$255,595	$1,298

11. Bank Borrowings

	Interest rate (per annum)		2025	2024
Bank of East Asia (“BEA”) – Term loan 1	3.125%	(1)	$386,001	$474,200
BEA – Term loan 2	3.125%	(2)	407,989	465,148
Bank of Communications (“BOCOM”) – Term loan	7.193%	(3)	516,457	704,689
			$1,310,447	$1,644,037
Less: current portion of long-term bank borrowings			(1,310,447)	(1,644,037)
Non-current portion of long-term bank borrowings			$—	$—

____________

(1)      On January 13, 2022, the Company borrowed US$771,514 (HK$4,907,000) as working capital for 8 years at an annual interest rate of Prime Lending Rate (“Prime”) minus 2.5% under the loan agreement with BEA. Interest rates on variable loans are monitored by management. The loan is secured by the guarantee issued by the HKMC Insurance Limited and the personal guarantee of Mr. Ng Wai Lam, a shareholder and principal owner of the Company. As of December 31, 2025 and 2024, the outstanding of the loan is approximately US$386,001 and US$474,200, respectively. There is no material covenant stated in this borrowing. The loan contains a repayable on demand clause, therefore, the loan was classified under current liabilities.

(2)      On November 22, 2022, the Company borrowed US$558,659 (HK$4,000,000) as working capital for 10 years at an annual interest rate of Prime minus 2.5% under the loan agreement with BEA. Interest rates on variable loans are monitored by management. The loan is secured by the guarantee issued by the HKMC Insurance Limited and the personal guarantee of Mr. Ng Wai Lam, a shareholder and principal owner of the Company. As of December 31, 2025 and 2024, the outstanding of the loan is approximately US$407,989 and US$465,148, respectively. There is no material covenant stated in this borrowing. The loan contains a repayable on demand clause, therefore, the loan was classified under current liabilities.

(3)      On June 21, 2021, the Company borrowed US$1,550,859 (HK$10,000,000) as working capital for 4 years at an annual interest rate of HKD Best Lending Rate plus 4.25% under the loan agreement with BOCOM. Interest rates on variable loans are monitored by management. The loan is secured by the guarantee issued by the HKMC Insurance Limited and the personal guarantee of Mr. Ng Wai Lam, a shareholder and principal owner of the Company. As of December 31, 2025 and 2024, the outstanding of the loan is approximately US$516,457 and US$704,689, respectively. There is no material covenant stated in this borrowing. The loan contains a repayable on demand clause, therefore, the loan was classified under current liabilities.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

11. Bank Borrowings (cont.)

Interest expense pertaining to the above bank borrowings for the years ended December 31, 2025 and 2024 amounted to US$60,520 and US$92,468, respectively.

Maturities of the principal and interest payments of bank borrowings based on scheduled repayments were as follows:

	2025	2024
2025	$—	$401,767
2026	397,248	397,753
2027	397,248	397,753
2028	264,216	264,552
2029	169,193	169,408
2030	75,519	75,615
2031	67,008	67,093
2032	61,424	61,502
Total bank borrowings repayments	$1,431,856	$1,835,443
Less: imputed interest	(121,409)	(191,406)
Total bank borrowings recognized in the consolidated balance sheet	$1,310,447	$1,644,037

As of the date of this report, a total of US$111,166 of the bank borrowings as of December 31, 2025 has been repaid.

12. Income Taxes

Hong Kong

In accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income. Hong Kong profit tax rates are 8.25% on assessable profits up to US$257,288 (HK$2,000,000), and 16.5% on any part of assessable profits over US$257,288 (HK$2,000,000).

The components of the income tax expense are as follows:

	Year Ended December 31,
	2025	2024
Current
Hong Kong	$211,624	$86,356
Deferred
Hong Kong	1,700	(2,899)
Provision for income taxes	$213,324	$83,457

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

12. Income Taxes (cont.)

The following table reconciles Hong Kong statutory rates to the Company’s effective tax:

	2025	2024
Profit before income taxes	$772,337	$877,127
Hong Kong Profits Tax rate	16.5%	16.5%
Income taxes computed at Hong Kong Profits Tax rate	127,436	144,726
Reconciling items:
Tax effect of income that is not taxable*	(1,855)	(253)
Tax effect of expenses that are not deductible	90,248	184
Statutory tax deduction#	(1,155)	(577)
Under-provision of income tax of previous years	19,816	—
Effect of two-tier tax rate	(21,166)	(60,623)
Income tax expense	$213,324	$83,457

____________

*        Income that is not taxable mainly consisted of the bank interest income, which is non-taxable under Hong Kong income tax law.

#        It represents a reduction granted by the Hong Kong SAR Government of 100% of the tax payable subject to a maximum reduction of HK$1,500 (approximately US$192) and HK$3,000 (approximately US$383) for each business during the years ended December 31, 2025 and 2024, respectively.

The Company measures deferred tax assets and liabilities based on the difference between carrying amount of assets and liabilities and their respective tax bases at the applicable tax rates. Components of the Company’s deferred tax asset and liability are as follows as of December 31:

	As of December 31,
	2025	2024
Deferred tax assets:
Property, plant and equipment, net	$75,011	$76,811
Less: valuation allowance	—	—
Deferred tax assets, net	$75,011	$76,811

Income tax payable consist of the following as of December 31:

	2025	2024
Income tax payable	$287,659	$202,768

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2025 and 2024, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income taxes for the years ended December 31, 2025 and 2024. The Company also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from December 31, 2025.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

13. Related Party Balance and Transactions

The following is a list of related parties which the Company has transactions with:

(a)     Mr. Ng Wai Lam, a shareholder and principal owner of the Company.

a. Due from (to) a shareholder

As of December 31, 2025 and 2024, the balances due from related parties were as follows:

	2025	2024
Due from a shareholder
Mr. Ng Wai Lam(1)	$(50,935)	$2,661,348

____________

(1)      The balance as of December 31, 2025 and 2024 represented the advances (from) to a shareholder. The amounts were unsecured, interest-free and repayable on demand.

	2025	2024
Movement
Balance, beginning of year	$2,661,348	$2,547,068
Advances to shareholder	1,189,870	1,530,878
Repayments from shareholder	(3,902,153)	(1,416,598)
Balance, end of year	$(50,935)	$2,661,348

b. Transactions with a shareholder

As of December 31, 2024, the Company recorded $90,000 within Prepayments and Other Assets representing audit fees prepaid by the shareholder (principal owner) on behalf of the Company (Note 4). Such cost has been expensed in general and administrative expenses as at December 31, 2025.

On March 18, 2025, the Company declared and paid a dividend totaling $1,380,644 (HK$10,700,000).

	2025	2024
Catering service to a shareholder	$11,127	$22,625

14. Shareholders’ Equity

Ordinary shares

The Company is an exempted company with limited liability incorporated under the law of the Cayman Islands on January 15, 2025. The authorized share capital of the Company is US$50,000 divided into 500,000,000 Ordinary Shares with a par value of US$0.0001. As at December 30, 2025, the Company is owned as to 5,000,000 Ordinary Shares by Ga Sai Tong Limited and 5,000,000 Ordinary Shares by Ga Sai Tong Capital Limited. (Note 1).

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

14. Shareholders’ Equity (cont.)

Dividends

The holders of Ordinary Shares of the Company are entitled to such dividends as may be declared by board of directors of the Company. In addition, Shareholders of the Company may declare dividends by ordinary resolution, but not dividend shall exceed the amount recommended by directors of the Company. Under the laws of the Cayman Islands, Company may pay a dividend out of either profit or the credit standing in Company’s share premium account, provided that in no circumstances may a dividend be paid out of the Company’s share premium account if this would result in Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Voting rights

Holders of Ordinary Shares of the Company may vote on all matters submitted to a vote of the shareholders, except as may otherwise be required by law. Subject to any rights or restrictions as to voting attached to any shares, on a poll every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall have one vote for each Ordinary Share of which he or the person represented by proxy is the holder.

Voting at any meeting of shareholders is by a poll.

Any ordinary resolution is a resolution passed by a simple majority of the votes by the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of the Company and includes a written resolution signed by the requisite majority in accordance with the memorandum and articles of the Company.

Any special resolution is a resolution passed by a majority of not less than two-thirds of the votes by the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of the Company and includes a unanimous written resolution. A special resolution will be required for important matters such as amending memorandum and articles of association of the Company or changing the name of the Company.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the Ordinary Shares imposed by foreign law or by the memorandum and articles of association or other constituent document of the Company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Ordinary Shares in the Company have been paid.

15. Employee Benefit Plans

HK SAR

Employees of the Company located in Hong Kong participate in a compulsory saving scheme (pension fund) for the retirement of residents in Hong Kong. Employees are required to contribute monthly to mandatory provident fund schemes provided by approved private organizations, according to their salaries and the period of employment. The Group has a defined contribution pension scheme for its qualifying employees. The scheme assets are held under a provident fund managed by an independent fund manager. The Company and its employees are each required to make contributions to the scheme calculated at 5% of the employees’ basic salaries on monthly basis.

GA SAI TONG ENTERPRISE LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

16. Commitments and Contingencies

Commitments

As at December 31, 2025 and 2024, the Company did not have any significant capital and other commitments.

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of December 31, 2025 and through the issuance date of these consolidated financial statements.

17. Segment Reporting

For the years ended December 31, 2025 and 2024 and as of December 31, 2025, the Company operated in Hong Kong, through its subsidiaries, which primarily engaged in the restaurant operations.

Management determined that the Company functions as a single operating segment, and thus reports as a single reportable segment. This determination is based on how the CODM organizes the Company for purposes of making operating decisions, allocating resources, and assessing performance, reflecting the fact that the Company’s restaurant operations are managed on an integrated basis without disaggregation by location, brand, or product line. The chief operating decision maker (“CODM”) is the Company’s Chief Executive Officer, who is responsible for allocating resources to its operations and assessing performance and obtains financial information, being the consolidated balance sheets, consolidated statements of operations, and consolidated statements of cash flows, about the Company as a whole.

The CODM regularly reviews consolidated net income as the measure of segment profit or loss to assess performance and to make decisions about the allocation of resources, including budgeting and resource allocation decisions. The significant segment expense categories regularly reviewed by the CODM are cost of revenue and general and administrative expenses, both of which are presented on the face of the consolidated statements of operations. No further disaggregation of these expense categories is provided to or reviewed by the CODM.

Other segment items included in the reconciliation of segment revenue to consolidated net income consist of interest expense, other income, net, and income tax expense, each of which is separately presented on the face of the consolidated statements of operations.

The CODM does not review segment assets in evaluating segment performance or in making resource allocation decisions; accordingly, segment asset information is not disclosed.

All of the Company’s revenue is derived from customers located in Hong Kong, and all of the Company’s long-lived assets are located in Hong Kong.

18. Subsequent Events

The Company has assessed all events from December 31, 2025, up through July 27, 2026 which is the date that these consolidated financial statements were issued, Other than the events disclosed in Note 1 in the consolidated financial statements, there are no other material subsequent events that require recognition or disclosure in the Group’s consolidated financial statements.

6,250,000 ORDINARY SHARES

GA SAI TONG ENTERPRISE LIMITED

_____________________________

PRELIMINARY PROSPECTUS

[            ], 2026

_____________________________

Until [            ], 2026 (25 days after the date of this prospectus), all dealers that buy, sell or trade our securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Exculpation, Insurance, and Indemnification of Office Holders (Including Directors and Officers).

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of us (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)     without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of the Company in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding ordinary shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

On April 2, 2025, Ga Sai Tong Limited entered into sale and purchase agreements with Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited, respectively. Pursuant to the sales and purchase agreements, Ga Sai Tong Limited is to sell, and Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited are to acquire, 4.90%, 4.90% and 4.90% of the issued class A Ordinary Shares equity interests in Ga Sai Tong Enterprise Limited, at the consideration of HK$1,000,000, HK$1,000,000 and HK$1,000,000, respectively. On the same date, Ga Sai Tong Limited executed the instruments of transfer whereby Ga Sai Tong Limited have transferred 661,500, 661,500 and 661,500 class A Ordinary Shares, out of its 6,750,000 class A Ordinary Shares, to Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited, respectively.

On April 2, 2025, Ga Sai Tong Capital Limited entered into sale and purchase agreements with East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited, respectively. Pursuant to the sales and purchase agreements, Ga Sai Tong Capital Limited is to sell, and East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited are to acquire, 4.90%, 4.90% and 4.90% of the issued class A Ordinary Shares equity interests in Ga Sai Tong Enterprise Limited, at the consideration of HK$1,000,000, HK$1,000,000 and HK$1,000,000, respectively. On the same date, Ga Sai Tong Capital Limited executed the instruments of transfer whereby Ga Sai Tong Capital Limited have transferred 661,500, 661,500 and 661,500 class A Ordinary Shares, out of its 6,750,000 class A Ordinary Shares, to East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited, respectively.

On August 28, 2025, (i) Ga Sai Tong Limited proposed to surrender 988,400 class A Ordinary Shares and 4,500,000 class B Ordinary Shares to the Company for cancellation; (ii) Ga Sai Tong Capital Limited proposed to surrender 988,400 class A Ordinary Shares and 4,500,000 class B Ordinary Shares to the Company for cancellation; and (iii) Bin Gan Limited, Flamethrower Holdings Limited, Pang Kee Limited, East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited proposed to surrender 137,200, 137,200, 137,200, 137,200, 137,200 and 137,200 class A Ordinary Shares, respectively, to the Company for cancellation. The Company approved the surrender and cancellation of such shares on August 28, 2025. Subsequent to the transactions, Ga Sai Tong Enterprise Limited is owned as to (i) 3,777,100 class A Ordinary Shares and 500,000 class B Ordinary Shares by Ga Sai Tong Limited; (ii) 3,777,100 class A Ordinary Shares and 500,000 class B Ordinary Shares by Ga Sai Tong Capital Limited; and (iii) 524,300, 524,300, 524,300, 524,300, 524,300 and 524,300 class A Ordinary Shares by Bin Gan Limited, Flamethrower Holdings Limited, Pang Kee Limited, East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited, respectively.

On December 30, 2025, Ga Sai Tong Limited, Ga Sai Tong Capital Limited, Bin Gan Limited, Flamethrower Holdings Limited, Pang Kee Limited, East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited proposed to surrender 600,100, 600,100, 83,300, 83,300, 83,300, 83,300, 83,300 and 83,300 class A Ordinary Shares to the Company for cancellation, respectively. The Company approved the surrender and cancellation of such shares on December 30, 2025. Subsequent to the transactions, Ga Sai Tong Enterprise Limited is owned as to (i) 3,177,000 class A Ordinary Shares and 500,000 class B Ordinary Shares by Ga Sai Tong Limited; (ii) 3,177,000 class A Ordinary Shares and 500,000 class B Ordinary Shares by Ga Sai Tong Capital Limited; and (iii) 441,000, 441,000, 441,000, 441,000, 441,000 and 441,000 class A Ordinary Shares by Bin Gan Limited, Flamethrower Holdings Limited, Pang Kee Limited, East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited, respectively.

On July 15, 2026, Ga Sai Tong Limited entered into sale and purchase agreements with Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited, respectively. Pursuant to the sales and purchase agreements, Ga Sai Tong Limited is to acquire, and Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited are to sell, 4.90%, 4.90% and 4.90% of the issued Class A Ordinary Shares equity interests in Ga Sai Tong Enterprise Limited, at the consideration of HK$1,050,000, HK$1,050,000 and HK$1,050,000, respectively. On the same date, Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited executed the instruments of transfer whereby Bin Gan Limited, Flamethrower Holdings Limited and Pang Kee Limited have transferred 441,000, 441,000 and 441,000 Class A ordinary shares, to Ga Sai Tong Limited, respectively.

On July 15, 2026, Ga Sai Tong Capital Limited entered into sale and purchase agreements with East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited, respectively. Pursuant to the sales and purchase agreements, Ga Sai Tong Capital Limited is to acquire, and East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited are to sell, 4.90%, 4.90% and 4.90% of the issued Class A ordinary shares equity interests in Ga Sai Tong Enterprise Limited, at the consideration of HK$1,050,000, HK$1,050,000 and HK$1,050,000, respectively. On the same date, East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited executed the instruments of transfer whereby East Power Capital Limited, Smart Creation Future Limited and Surewin Innovations Limited have transferred 441,000, 441,000 and 441,000 Class A ordinary shares, to Ga Sai Tong Capital Limited, respectively. Subsequent to the transfers, Ga Sai Tong Enterprise Limited is owned as to (i) 4,500,000 Class A ordinary shares and 500,000 class B ordinary shares by Ga Sai Tong Limited; and (ii) 4,500,000 Class A ordinary shares and 500,000 class B ordinary shares by Ga Sai Tong Capital Limited.

On July 16, 2026, the Company passed board resolutions and shareholder resolutions to re-classify and re-designate each issued and unissued Class A ordinary shares and Class B ordinary shares into Ordinary Shares of US$0.0001, such that the authorized share capital of the Company shall become US$50,000 divided into 500,000,000 Ordinary Shares of US$0.0001 each. Subsequent to the re-designation, the Company is owned as to 5,000,000 and 5,000,000 Ordinary Shares of par value of US$0.0001 each to Ga Sai Tong Capital Limited and Ga Sai Tong Limited, respectively.

All of the foregoing issuances were made outside of the U.S. pursuant to Regulation S or to U.S. entities pursuant to Section 4(a)(2) of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibits of the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(3)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(4)     For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the Offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the Offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the Offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the Offering made by the undersigned registrant to the purchaser.

(5)    That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)    That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Memorandum of Association and Articles of Association, as currently in effect*
4.1	Specimen certificate evidencing Ordinary Shares**
4.2	Form of Underwriters’ Warrants*
5.1	Opinion of Ogier regarding the validity of the Ordinary Shares being registered*
10.1	Form of Executive Officer Employment Agreement, by and between the registrant and its Executive Officer**
10.2	Form of Independent Director Agreement by and between the registrant and its Independent Director**
10.3	Tenancy Agreement of Fifth Floor of Kam Lung Commercial Centre, No. 2 Hart Avenue, Kowloon, Hong Kong**
10.4	Tenancy Agreement of Second Floor of Kam Lung Commercial Centre, No. 2 Hart Avenue, Kowloon, Hong Kong**
10.5	Tenancy Agreement of Fifth Floor together with the Flat Roof Apputenant thereto, Po Cheong Commercial Building, No. 29 Prat Avenue, Kowloon, Hong Kong**
10.6	Tenancy Agreement of 3/F, MW Plaza, 40 Kimberley Road, Tsim Sha Tsui, Hong Kong*
10.7	Tenancy Agreement of 16/F, No. 1 Hoi Ping Road, Causeway Bay, Hong Kong*
10.8	Loan Facility Letter issued by Bank of Communications (Hong Kong) Limited to Wonderful Concept Investment Limited, dated June 16, 2021.**
10.9	Loan Facility Letter issued by The Bank of East Asia, Limited to Wonderful Concept Investment Limited, dated January 13, 2022.**
10.10	Loan Facility Letter issued by The Bank of East Asia, Limited to Wonderful Concept Investment Limited, dated November 22, 2022.**
14.1	Code of Business Conduct and Ethics**
21.1	List of subsidiaries of the Company*
23.1	Consent of SRCO, C.P.A., Professional Corporation*
23.2	Consent of Ogier (included in Exhibit 5.1)*
23.3	Consent of David Fong & Co., Solicitors (included in Exhibit 99.4)*
23.4	Consent of China Commercial Law Firm (included in Exhibit 99.5)*
23.5	Consent of Cundi Solution Limited**
24.1	Power of Attorney (included in the signature page to the Form F-1)
99.1	Audit Committee Charter**
99.2	Nominating Committee Charter**
99.3	Compensation Committee Charter**
99.4	Opinion of David Fong & Co., Solicitors, as to certain Hong Kong Legal Matters*
99.5	Opinion of China Commercial Law Firm regarding certain PRC matters*
99.6	Executive Compensation Recovery Policy**
99.7	Insider Trading Policy**
107	Calculation of Filing Fee Table*

____________

*        Filed herein.

**      Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on July 27, 2026.

GA SAI TONG ENTERPRISE LIMITED
By:	/s/ Wai Kit, NG
Name: Wai Kit, NG
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Wai Kit, NG, as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC thereunder, in connection with the registration under the Securities Act of shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the SEC with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement, and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Wai Kit, NG	Chairperson of the Board of Directors, Director, Chief Executive Officer	July 27, 2026
Wai Kit, NG	(Principal Executive Officer)
/s/ Sui Chi, WONG	Chief Financial Officer	July 27, 2026
Sui Chi, WONG	(Principal Accounting and Financial Officer)
/s/ Sean Alan, CLARK	Chief Operating Officer	July 27, 2026
Sean Alan, CLARK
/s/ Ka Wing Eric, LAW	Independent Director	July 27, 2026
Ka Wing Eric, LAW
/s/ William, Mirecki	Independent Director	July 27, 2026
William, Mirecki
/s/ Jiangping (Gary), XIAO	Independent Director	July 27, 2026
Jiangping (Gary), XIAO

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in New York, NY on July 27, 2026.

Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President